UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) of THE SECURITIES EXCHANGE ACT OF 1934

USA SYNTHETIC FUEL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	13-3995258

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

4925

(Primary Standard Industrial Classification Code Number)

312 Walnut Street, Suite 1600
Cincinnati, Ohio 45202
(513) 762-7870

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

Securities to be registered pursuant to Section 12(b) of the Act:  None

Title of each class	Name of each exchange on which
to be registered	each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

A glossary of certain terms used in this registration statement appears beginning on page 69 hereof.

SUMMARY

Our Company

USA Synthetic Fuel Corporation (“USASF” or the “Company”) is an environmentally focused alternative energy company pursuing clean energy solutions based on gasification and other proven Btu conversion technologies.  We intend to develop, finance, construct, own and operate gasification, synthetic natural gas, and Fisher Tropsch liquid production facilities, to convert lower value, solid hydrocarbons such as coal, petroleum coke and biomass into higher value, environmentally cleaner energy sources.  These solid hydrocarbons are one class of feedstock that may be used in gasification processes in order to produce synthetic gas.  Other classes of feedstock that may be used as feedstock to produce synthetic gas include petroleum liquids, petroleum byproducts, asphaltenes, natural gas and other similar gases.  For the purposes of this registration statement, hereinafter the terms “solid hydrocarbon(s)”, “feedstock(s)”, and “solid hydrocarbon feedstock(s)” are used interchangeably in the remainder of the registration statement.

For the purposes of this registration statement, hereinafter the terms “solid hydrocarbon(s)”, “feedstock(s)”, and “solid hydrocarbon feedstock(s)” are used interchangeably in the remainder of the registration statement.  For this discussion, the terms “lower value” and “higher value” refer to the approximate market cost of the sources on a barrel of oil equivalent basis, which equals an equivalent energy content basis of 5.8 million British thermal units.  For “lower value” feed sources like coal or petroleum coke, this market cost is in the range of approximately $4.74 - $8.28 per barrel of oil equivalent.  As examples of “higher value” energy sources, synthetic natural gas has a current market cost of approximately $29.00 and projected market cost of $40.60 per barrel of oil equivalent, and liquid transportation fuels have a market cost of approximately $134.36 per barrel of oil equivalent.   The produced energy sources such as synthetic natural gas and liquid transportation fuels are considered to be “environmentally cleaner” compared with the coal or petroleum coke feed sources because they produce significantly reduced emissions of materials  of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.

Based on the knowledge, expertise and operational experience of our technical and management team, as well as our focus on gasification technology as a business, we believe we are a leading gasification and alternative energy company.  The Company will utilize the knowledge, expertise and operational experience base of its management and technical team in addition to licensing third party technology rights in order to develop its projects in the United States and to market cost-competitive products such as synthetic natural gas, as well as electricity, and possibly hydrogen, diesel, and related products. The Company will seek to secure profitable off-take agreements and to operate its projects such that its product sales will produce attractive returns and cash flows, thereby creating shareholder value.

USASF has entered into agreements to acquire major project and solid hydrocarbon energy assets to launch its integrated business strategy to control its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations.  The Lima Energy Project and the Cleantech Energy Project (both described more fully below) are being developed to produce a total of up to 38.6 million Barrels of Oil Equivalent (“BOE”) of synthetic natural gas annually, or 8.0 million BOE and 30.6 million BOE, respectively, as well as up to 516 megawatt of electric power from the Lima Energy Project.  Our strategy is to be an integral part of United States energy policy aimed at energy independence while, at the same time, providing for the ethical stewardship of the earth and its resources and creating shareholder value.  We were among the first in the gasification and energy industries to advocate for carbon capture and storage of carbon dioxide at our facilities.  While we cannot guarantee complete success in our carbon capture and storage plans, to the extent possible, we intend to bring pre-combustion carbon capture and storage technology to our projects in the United States.   Our projects include:

•
Lima Energy Project:  In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc. (“GEI”), a related party, all of the outstanding stock of Lima Energy Company, the project company for the Lima Energy Project.  In exchange for Lima Energy stock, the Company will pay Global Energy $6,439,429.00 which represents the book value of construction-in-progress to date, and Global Energy will retain a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of this consideration was made with a senior secured note to Global Energy with 7% per annum accrued interest, which  is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.  The Lima Energy Project will be developed in three phases:  Gas 1, Gas 2 and Combined Cycle Gas Turbine, as described in more detail below.  The Lima Energy Project was fully permitted and the initial contracts awarded for certain site preparation work and foundation work which began in 2004 and 2005. We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of CCGT within approximately 24 months from date of CCGT project financing. Successfully financing these two phases will enable us to resume field work on both while facilitating financing for Gas 2.

•
Cleantech Energy Project:  This project is being developed by our subsidiary, Cleantech Energy Company, will be located in Wyoming, and we plan to use the energy asset of approximately 1.02 billion Barrels of Oil Equivalent of solid hydrocarbons which Cleantech Energy Company entered into an agreement to acquire in June 2010 from Interfuel E&P Ltd.  This solid hydrocarbon energy asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  The 1.02 billion BOE described elsewhere in this registration statement equals the energy content of the net tons of PRB referred to here.  We have acquired the energy asset from Interfuel E&P as described elsewhere in this statement, at terms favorable to us.  In exchange for this approximately 1.02 billion Barrels of Oil Equivalent energy asset, Cleantech Energy Company issued to Interfuel E&P Ltd. preferred stock valued at approximately $714 million ($0.70/BOE).  The Cleantech Energy Project is being designed to produce 182 billion cubic feet per year of pipeline quality synthetic natural gas and to capture and fully utilize the carbon dioxide produced during the synthetic natural gas manufacture.  Engineering, technology licensing, and permit planning for this facility are progressing.

The Technologies

Gasification processes, methanation processes for production of synthetic natural gas, catalytic Fisher Tropsch processes, and Integrated Gasification Combined Cycle production processes are proven processes.  Gasification has been in world-wide commercial use for more than 50 years, and world gasification capacity has grown to 56,238 megawatt thermal of synthetic gas output. In its 2004 Survey, the Department of Energy stated, “the reason for this long-term and continuing growth is clear: modern, high temperature slagging gasifiers have the ability to convert low value feedstocks into higher value products - chemicals, fuels and electricity - while meeting the most demanding environmental standards for air emissions, solids, water use and CO2 removal from the product gas.”

By converting low cost, solid hydrocarbon feeds into higher value products, these technologies have distinct cost advantages and pricing stability over traditionally sourced liquid or gas fuels, such as petroleum derived fuels or natural gas.  According to the United States Energy Information Administration’s 2010 Annual Energy Outlook, the average price of United States coal is expected to decline slowly from $1.55 per million British thermal units in 2008 to $1.44 per million British thermal units in 2035, for an average decline of 0.3 percent per year over the entire period.  During the same period, the price of Western United States coal is expected to increase slowly by approximately 0.5 percent per year from $0.80 per million British thermal units in 2008 to approximately $1.00 per million British thermal units in 2035.  According to New York Mercantile Exchange projections as of June 10, 2010, the market price of natural gas is expected to range between $5.81 and $7.27 per million British thermal units from 2012 to 2018, a range higher than the projected cost to produce synthetic natural gas via our gasification and synthetic natural gas production technologies.

Gasification products represent an economic alternative to the historically high and volatile costs of liquid and gas-based fuel sources, particularly natural gas.  These technologies are flexible and have been able to convert different lower value solid hydrocarbon fuel sources with relatively stable price structures into various higher value energy products, which are environmentally superior to the original fuels. The produced energy sources such as synthetic natural gas and liquid transportation fuels are considered to be “environmentally superior” compared with the coal or petroleum coke feed sources because they produce significantly reduced emissions of materials  of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.  We believe that the most significant application of gasification is the conversion of coal and petroleum coke into alternate energy sources at costs that compare favorably to current market prices for natural gas.

Of equal importance is our belief that gasification projects address the environmental concerns associated with traditional carbon-based fuel sources, particularly coal. The environmental benefits result from the capability to produce energy with extremely low sulfur oxides, nitrogen oxides, and particulate emissions compared to burning coal and other solid fuels in conventional boilers. Gasification also addresses concerns over the atmospheric buildup of carbon dioxide. Through gasification and downstream gas cleanup processes, we believe that carbon dioxide can be captured more cost-efficiently than in conventional coal power systems. The carbon dioxide then can be compressed and injected into deep saline aquifers or other secure geologic formations or used for Enhanced Oil Recovery projects.

Due to the abundant domestic supply of solid hydrocarbons such as coal, these technologies represent a potentially large scale alternative to conventional natural gas and power generation. The United States Energy Information Administration estimates, as of January 2008, that recoverable coal reserves in the United States are 262.7 billion tons.  Based on current annual production of nearly 1.1 billion tons, the United States has at least an approximate 250-year supply of coal. Renewable feedstock, such as biomass and municipal waste, are readily available in the United States as well. We believe that development of these domestic resources in an environmentally responsible format is an essential element of our national energy goal of reducing dependence on foreign sources of energy.

Our Markets

We intend to sell pipeline quality synthetic natural gas into the domestic natural gas market.  We believe the production of hydrogen from the gasification of solid hydrocarbon will have ready acceptance in the emerging automotive and fuel cell markets and we may decide to produce and sell hydrogen in the future if this market develops further.  Prospectively, we also may produce and sell ultra clean Fisher Tropsch liquids (i.e. diesel, gasoline and jet) into the transportation fuels markets, especially targeting the Department of Defense supply requests.  Additionally, we intend to sell electricity, derived from co-production of these energy products, into power markets.  Natural gas is an abundant, clean-burning fuel used primarily as a fuel for residential use (heating, air conditioning, cooking, etc), to produce chemicals, to generate electricity, and to heat buildings.

Our Business Strategy

Our goal is to be the leader in the development, construction, ownership and profitable operation of environmentally responsible gasification and synthetic natural gas production and integrated gasification combined cycle facilities in the United States.  We believe that development of domestic solid hydrocarbon resources in an environmentally responsible format is an essential part of our national energy goal of reducing dependence on foreign sources of energy. In order to achieve this goal, we intend to:

•	Finance and complete our near-term major gasification projects.
•	Operate our facilities to maximize the environmental benefits of the gasification process.
•	Implement effective carbon capture and storage systems.
•	Enter into long-term off-take agreements and commercial merchant opportunities.
•
Utilize the knowledge, expertise and operational experience of our management and technical team in addition to licensing third party technology rights in order to bring our projects to commercial operation.

•	Leverage our fuel sourcing capabilities to efficiently capitalize on the feedstock flexibility of our projects.
•	Expand our commercial product offerings over time to capitalize on the conversion flexibility of our gasification facilities.
•
Develop, construct, own and operate additional gasification and synthetic gas production projects, including large scale gasification facilities to produce synthetic natural gas, electricity and other products.

Competitive Strengths

We believe the gasification and synthetic natural gas production technologies the Company intends to utilize together with the knowledge, expertise and operational experience of our management and technical team give us several potential competitive strengths in the natural gas and electricity markets, including the following:

•
Our management and technical team has significant knowledge, expertise and operational experience of gasification facilities, has been instrumental in the advancement of gasification and synthetic natural gas production technologies and has over 300 years of combined experience in the development, construction, ownership and operation of gasification and other energy facilities.

•
We have two gasification and synthetic natural gas production projects currently under development, the Lima Energy Project (in 3 phases) and the Cleantech Energy Project. The Lima Energy Project represents one of the earliest commercial projects to receive the permits necessary to begin construction work on a gasification facility.

•	Our projects will use proven technologies.
•
Our projects are being equipped to capture the carbon dioxide produced in the pre-combustion stage, while being designed to allow us to implement technology to separate and isolate carbon dioxide in the post-combustion stage from combustion exhaust steams.

•	Our projects are being designed to produce synthetic natural gas that we believe will provide cost advantages over traditionally sourced natural gas.
•
Our projects are being designed to produce environmentally superior fuels compared to the combustion of coal or petroleum coke, because our fuel products produce significantly reduced emissions of materials  of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.

•	Our projects are being designed to flexibly convert a broad and dynamic range of energy sources, including renewables, into a variety of different fuel outputs.
•	Our projects are able to run on a variety of abundant domestic resources, such as coal, petroleum coke and renewables.
•	We have entered into an agreement to acquire a 1.02 billion BOE energy asset which we plan to use for our projects.
Risk Factors

In operating our business, we will face significant challenges.  Our ability to successfully operate our business, and execute our development and construction plan, is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors”.  Among the risks and uncertainties that face our business are the following:

•	We have no current operating revenues.
•	We anticipate that we will incur operating losses and negative cash flows for the foreseeable future.
•	Our ability to become profitable is uncertain.
•	We anticipate undergoing a period of rapid growth and activity, and our failure to manage this growth could harm our business.
•	Our development and construction plan requires substantial capital, and we may be unable to raise capital when needed which could force us to delay, reduce or eliminate some or all of our plans.
•	We may be unable to complete the development and construction of our projects on our planned schedule or within our project budget.
•	Our dependence on third-party service providers and suppliers may cause delays in our projects.
•	We may be subject to additional construction risk as a result of Gasification Engineering Corp. acting as the main contractor for the Lima Energy Project.

•	We use specialized technology and equipment at our projects which may cause delays or increased costs in connection with their completion and delivery.
•	We may be unable to obtain or maintain the regulatory permits, approvals and consents required to commence operations at our projects.
•	We do not currently operate a gasification facility, and we have a limited history of operations.
•	We may be unable to meet the debt service requirements of the financing arrangements required by our development and construction plans.
•	We may be unable to obtain feedstock for our projects at acceptable prices.
•	We may not be able to implement an effective system for the management of carbon dioxide.
•	We may be subject to third-party infringement claims with respect to proprietary rights.
•
We may be unable to sell our end-products at favorable prices or at all due to fluctuations in energy commodity prices or if market acceptance of gasification and synthetic natural gas production technologies does not continue to increase.

Any of the above risks, as well as others discussed in more detail elsewhere in this registration statement, could have a material adverse effect on our business, financial condition, prospects and results of operations.

Our Corporate Information

We are incorporated in Delaware. Our principal executive offices are located at 312 Walnut Street, Suite 1600, Cincinnati, Ohio, 45202, and our telephone number is (513) 762-7870. Our website address is www.usasfc.com.  The information on, or that may be accessed through, our website is not incorporated by reference into this registration statement and should not be considered a part hereof.

EXPLANATORY NOTE

USA Synthetic Fuel Corporation (“USASF” or the “Company”) is the successor company to BigStar Entertainment Inc. (“BGST”), having been created in December 2009 through a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between USASF and BGST.  Upon completion of the transactions under the Exchange Agreement as described in more detail below, BGST’s name was changed to USA Synthetic Fuel Corporation, and the ownership of the issued and outstanding shares of the Company’s common stock is now controlled by those individuals and other entities described in more detail in Items 4 and 11 hereof.  The merger became effective upon the filing of an amendment to BGST’s certificate of incorporation in Delaware on December 31, 2009.

BGST was incorporated in March 1998 under Delaware law and was engaged in the business of online retailing of filmed entertainment products and providing entertainment industry information and other website services as part of its e-commerce platform.  BGST operated as a private business until August 1999 when its initial public offering became effective and the company’s stock began trading on the NASDAQ National Market system under the symbol “BGST”.  The company’s core business never proved successful, and BGST was delisted from the NASDAQ National Market in January 2001 and, thereafter, traded on the OTC Bulletin Board.  As a result of continuing unfavorable business conditions, on March 17, 2003 BGST filed SEC Form 15-12G with the Securities and Exchange Commission (“SEC”) to voluntarily de-register its stock and exempt the company from SEC reporting requirements.  BGST has not engaged in any material business activities since that date and has been inactive while maintaining its corporate existence.  The company’s stock was thinly traded on the Pink OTC Markets from March 2003 under the symbol “BGST”, until February 23, 2010, when it began trading on the Pink OTC Markets under the symbol “USFC”.

USASF was incorporated in Delaware in November 2009 by Global Energy, Inc. (“GEI”) as the acquisition shell company for acquiring BGST through a reverse merger.  Under the Exchange Agreement, all of the outstanding shares of USASF common stock (100 shares), which were owned by GEI, were exchanged for 97% (72,750,000 shares) of newly authorized and issued common shares of USASF, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consists of 2,090,900 newly issued shares, which are owned by the former holder of BGST’s preferred shares, and 159,100 of registered shares, which are owned by those shareholders owning BGST common shares immediately prior to the reverse merger.  The 159,100 shares constitute the “public float”.  With the filing in Delaware of a certificate of amendment to its charter on December 31, 2009, BGST’s corporate name was officially changed to that of the Company, which name change was accomplished by USASF changing its name to Cleantech Corporation immediately prior to the filing of that certificate of amendment.

We are registering our common stock under the Exchange Act of 1934.  It is the Company’s intention to resume filing all periodic reports required under the Exchange Act of 1934.  As described above, our shares currently trade on the Pink OTC Markets. The Company expects to seek to have our shares listed on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) National Market System and shortly will file a Listing Application and related documents with NASDAQ in furtherance of this goal, although we can give no assurances that such application will be approved.  Our Board of Directors is taking these actions as part of our ongoing efforts to access the public capital markets for development of the Company’s projects forecasted to earn positive cash flows and to achieve our goal of maximizing value for our shareholders.

References to “we”, “us”, “USASF”, “USFC”, “the Company”, and “our Company” all  refer to USA Synthetic Fuel Corporation and its subsidiaries unless the context otherwise requires.

Special note regarding forward-looking statements

Statements in this Form 10 or in the documents incorporated by reference herein that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans to, and objectives for, future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “projects”, or similar terms, variations of such terms or the negative of such terms.  Forward-looking statements are based on management’s current expectations.  Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors” including, in particular, risks relating to:

•	Competition.
•	Project Development.
•	Construction and Technology.
•	Financing our Projects.
•	Commodity Pricing Risk.
•	Government Regulation.
•	Maintaining our Contract and Intellectual Property Rights.

Registration Statement

We are voluntarily filing this registration statement on Form 10 in order to make information concerning USA Synthetic Fuel Corporation more readily available to the public.  We believe that being a reporting company under the Securities Exchange Act of 1934, as amended, will enable us to make an application to have our common stock traded on the NASDAQ, although we can give no assurances that such application will be approved.  Also, being a reporting company will make information concerning USASF accessible to its stockholders, prospective stockholders, and the public trading market.  This registration statement will automatically become effective 60 days after filing with the United States Securities and Exchange Commission unless voluntarily withdrawn by the Company prior to that time.  Upon the effectiveness of this registration statement, we will be obligated to file with the SEC certain interim and periodic reports including an annual report containing audited financial statements.  We will also be obligated to report significant current events and changes in stock ownership of our officers, directors, and affiliates.

Item 1.     Business

Our Company

USA Synthetic Fuel Corporation (“USASF” or the “Company”) was created to address and satisfy America’s growth market for ultra clean energy products for improved efficiency and reduction of harmful emissions including greenhouse gases. Currently, the company employs 10 people.  The Company will utilize the knowledge, expertise and operational experience base of its management and technical team in addition to licensing third party technology rights in order to develop its ultra clean Btu conversion business in the United States of America to market cost-competitive products such as ultra clean synthetic natural gas (“SNG”), and electricity, and possibly hydrogen (“H2”), ultra clean diesel, gasoline and jet fuels, and related products (discussed more fully below on page 14 in the section entitled “Cost advantages”). The Company will seek to secure profitable off-take agreements and sales for its product line and realize attractive returns and cash flows to create shareholder value.  America and the world are re-tooling the energy business to be cleaner and greener, and USASF is well positioned to profit from this significant growth opportunity.

We are an environmentally focused alternative energy company pursuing clean energy solutions based on gasification and other proven ultra clean Btu conversion technologies. We intend to develop, construct, own and operate gasification facilities, certain of which will employ SNG gas and Fisher Tropsch liquid production technologies. Gasification facilities cost-effectively convert lower value, solid hydrocarbon feed sources such as coal or petroleum coke into higher value, environmentally cleaner energy sources such as SNG, which is virtually identical to natural gas, SG or Fisher Tropsch liquids such as gasoline, jet and diesel fuel.

For the purposes of this registration statement, hereinafter the terms “solid hydrocarbon(s)”, “feedstock(s)”, and “solid hydrocarbon feedstock(s)” are used interchangeably in the remainder of the registration statement.  For this discussion, the terms “lower value” and “higher value” refer to the approximate market cost of the sources on a barrel of oil equivalent basis, which equals an equivalent energy content basis of 5.8 million British thermal units.  For “lower value” feed sources like coal or petroleum coke, this market cost is in the range of approximately $4.74 - $8.28 per barrel of oil equivalent.  As examples of “higher value” energy sources, synthetic natural gas has a current market cost of approximately $29.00 and projected market cost of $40.60 per barrel of oil equivalent, and liquid transportation fuels have a market cost of approximately $134.36 per barrel of oil equivalent.   The produced energy sources such as synthetic natural gas and liquid transportation fuels are considered to be “environmentally cleaner” compared with the coal or petroleum coke feed sources because they produce significantly reduced emissions of materials  of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke.

Gasification and associated technologies represent emerging segments of the energy market. Based on our team’s previous knowledge, expertise and operational experience of our active development projects, as well as our focus on gasification technology as a business, we believe that we are a leading gasification and alternative energy company in the United States.

Btu conversion technologies represent a series of processes which, collectively, convert lower value, solid hydrocarbons such as renewables, petroleum coke, or coal into higher value, ultra clean energy products. See the discussion immediately above.  The solid hydrocarbon feed initially is converted to synthetic gas, which is a mixture of carbon monoxide (“CO”) and H2, using gasification technology – the core Btu conversion technology process.  Next, the synthetic gas is cleaned by downstream processes to remove materials of concern commonly associated with the solid hydrocarbons such as particulates, sulfur compounds, and mercury.  The purified synthetic gas may be used as a fuel for the generation of electric power at an Integrated Gasification Combined Cycle (“IGCC”) power plant such as the Wabash River facility which has been called one of the cleanest coal-based power plants in the world by the United States Department of Energy.  Additional Btu conversion technologies allow the synthetic gas to be converted further into other ultra clean, high value, energy products such as synthetic natural gas, Fischer Tropsch liquid fuels such as ultra-low sulfur diesel and jet fuels, and hydrogen gas, to name a few.  A key component of Btu conversion technology is that virtually 100 percent of the carbon dioxide (“CO2”) produced during the manufacture of these ultra clean energy products is separated, captured and made available to others for Enhanced Oil Recovery operations or for long term carbon capture and storage options, thereby significantly limiting the emissions of this greenhouse gas to the environment. Enhanced Oil Recovery is a process in which CO2 is injected into oil field reservoirs to stimulate additional oil production.   The injected CO2 acts as a pressurizing agent and, when dissolved into the underground crude oil, also significantly reduces the oil viscosity, enabling the oil to flow more rapidly through the earth to a removal well.  At the Weyburn Oil field in Canada, for example, an estimated additional 130 million barrels of oil will be produced over 25 years by the injection of 20 million tons of CO2 which was sourced from the Dakota Gasification project discussed elsewhere in this registration statement.    It should be noted that Lima Energy Company has an agreement to sell the captured CO2 at its facility to Cambridge Resources at an agreed upon fixed price as discussed elsewhere in this registration statement.  Lima Energy will work with Cambridge Resources to implement a CCS or EOR strategy at the Lima Energy Project.

The Company’s senior management and technology team have, on a combined basis, 300 man-years of relevant industrial experience with gasification and related Btu conversion technologies.  The knowledge, expertise and operational experiences of our management team at the Wabash Gasification Facility in West Terre Haute, Indiana and the Westfield Development Centre in Fife, Scotland provide the Company with an experience base that is unique within the industry. Btu conversion technology offers the United States the way to convert its abundant energy reserves of solid hydrocarbons such as coal into the more environmentally responsible realm of liquid and gaseous fuels, limiting our energy and economic dependence on foreign energy sources.

Our corporate philosophy emphasizes the ethical stewardship of the earth and its resources.  The Company believes in the significant environmental benefits of its ultra clean Btu conversion technologies. We are committed to wisely managing the impact our facilities and resources have on the planet.  As a result, our management and technical team members were among the first in the gasification and energy industries to advocate carbon capture and storage (“CCS”) of CO2 at our facilities.  While we cannot guarantee complete success in our carbon capture and storage plans, to the extent possible, we intend to bring pre-combustion CCS technology to our projects in the United States via Carbon Management Technologies, LLC, a joint venture between Global Energy, Inc. and HTC Purenergy, Inc. of Canada.  With Carbon Management Technologies and its founding joint venture partners, we also have in excess of 250 man-years of CCS and related experience from which to draw in the CCS arena.

USASF will launch its integrated business strategy to control its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations with the following major assets:

•
Lima Energy Company and the Lima Energy Project:  In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company, now a subsidiary of the Company and the project company for the Lima Energy Project.  The Lima Energy Project is being developed in three phases:  Gas 1, Gas 2, which combined are being designed to produce 8.0 million BOE per year of pipeline quality SNG, and Combined Cycle Gas Turbine which is being designed to produce 516 megawatt (“MW”) of electric power, as described in more detail below.  Global Energy will retain a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.

•
Cleantech Energy Company and the Cleantech Energy Project:  The Cleantech Energy Project is being developed by our subsidiary, Cleantech Energy Company.  The project will be located in Wyoming and it is our intent to use our energy asset of approximately 1.02 billion BOE of solid hydrocarbons which is described in more detail below.  The Cleantech Energy Project is being designed to produce 30.6 million BOE per year of pipeline quality SNG and to capture and utilize CO2 produced during the SNG manufacture in EOR and CCS applications.

•
Solid hydrocarbon energy asset:  In June 2010, Cleantech Energy Company entered into an agreement to acquire an approximately 1.02 billion BOE of solid hydrocarbon energy asset from Interfuel E&P Ltd., which is described in more detail below.  This energy asset, previously owned by Mobil Mining and Minerals Company is located in Wyoming adjacent to our planned Cleantech Energy Project.  This solid hydrocarbon energy asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  The 1.02 billion BOE described elsewhere in this registration statement equals the energy content of the net tons of PRB referred to here.  We have acquired the energy asset from Interfuel E&P as described elsewhere in this statement, at terms favorable to us.  This approximately 1.02 billion BOE of solid hydrocarbons represents a 25 year, low cost feedstock supply for the Cleantech Energy Project.  Additionally, because the Cleantech Energy Project is adjacent to the solid hydrocarbon energy asset, transportation expenses would be minimized for this project, resulting in an additional economic advantage for the project.

These projects are being developed to produce up to 8.0 million BOE and 30.6 million BOE of SNG annually, for the Lima Energy and Cleantech Energy Projects, respectively.  The Lima Energy Project also will produce up to 516 MW of electric power.  USASF has a continuing commitment to focus on developing its proven environmental technologies to produce low cost, clean energy products.  We believe that the Btu Conversion of domestically available solid hydrocarbons such as coal, petroleum coke and other solid materials into SNG and ultra clean transportations fuels can be a part of a multi-pronged approach to solve the issues surrounding energy independence for the United States, providing for the ethical stewardship of the earth and its resources, while satisfying and balancing the Company’s stakeholder interests.

The Company is in active development of the Lima Energy Project, which will be developed in three phases:  Gas 1, Gas 2 and Combined Cycle Gas Turbine (“CCGT”), and is in the process of obtaining construction and permanent financing for Gas 1 and CCGT.  The Lima Energy Project was fully permitted and the initial contracts awarded for certain site preparation work and foundation work which began in 2004 and 2005. We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of CCGT within approximately 24 months from date of CCGT project financing. The prospect of growing electricity demand, particularly by 2012 and beyond, justifies our acceleration of the CCGT Project into the Gas 1 construction window.  A unique aspect of the Company’s intellectual property is that we can stage development to accelerate revenues and earnings such as bringing electricity to market through the CCGT prior to production of SNG.  The CCGT may enter the marketplace consuming pipeline natural gas (“NG”) then switch to SNG when Gas 1 is operational.  Successfully financing Gas 1 and CCGT will enable us to resume field work on Gas 1 and CCGT and facilitate financing for Gas 2. The Lima Energy project site is a brownfield site, having hosted heavy industrial activity dating back over 100 years.  Considerable demolition of the existing foundations and infrastructure will entail several months of “field work” and site preparation and grading before main construction actives can begin.  While some construction has been completed to date, our intention is to obtain the balance of financing ($497 million) before proceeding with either the preliminary field work or full construction.  Although we do not intend to commence this initial field work at this time without receipt of the full financing for Gas 1 of $497 million, some of this initial field work could be initiated with smaller, incremental funding prior to closure of the main project funding.  The Company also is developing our major facility in Wyoming, with plans to use the approximately 1.02 billion BOE of solid hydrocarbon energy asset that our subsidiary, Cleantech Energy Company, has acquired from Interfuel E&P Ltd.  Engineering, technology licensing, and permit planning for this facility are progressing.

The Company has a 10 year off-take agreement, discussed more fully elsewhere in this registration statement, for SNG from Gas 1 with Procter & Gamble Paper Products Company (“P&G”), a major industrial customer based in Ohio.  The Company may sell remaining SNG capacity to either industrial customers or into the wholesale market.  The Company’s integrated strategy is to control its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations.  We believe USASF’s integrated strategy differentiates the Company and creates a competitive advantage for us.

The Company will require substantial additional capital resources to complete our development and construction plan and grow our business. Over the next four years, we expect to need $497.0 million for full construction of Gas 1, $1.02 billion for full construction of Gas 2, $627.3 million for full construction of CCGT, and $2.3 billion for full construction of the Cleantech Energy Project, as well as additional funds for the development and construction of our longer term projects for which we have concepts but which are not currently under development.   We intend to finance a significant amount of the costs of these projects through a mix of equity and debt, which will consist primarily of project-specific non-recourse debt financing using the assets of each project to secure such debt combined with profitable off-take agreements.  Lima Energy is currently seeking financing for Gas 1 and CCGT .

Our Markets

We intend to sell pipeline quality synthetic natural gas into the domestic natural gas market.  We believe the production of hydrogen from the gasification of solid hydrocarbon will have ready acceptance in the emerging automotive and fuel cell markets and we may decide to produce and sell hydrogen in the future if this market develops further.  Prospectively, we also may produce and sell ultra clean Fisher Tropsch liquids (i.e. diesel, gasoline and jet) into the transportation fuels markets, especially targeting the Department of Defense supply requests.  Additionally, we intend to sell electricity, derived from co-production of these energy products, into power markets.  Natural gas is an abundant, clean-burning fuel used primarily as a fuel for residential use (heating, air conditioning, cooking, etc), to produce chemicals, to generate electricity, and to heat buildings.

Natural Gas Industry Background

Current United States Energy Information Administration projections of natural gas demand show steadily increasing requirements for the next two decades in the United States and even stronger demand globally due primarily to strong demand growth in developing markets, such as China. According to the United States Energy Information Administration’s 2010 Annual Energy Outlook (“2010 Annual Energy Outlook”), total United States natural gas production is anticipated to be approximately 20.1 trillion cubic feet (“tcf”) in 2010 and about 22.4 tcf in 2030 and demand is anticipated to increase from approximately 22.5 tcf per year in 2010 to 24.3 tcf per year in 2030, yielding an average shortfall in natural gas production in the range of about 1.9 – 2.4 tcf per year. During this same time period, the percentage of natural gas contributed by shale gas (mostly) and coalbed methane is forecast to increase from 17% to 34% of the total United States Production of natural gas.  The Company believes that the lifting costs of NG from these sources will be significantly greater than from the conventional gas sources they will be replacing.   Compounding this, according to the United States Energy Information Administration’s International Energy Outlook 2010 Highlights, worldwide energy consumption is projected to increase by approximately 50% from 2007 to 2035.

New, unconventional sources such as shale gas and imported natural gas in the form of liquefied natural gas (“LNG”) are suggested to fill this gap. We believe these new, unconventional sources are more expensive to produce and subject the market to higher price pressures. Companies in the United States are expanding their ability to receive LNG.  The effect of increased reliance on LNG to meet natural gas consumption demands subjects the United States market to greater price sensitivity and uncertainty.  However, the existence of significant shale gas initiatives may make such United States LNG terminals less cost effective, resulting in LNG favoring other international ports.

We believe that the anticipated growth in demand for natural gas in the United States can be met, in part, by significant investment in cost-effective SNG facilities.  We believe the growth in China and Asia Pacific will result in diversion of LNG deliveries to international ports, thereby benefitting domestic production of SNG.  Increased demand for natural gas or SNG for secure, clean, cost-effective power generation and alternative energy also will likely result from the pressures from clean air legislation, environmental regulations and concerns about rising levels of greenhouse gas emissions.

We also believe that consumption of natural gas will increase on a going-forward basis as a result of more stringent CO2 emission reduction requirements, thus increasing the projected gap between consumption and production beyond that anticipated by 2010 Annual Energy Outlook. The United States Congress is expected to address climate change legislation, but that notwithstanding, various states such as California have already enacted CO2 emission restrictions that favor natural gas as a fuel for power generation on a CO2 emission per kilowatt generation basis.  In addition, we believe that, long term, the price of natural gas will remain sufficiently high as more costly unconventional production becomes increasingly used to satisfy consumer demand that will favor low cost SNG production.

Natural gas futures contracts traded on the New York Mercantile Exchange represent current market clearing prices. Although these prices do not extend beyond 2018, we believe they provide a reasonable perspective on price expectations for natural gas into the future. New York Mercantile Exchange closing prices for natural gas in the United States as of June 10, 2010 were as follows:

Year	2012	2013	2014	2015	2016	2017	2018

Natural Gas (1)	$5.81	$5.98	6.16	$6.39	$6.65	$6.95	$7.27

(1) Natural gas prices are Henry Hub market prices in United States dollars per million British thermal units .

These future prices are at projected levels that are above USASF’s expected costs to produce SNG under its integrated strategy by controlling its solid hydrocarbon feed supply and costs, with flexibility in sourcing, to ensure continued low-cost production to satisfy sales commitments and create acceptable margins from its operations.

Gasification, SNG, Fisher Tropsch liquids, and IGCC Production Technologies

Proven technology. Gasification processes, methanation processes for production of synthetic natural gas, catalytic Fisher Tropsch processes, and Integrated Gasification Combined Cycle production processes are well-established processes that represent emerging alternative technologies for the natural gas, power, and transportation fuels markets. Gasification has been in commercial use for more than 50 years around the world. Commercial coal gasification operations began in South Africa in 1955. According to the United States Department of Energy (“DOE”) and the National Energy Technology Laboratory, during the 1990s, worldwide gasification capacity grew by 50%, and during the period from 1999 – 2007, worldwide gasification capacity grew by 32%. The 2007 World Gasification Survey, the most current study conducted by the DOE in conjunction with the Gasification Technologies Council, shows that existing world gasification capacity has grown to 56,238 MWth of SG output. This includes 144 operating plants with a total of 427 gasifiers, both operating and spare. In its 2004 World Gasification Survey, the DOE stated, “the reason for this long-term and continuing growth is clear: modern, high temperature slagging gasifiers have the ability to convert low value feedstocks into higher value products—chemicals, fuels and electricity—while meeting the most demanding environmental standards for air emissions, solids, water use and CO2 removal from the product gas.”

The operational and economic viability of IGCC plants has been demonstrated in the United States by the operation of the Wabash River facility, which commenced operations in 1995, and by the IGCC facility operated by Tampa Electric Company at the Polk Power Station since 1996. In addition, according to the Environmental Protection Agency, a coal gasification plant producing SNG and other chemicals has been operating in North Dakota since 1984.  This plant also engages in commercial CCS activity.

Cost advantages. Gasification and SNG production technologies (by virtue of converting low cost, solid hydrocarbon feeds, such as coal, petcoke or renewables such as biomass into higher value products such as SNG and Fisher Tropsch liquids) have distinct cost advantages over traditionally sourced liquid or gas fuels, such as petroleum derived fuels or natural gas.  According to the 2010 Annual Energy Outlook, the average price of United States coal is expected to decline slowly from $1.55 per million British thermal units in 2008 to $1.44 per million British thermal units in 2035, for an average decline of 0.3 percent per year over the entire period.  During the same period, the price of Western United States coal is expected to increase slowly by approximately 0.5 percent per year from $0.80 per million British thermal units in 2008 to approximately $1.00 per million British thermal units in 2025.  By comparison, as set forth in the table under “—Industry Background—” above, according to New York Mercantile Exchange projections, the market price of natural gas is expected to range between $5.81 and $7.27 per MMBtu from 2012 to 2018, a range higher than the projected cost to produce SNG via our gasification and SNG production technologies.

We believe that gasification products, such as SG and SNG, represent an environmentally attractive, economic alternative to the historically high and volatile costs of liquid and gas-based fuel sources, particularly natural gas.  Gasification and related technologies are flexible and consistently have been able to convert different low value solid hydrocarbon fuel sources with relatively stable price structures, such as coal, petcoke and renewables, into various higher value products including SG, SNG, Fisher Tropsch liquids, and H2. These are environmentally superior energy sources compared to the original solid hydrocarbon fuels, because such fuels produce significantly reduced emissions of materials  of concern such as sulfur oxides, nitrogen oxides, and particulates when burned compared with coal or petroleum coke. We believe that the most significant application of gasification is the conversion of coal and petcoke into SG or SNG at costs that compare favorably to current market prices for natural gas. The prices of solid hydrocarbons such as coal, on a Btu basis, historically have been considerably lower and less volatile than the price of natural gas. We believe our low cost of manufacture together with our low cost feedstock will allow competitive sale pricing.  We also believe that the conversion of coal into SG and SNG to produce electricity provides cost advantages over natural gas and is cost competitive with traditionally sourced coal-based power generation, especially low-sulfur coal. Our detailed economic analysis, including the expected costs of capital, solid hydrocarbon feedstock, operations and maintenance, utilities, and other parameters suggests that we can produce SNG for well below the current or forecasted longer term selling price of natural gas of $5.81 - $7.21 per million Btu, as discussed above, and that we can produce electric power for well below the average longer term price of electric power which, according to the EIA  ranges from $0.086 - $0.102 per kilowatt hour between now and 2035, as forecasted by the United States Energy Information Administration’s 2010 Annual Energy Outlook.

Clean energy source. In addition to this economic advantage, we believe that SG and SNG are alternative energy sources that are capable of addressing the current environmental concerns associated with traditional carbon-based fuel sources, particularly coal. The environmental benefits of gasification result from the capability to produce energy with extremely low sulfur oxides (“SOx”), nitrogen oxides (“NOx“) and particulate emissions compared to burning coal and other solid fuels in conventional boilers. For example, according to a report issued by the DOE in September 2000, the atmospheric emissions from the Wabash River facility after the introduction of the IGCC technology were significantly lower than the emissions from the coal-fired boiler that the IGCC system replaced. Specifically, according to the DOE:

•	SOx emissions were reduced by 96% from 38.2 lb/megawatt hours (“MWh”) to 1.35 lb/MWh.

•	NOx emissions were reduced by 88% from 9.3 lb/MWh to 1.09 lb/MWh.

•	Particulate emissions were reduced by close to 100% from 0.85 lb/MWh to a non-detectable level.

We believe that the emissions of CO2 at the Wabash River facility were reduced by approximately 18%, on a MWh basis as a result of the improvement in net plant efficiency.

We believe that, in addition to the reduction in CO2 emissions resulting from improvements in efficiency as demonstrated pursuant to installation of IGCC technology at the Wabash River facility, gasification offers a further environmental advantage in addressing concerns over the atmospheric buildup of greenhouse gases such as CO2. Through the utilization of gasification together with downstream gas cleanup processes, we believe that CO2 can be captured more cost-efficiently than in conventional coal power systems. Once captured, CO2 can be compressed and injected into deep saline aquifers or other secure geologic horizons, or used for Enhanced Oil Recovery (“EOR”) projects.  If follow up monitoring shows carbon is prevented from escaping into the atmosphere, it may be considered sequestered.

As SNG will meet the specifications for pipeline natural gas, a SNG-fueled CCGT has an essentially identical emissions profile, including CO2 release, as a CCGT using natural gas, the currently preferred fossil fuel.  In addition, it has significantly better environmental performance than a traditional coal-based power plant, with criteria pollutants such as SOx and NOx at a tenfold reduction and CO2 at a 50% reduction.  Therefore, solid hydrocarbon-derived SNG is both a superior use of solid hydrocarbon feedstock and can be adapted readily to post-combustion capture when that technology is perfected. We believe that a significant part of the expense associated with overall CCS from combustion exhaust is capturing the CO2. Gasification and SNG production technologies make it possible to capture carbon prior to combustion by converting CO produced during gasification into H2 and CO2 where the CO2 can be isolated using traditional gas conditioning process systems. These systems operate at high pressure which reduces the volume of gas requiring treatment. Capturing CO2 from a post-combustion exhaust stack, such as coal-fired power plants are faced with, is a more difficult and costly task due to the dilute CO2 concentration in the exhaust stack stream. There, stack gases are at atmospheric pressure where the volume of exhaust gas is much greater and the concentration of CO2 is much lower due to dilution by the large quantity of combustion air in the boiler. We believe that removing a concentrated CO2 stream in the pre-combustion phase as part of the gasification and methanation processes currently is easier, more cost-effective and removes more CO2 than a post-combustion step located at a conventional coal-fired power plant. We currently intend to implement significant pre-combustion CO2 capture at our facilities. We will explore the adoption of post-combustion carbon capture from combustion exhausts at such time as that technology becomes more mature. As a result, our projects are being equipped to capture CO2 produced in the pre-combustion stage, while also being designed to allow us to implement technology to separate and isolate CO2 in the post-combustion stage from combustion exhaust streams in the future. CO2 captured in the pre-or post-combustion stage can be used in EOR projects or CO2 sequestration. We intend to explore and undertake sequestration and EOR methods of CO2 management, within the framework of any additional costs required by the creation of an infrastructure for such methods, as well as the incremental oil revenue economics associated with EOR. Lima Energy has entered into a sales agreement with Cambridge Resources in which Lima Energy will sell the CO2 captured to Cambridge Resources for an agreed upon fixed price as described elsewhere in this registration statement.  We will work with Cambridge Resources to implement a CCS or EOR strategy.  As a result, in the future, we possibly may benefit economically from EOR activities or by carbon credits which we may earn from CO2 that we are deemed to have permanently sequestered, although such economic benefit cannot be assured.

Abundant supply. Due to the abundant worldwide supply of solid hydrocarbon fuels such as coal, gasification, SNG production, and IGCC technologies represent a potentially large scale alternative to conventional natural gas and power generation. According to the latest United States Energy Information Administration estimates, recoverable coal reserves worldwide are estimated (as of January 2006) at 929 billion tons. Coal is the most abundant fossil fuel resource in the United States, where recoverable coal reserves are estimated (as of January 2008) at 262.7 billion tons, also according to the United States Energy Information Administration. These coal resources are widely distributed throughout the United States with recoverable reserves located in 33 states. Based on current annual production of nearly 1.1 billion tons, the United States has at least an approximate 250-year supply of coal. In addition, renewable feedstock for gasification and SNG production facilities, such as biomass and municipal waste, are readily available in the United States.

The Cleantech Energy Company’s BOE energy asset currently is not classified as “reserves,” and the Company has no plans to classify it as reserves as there is no reason to do so in the ultra clean, Btu conversion mode in which the Company operates.  Btu is converted into BOE at the ratio of 5.8 million Btu to one BOE. BOE conversion ratios are on an energy equivalence conversion method and do not represent a value equivalence.

We believe that due to gasification’s broad and dynamic matrix of potential inputs and outputs, reliance on globally abundant feedstocks, potential environmental benefits compared to other energy production methods and status as a proven and established process, we will be provided with a wide range of business opportunities and the flexibility to maximize value in an environment of high and volatile commodity prices.

The Gasification Process

Introduction

Gasification is a process that converts carbon-containing materials into SG composed primarily of CO and H2, the proportions of which can vary depending upon the conditions in the gasifier and the type of feedstock. Gasification occurs when a carbon-containing feedstock is exposed to steam at elevated temperatures and pressures in the presence of controlled amounts of oxygen. SG can be used as a fuel to generate electricity or steam or as a basic chemical building block in the petrochemical and refining industries.

The following diagram illustrates the major building blocks of the gasification process:

Gasifier

The heart of a gasification-based system is the gasifier. There are two basic types of gasifiers: fixed bed and entrained flow. Fixed bed gasification differs from entrained flow gasification primarily with regard to the method by which the system accepts feedstock, which in turn affects the size and types of incoming feedstock. Entrained flow gasifiers deliver the solid hydrocarbon feedstock within an entraining or carrier medium that may be either water (i.e., a slurry feed delivery), or gas (i.e., a dry feed pneumatic delivery).  The entrained flow gasifiers typically accept feedstock of less than one-quarter inch in size and use a pulverizing system to crush solid hydrocarbon feedstock, such as coal or petcoke. Fixed bed gasifiers maintain a solid hydrocarbon feedstock bed of fixed height and typically accept feedstock of one-quarter inch to three inches in size. As a result, in addition to coal and petcoke, fixed bed gasifiers can more easily use renewable feedstock containing carbon, such as wood, refuse derived fuel and sludge powder which have been processed into pellets or cubes. For the Lima Energy Project, we intend to utilize E-Gas™ technology which is an entrained flow gasifier utilizing water as the entraining or carrier medium.  For the Cleantech Energy Project, we currently plan to use an entrained flow gasification system which uses gas as the carrier medium (a dry feed pneumatic delivery).   In any possible future projects, we may decide to use either entrained flow gasifiers or fixed bed gasifiers depending on the requirements and objectives of the individual project.  It should be noted that both fixed bed and entrained flow gasifiers also may be referred to generically as slagging gasifiers because they operate at a temperature high enough to melt the mineral components of the feedstock into a synthetic aggregate, also known as vitrified frit, which is a glass-like material that is non-leachable. Synthetic aggregate is a marketable material with a variety of uses in the construction and building industries, such as road base and sea wall construction. Gasification is a closed process that has minimal air emissions and does not produce ash. Gasification technologies differ in many aspects but share certain general production characteristics.

Feedstock

Coal is the most common feedstock used in the gasification process. As described below, virtually all types of coal can be processed in gasifiers. Unlike conventional power plants, which typically avoid high-ash and high-sulfur coal due to regulatory emission compliance constraints, gasification facilities can readily process such types of coal. Gasification facilities remove the sulfur from the SG prior to use, thereby mitigating challenging regulatory limitations on sulfur emissions and broadening both the potential sources of feedstock supply and siting opportunities. In addition, other feedstock such as petcoke, and biomass such as refuse derived fuel and renewables may be used in gasification systems. While the specific type of feedstock used in any particular circumstances depends upon desired energy output, desired efficiency and other economic considerations, gasification technologies are versatile and flexible, depending only on the ability to properly introduce the solid hydrocarbon feedstock into the gasifier. As noted earlier, entrained flow gasifiers require the solid hydrocarbon feedstock to be sized to less than one-quarter inch.  Thus, feedstocks such as various coals, petroleum coke, and some biomass which can be appropriately sized can be utilized in the entrained flow gasifiers.  The fixed bed gasifiers require the solid hydrocarbon feedstock to be sized to between one-quarter inch to 3 inches.  Thus, feedstocks such as various coals, petroleum coke and biomass which can be appropriately sized to up to 3 inches can be utilized in the fixed bed gasifiers.   As a result, we are able to build plants which will use technology most appropriate to various considerations including the type of feedstock expected to be available to us in the long term at a particular location. In addition, once our plants are constructed as designed, we will be able to efficiently switch among different types of feedstock which can be appropriate sized for that gasifier type as necessary. In general, we expect that coal, including high-sulfur coal, and petcoke will be the primary feedstocks used with both the fixed bed and entrained flow gasification technologies which we may use in our projects. Refuse derived fuel and renewables usually are better suited to fixed bed gasifier designs.

Feedstock handling and storage

Feedstock handling is an important facet of the gasification process as most gasifiers can only process feedstock in a certain size or form that may require pre-treatment. Feedstock requires storage to ensure that periods of reduction in feedstock transport do not affect the flow to the gasifier. The feedstock must then be prepared and transported to the gasifier.  The intended solid hydrocarbon feedstock for the Lima Energy Project is petroleum coke which will be delivered to the facility by rail.  The site is bound on two sides by two mainline railroads and will have its own yard track to facilitate onsite transfer of shipments into storage.  Conveyor belts will move the material from the rail unloading area into storage and from storage into the feedstock preparation area, which includes milling and slurry preparation, before being pumped into the gasifiers.  Several sources of petcoke are known, and we believe this will provide desired flexibility and uninterrupted deliveries.  Coal will be an alternative feedstock if petcoke deliveries are interrupted.

Solid hydrocarbon feedstock deliveries for the Cleantech Energy Project in Wyoming will be local and by conveyor belt from a dedicated source co-located with the plant.  As with Lima, storage will be utilized to ensure smooth flow of feed into the plant and uninterrupted supply. Feed will be sized by milling prior to entrainment with a gas and subsequent injection into the gasification process.

Gas clean-up

Sulfur impurities in the feedstock form hydrogen sulfide and, to a lesser extent, carbonyl sulfide, which can be removed from the SG stream using commercially available technology and converted to liquid elemental sulfur to be sold for agricultural use. Depending upon the overall facility configuration, minor amounts of CO2 which are formed during gasification and also may be formed in downstream processes can be separated into a concentrated stream and removed using commercially available physical solvents.

Gasification has the capability to produce relatively low SOx, NOx and particulate emissions compared to conventional coal-fired generating plants. NOx emissions from an IGCC plant, even without selective catalytic reduction, as well as SOx emissions, are typically significantly below those of the current New Source Performance Standard for conventional coal-fired generating plants. Virtually all energy plants are subject to federal, state and local regulatory requirements, especially environmental requirements.  USEPA has established New Source Performance Standards (NSPS) for most types of emission sources.  NSPS establishes basic emission requirements applicable to different technologies and sizes of sources.  As examples, we note and compare here the lower, and typically significantly lower, emissions from an IGCC versus the NSPS limits for a conventional coal fired boiler.  NSPS is just one of many aspects of environmental regulation that each of our projects will have to address and incorporate in permit processes.  States generally mirror federal requirements and some local entities may also have requirements, but the federal requirements are typically most relevant.  For example, the proposed IGCC component of the Lima Energy Project currently is permitted for approximately 0.08 lb of NOx per MMBtu compared with the New Source Performance Standard for a conventional coal plant of 0.15 lb of NOx per MMBtu. Conventional coal-fired boilers use scrubbing technologies on the exhaust gas, which leave a significant solid waste residual commonly called fly ash, or simply ash, that must be disposed of in landfills or ash-settling ponds. Conversely, gasification technology results in the sulfur content of the carbon-based feedstock being largely removed in liquid form as molten sulfur as a saleable product and the ash content of the feedstock is melted to form a glassy or vitrified frit. Nitrogen oxides are a by-product of both coal and gas-fired power production that must be treated in conventional power plants with special control facilities, such as catalytic converters and “low-NOx” burners. Gasification plants, in contrast, dilute the SG stream with nitrogen or steam before it is used in the combustion turbine. This dilution minimizes the formation of NOx by causing the fuel to burn at a significantly lower temperature.

It is important to note that with SNG, the gasification and SNG production processes are collectively a closed system. Plant emissions will generally only be associated with fugitive emissions from feedstock handling, wet cooling towers and the flare, used for start-up, shut-down, and contingency conditions related to equipment malfunctions, for example.  Power generation associated with SNG production is by steam turbine generator and not combustion turbines and, therefore, does not have combustion related emissions.

As designed, our gasification facilities will have two additional byproducts: sulfur and vitrified frit. Sulfur is converted to elemental sulfur which has commercial value in the chemical and agricultural markets. Vitrified frit is not leachable and, as a result, has commercial value as a synthetic aggregate and is not considered to be a waste stream. Unlike traditional coal-fired power plants, the gasification process does not produce ash material. In addition, process waters from the various plant operations at a gasification facility will be recycled where possible or sent to a special “zero liquid discharge” unit. In this unit, nearly pure water is produced from the process waters along with a solid salt residue stream which is sent to a properly permitted disposal facility. Mercury in coal used as a feedstock is a hazardous constituent and must be handled properly. About 50% of the mercury from coal (petcoke generally does not contain mercury) ends up in the vitrified frit, where it is prevented from leaching by the inert characteristics of the material. The remaining mercury exits with the SG stream, where it is removed by downstream cleanup processes. These steps are expected to reduce the remaining mercury in the SG stream to levels below any current or anticipated regulatory limits.  The permit limit for mercury at our Lima Energy Project is below current regulatory limits for coal-based combustion.

Although CO2 is not presently regulated by the United States government, it is considered a greenhouse gas and a significant contributor to global warming. Development efforts by third parties, including HTC Purenergy, a company focused on providing CO2 management services, are currently underway to evaluate the use of various techniques to separate and capture CO2 in the post-combustion stage for use in EOR projects or carbon sequestration. Carbon Management Technologies (“CMT”), a joint venture between GEI and HTC Purenergy, will provide pre-combustion CO2 management and EOR solutions for the Lima Energy Project, the Cleantech Energy Project, and other projects based upon technologies developed by HTC Purenergy.

Conversion process and products

The principal product generated from the gasification process is SG, which can be converted into one or more end-products that have commercial applications. Some gasification facilities can be configured to produce more than one commercial end-product at the same facility in a process called co-production.  We intend to focus initially on the production and sale of SNG as well as electric power.  We will have the capability to produce up to six million SCF per day of hydrogen gas at the Lima Energy Project which we will produce if market demand for this project develops, and may produce Fischer-Tropsch Liquids (transportation fuels) at a future project currently in the conceptual stage and not under active development.  The major projects from the Btu Conversion processes are listed below.

Synthetic gas. The principal product from the gasification process is SG (principally CO and H2), which can be sold on its own or converted into a variety of end-products, including SNG, electricity,  Fisher Tropsch liquids (including low-sulfur diesel and jet fuel), H2 and other liquids such as methanol and chemicals.

SNG. SG produced in the gasification process is frequently converted into SNG which can be used either locally or compressed into a high pressure interstate natural gas pipeline system where it can be delivered nationwide and used as an alternative to traditional natural gas. An interconnect agreement with the respective pipeline transportation company typically reflects instrumentation necessary to measure SNG composition and quality, includes the relevant tariff specification for that company and describes the physical requirements of the interconnection itself.

Electricity. Gasification technology is frequently applied to the production of electricity in an IGCC configuration. An IGCC facility is composed of a gas island and a power island. The SG, or alternatively SNG, produced by the gas island is piped to the power island for use as a fuel in the combustion turbine.  The power island of an IGCC facility consists of three primary components: a combustion turbine generator, a heat-recovery steam generator, which captures the hot exhaust heat of the gas turbine or other latent heat to produce high-pressure steam, and a steam turbine generator that produces additional electricity from the steam created by the heat-recovery steam generator. Currently, gasification-based power generation systems can operate at approximately 40% or higher efficiency for the generation of power. By contrast, a conventional coal-based power plant employs only a steam turbine-generator, which we believe is typically limited to 34% to 36% efficiency. Higher efficiency means that less fuel is used to generate the rated power, resulting in better economics and the formation of less greenhouse gases.  For SNG manufacture, heat (in the form of steam) from the gasification and methanation reactions is used to drive a steam turbine generator for the production of electric power.

Transportation fuel and other liquids. SG can be sent through a Fischer-Tropsch synthesis reactor and other downstream processes to produce Fisher Tropsch liquids such as ultra-low sulfur diesel, jet fuel, kerosene and naphtha.

Hydrogen. H2 in the SG can be isolated and then used for various manufacturing processes in petroleum refining and for the removal of sulfur from liquid fuels such as diesel and gasoline during their manufacture in refineries.  Additional H2 may be produced from the SG by allowing the CO to react with water in a catalytic process to produce H2 and CO2.

Other liquids and chemicals. SG can also provide the basic building blocks for a broad range of chemicals (for example, fertilizer and plastics) using processes that are well established in today’s chemical industry.

The following diagram illustrates the fixed bed gasification process as applied to a process designed to produce power:

The following diagram illustrates the entrained flow gasification process as applied to a process designed to produce power:

Source: Gasification Technologies Council

Our Business Strategy

Our goal is to be the leader in the development, construction, ownership and operation of environmentally responsible gasification and SNG production, and where appropriate, IGCC facilities in the United States.  In order to achieve this goal, we are pursuing the following business strategies:

Complete near-term major gasification projects. Our primary focus will be commencing operations at our two major gasification projects, currently under development. We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of CCGT within approximately 24 months from date of CCGT project financing. This will include focus on completing Gas 1 in the second half of 2013, accelerating the completion of CCGT to the second half of 2012, and completing the Cleantech Energy Project in the second half of 2014.

Operate our facilities in an environmentally responsible manner. We intend to operate our facilities to maximize the environmental benefits of the gasification process. We intend to develop, construct, own and operate projects which convert low value feedstock into higher value products while meeting the most demanding environmental standards for air emissions, solids, water use and CO2 removal.

Secure and maximize non-recourse project finance debt. We plan to finance our projects by maximizing the use of project-specific non-recourse debt financing secured by the assets of each individual project. Furthermore, we intend to maximize the level of project finance debt while maintaining a sustainable capital structure.

Balance long-term off-take agreements and commercial merchant opportunities. We plan to enter into long-term off-take agreements for a sufficient portion of the output from each project to support project debt while selling the remainder of the output, if any, in wholesale markets to take advantage of prevailing energy commodity prices.

Utilize the knowledge, expertise and operational experience base of its management and technical team in addition to licensing third party technology rights in order to efficiently bring our projects to commercial operation. Our development team has substantial experience with designing, developing, and building energy, gas processing, chemical, power generation and other energy facilities. We intend to control the cost of building our new facilities by directly managing the engineering, procurement and construction (“EPC”) services for many of our projects. We will directly hire and supervise the contractors who will build our projects. As a result, we believe that our costs will be substantially less than costs associated with conventional EPC arrangements

Leverage our fuel sourcing capabilities to efficiently capitalize on the feed flexibility of our projects. We intend to continue to capitalize on our flexibility to utilize different types of feedstock, including different types of solid hydrocarbons based on sulfur and ash content, for our facilities depending upon the particular gasification technology to be used. Our subsidiary, Cleantech Energy Company, has entered into an agreement to acquire an approximately 1.02 billion BOE solid hydrocarbon energy asset. From time to time, if our Cleantech Energy Project is not able to receive a sufficient quantity of solid hydrocarbons from this energy asset, it has the ability to obtain feedstock from alternative sources.   Where economically advantageous, aside from this energy asset, we intend to secure long-term contract agreements with owners of coal deposits, acquire deposits that are attractively priced or buy coal or petcoke in the open market.

Expand our commercial product offerings over time to capitalize on the conversion flexibility of our gasification facilities. In addition to producing SNG, our planned facilities are being designed to produce electric power.  Over time, we have a second large scale project in the conceptual stage and not under active development also at Lima, Ohio that may produce Fisher Tropsch liquids, and our current Lima Energy Project will have the capability to produce H2 when the market for this material develops further.  These latter two are important and increasingly expensive products for many industries, including airlines, chemical companies and the United States government.

Develop, construct, own and operate additional gasification and SNG production projects, including large scale gasification facilities to produce SNG, electricity and other products. With our prior management and technical staff’s knowledge, expertise and operational experience combined with the experience gained as our development projects are constructed and begin commercial operation, we believe that we will be well positioned to be the leader in the development of gasification technology projects in the United States that achieve regulatory compliance and are environmentally superior to competing alternatives. In the long term, we intend to develop, construct, own and operate additional facilities to produce SNG, electricity and other products.  Such facilities are in the concept stage only at this time, and are not under active development.

Competition

We compete with other suppliers, including utility companies, in each of our anticipated product areas of SNG, electric power, transportation fuels and H2.

Natural gas suppliers. Competition from suppliers of natural gas include exploration and production companies which are increasing their drilling activity in areas anticipated to produce unconventional shale gas. In addition, some potential competitor companies are expanding LNG import operations in the United States, although we believe that these efforts face high costs, particularly in connection with the import of LNG, and these companies may become competitors of ours.

Utilities, independent power producers and competing power technologies. We intend to focus our business on the sale of SNG and not materially compete with large utilities and independent power producers which sell power in our anticipated target markets. A number of utility companies that own and operate large coal-fired generating facilities have announced that they intend to consider installation of natural gas combined cycle power generation facilities rather than continue to seek regulatory approvals for conventional coal fired power stations.  We intend to market SNG to these facilities as an alternative to natural gas.  In addition, some large utilities have publicly discussed the environmental advantages of utilizing IGCC facilities for power production and have proposed the construction of IGCC facilities. These projects are in various stages of development, and we believe that Duke Energy’s project in Edwardsport, Indiana is the farthest advanced of these utility projects.  Although such companies are currently focused on their own needs within their own service territories, they may become competitors in the independent power generation market.

Other independent IGCC companies. There are a number of gasification projects under consideration by companies other than the major utility and industrial companies discussed above which have proposed to construct IGCC facilities in the USA. These projects are in various stages of development.  Additional independent companies may enter the business in the future, especially as the technology and operating performance of gasification facilities become more widely proven. Some of these companies may compete with us in the future for power off-takers, sites, and government funding.

Gasification technology licensors. We compete with a number of gasification technology licensors.  For example, General Electric Company, Shell US Clean Coal Energy, Inc. and ConocoPhillips own the major commercial gasification technologies in the United States and may decide to develop or invest in IGCC or other gasification facilities in the future. General Electric Company and Bechtel Corporation announced an alliance to develop a standard commercial offering for IGCC projects in North America. Similar alliances have been announced by Black and Veatch Corporation and Uhde GmbH relating to Shell US Clean Coal Energy, Inc.’s gasification technology. While these alliances are reported to be targeted initially at turnkey projects to major utility companies, these companies have substantial resources should they decide to develop and own projects for their own account in the future. In addition, they may compete with us by offering gasification plants on a turnkey basis to host facilities that we may also target. Peabody Energy Corporation, the world’s largest coal producer, has announced its desire to promote the use of coal gasification as a means to increase its production rates. This may include the development, construction, ownership, and operation of gasification facilities dedicated to the production of products in a manner similar to ours.

Transportation fuel and H2 competitors. Oil production and petrochemical firms have proposed a number of new plants that have the capability to produce transportation fuel, H2 and a wide range of other products. Some companies have discussed the possibility of using gasification to produce power, steam and H2 as required to support their production of oil from Canadian tar sands. Although these firms are focused on their own needs, they could reduce the available market for the products that can be produced in our gasification facilities. Some companies have publicly discussed the fact that they own and license proprietary and patented processes that convert coal into liquid fuel.

Competitive Strengths

USASF was created to focus on ultra clean Btu conversion technology applied to solid hydrocarbons, and to develop commercially viable project opportunities in the USA market.  Our foundation is GEI’s 22 years of experience pursuing clean energy solutions based upon ultra clean Btu conversion technologies.  Since its incorporation in 1988, GEI has been actively acquiring and investigating ultra clean Btu conversion technologies including the technology, know-how, and operational bases from several multi-billion dollar public and private sector initiatives in the United States and the United Kingdom.  A majority of our management and technical staff come to the Company from GEI and, as such, have operational and technical expertise relating to and including:

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Fixed bed gasification technologies, briquetting technologies to incorporate biofeed materials, the Dow Chemical entrained flow gasification technologies (now called E-GAS™ technology), and catalytic methanation technologies.

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The Westfield Development Centre in Scotland previously operated on behalf of British Gas, and which GEI purchased in 1992 and began construction and operations of a General Electric 6FA CCGT project in 1998 at Fife Energy.

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The operation of the Wabash River facility, and the E-Gas™ technology, were optimized by members of our management and technical team during the period of GEI’s ownership.   This facility is one of only two IGCC facilities in the United States according to the DOE.  The Wabash River facility was solely owned and operated by GEI from January 2000 through January 2005, at which point a joint venture (SG Solutions LLC) was formed between GEI and Wabash Valley Power Association.  Joint ownership and operation of the Wabash River facility continued from 2005 until 2008, after which GEI sold its interest in order to focus on the Lima Energy Project.  During this period, members of our management and technical team demonstrated an ability to reduce operating costs, produce clean SG at competitive costs compared to prevailing market prices for natural gas and increase reliability at the Wabash River facility.

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The Lima Energy Project received an air permit in 2002, began construction in 2005, and is currently in the process of obtaining construction financing.  We believe the Lima Project is one of the most fully developed gasification projects in the United States.

The Company is developing a major facility in Wyoming, known as the Cleantech Energy Project, which will use  the approximately 1.02 billion BOE energy asset our subsidiary, Cleantech Energy Company, has entered into an agreement to acquire.  This project is consistent with USASF’s integrated strategy to control, as much as possible, its solid hydrocarbon feedstock source effectively to lock in a low-cost feedstock that then is processed through our ultra clean Btu conversion technology for delivery of products to customers with off-take agreements.  Engineering, technology licensing, and permit planning for this facility are progressing.

As noted above, a majority of our management and technical staff come over to us from GEI.  We believe that our team’s previous operational experience at the Westfield and Wabash River facilities together with their development experience relating to the Lima Energy and Cleantech Energy projects (as well as development experience with energy-related projects generally), gives us the expertise required for developing, constructing, owning and operating gasification facilities.  The Wabash River facility remains our reference plant for Gas 1 and the other two phases of the Lima Energy Project.

We believe the gasification and SNG production technologies the Company intends to utilize, together with our operational experience, technical expertise and strategic alliances give us several potential competitive strengths in the natural gas and electricity markets, including the following:

Our management team has significant expertise in the operation of gasification facilities. Our management and technical team has significant knowledge, related expertise and operational experience of gasification facilities, has been instrumental in the advancement of gasification and SNG production technologies and has over 300 years of combined experience in the development, construction, ownership and operation of gasification and other energy facilities. Our senior management team has had experience in the gasification and related industries ranging from building a new gasification facility at Westfield, to operating experience at gasification facilities, to related energy experience with chemical processes and project management. In addition, our employees operated the Wabash River facility, gaining significant experience and developing valuable know how in gasification and IGCC operations.

We have two gasification and synthetic natural gas production projects under full, active development, the Lima Energy Project (in 3 phases) and the Cleantech Energy Project.   The Lima Energy Project, which we entered into an agreement in June 2010 to acquire from GEI, was one of the earliest commercial projects in the United States to receive the permits necessary to begin construction work on a gasification facility which is expected to include IGCC capabilities in the future. Upon completion of these two projects as designed, we would have a production capacity of approximately 516 MW net of electricity plus 8.0 million BOE per year of SNG at the Lima Energy Project  and 30.6 million BOE per year of SNG at the Cleantech Energy Project (for a total of 38.6 million BOE per year of SNG), which would give us the largest gasification capacity in the United States, based on current production levels. In addition, we believe that our Cleantech Energy Project and, long-term, a second, larger project in Lima, Ohio which is not yet in the design stage, will be two of the only projects in the United States to focus on large scale SG-derived products. At this second, larger Lima project, the product is expected to be Fisher Tropsch liquids from the Fischer-Tropsch process rather than SNG.

Our gasification and SNG production facilities will use proven technologies. Gasification has been in commercial use for over 50 years, according to the National Energy Technology Laboratory. The Lima Energy Project is being designed to use the E-Gas™ entrained flow gasification technology which uses water as the entraining medium and which has been employed at the Wabash River facility for over a decade. At the Cleantech Energy facility, we expect to use an entrained flow gasification technology which uses a gas as the carrier medium (a dry feed, pneumatic system).  We also have developed significant experience with respect to the fixed bed gasification technology previously in operation at GEI’s Westfield facility in Scotland.

Our projects are being equipped to capture CO2 produced in the pre-combustion stage, while also being designed to allow us in the future to implement technology to separate and isolate CO2 in the post-combustion stage from combustion exhaust steams. CO2 capture may bring additional economic benefits to us if implemented at any of our projects. Lima Energy has an existing relationship with Cambridge Resources, a subsidiary of CMT, pursuant to which Lima Energy will be able to implement its strategy to provide pre-combustion CO2 management and EOR solutions for the Lima Energy Project. Development efforts by third parties are currently ongoing to separate and capture CO2 in the post-combustion stage. Removing a concentrated CO2 stream in the pre-combustion phase as part of the gasification process is easier, more cost-effective and removes more CO2 than as a post-combustion step by way of a conventional coal-fired power plant. Because IGCC is more efficient than a conventional coal plant, it produces less CO2 per unit of electricity. Further, according to the Electric Power Research Institute, IGCC facilities may be more cost-effective at CO2 removal. We believe our approach to CO2 management on our projects will give us a strategic and competitive advantage, particularly in light of initiatives to regulate CO2.

Our gasification facilities are being designed to produce SNG that we believe will provide cost advantages over traditionally sourced natural gas. Our planned gasification facilities are being designed to use gasification technologies that use lower cost feedstock, such as high-sulfur coal, petcoke and renewables, which we believe provide cost advantages compared to traditionally sourced natural gas. In addition, we believe our technical and management team’s past knowledge, expertise, and operational experience operating the Wabash River facility coupled with operational experience at Westfield gives us the necessary expertise and know how to produce SNG at costs below current market rates for natural gas.

Our gasification facilities are being designed to produce environmentally superior fuels (SG and SNG) compared to the combustion of coal, while our IGCC facilities will be designed to significantly reduce emissions of pollutants. Our planned facilities are being designed to use gasification technologies that offer environmental benefits from the capability to produce energy with extremely low SOx, NOx and particulate emissions compared to burning coal and other solid fuels. In addition, we believe that the ability to convert coal into SNG in the gasification and methanation processes results in a fuel source with the cost benefits of coal and the environmental qualities of natural gas.

We believe that gasification offers a further environmental advantage in its potential to help address concerns over the atmospheric buildup of greenhouse gases such as CO2. Using the gasification and methanation processes, CO2 can be separated and captured efficiently in the pre-combustion stage for use in EOR projects or carbon sequestration. Development efforts by third parties are currently underway to evaluate the use of EOR and techniques to separate and capture CO2 in the post-combustion stage for use in EOR projects or carbon sequestration.

Our gasification and SNG production facilities are being designed to flexibly convert a broad and dynamic range of energy sources, including renewables, into a variety of different fuel outputs. Different gasification technologies can handle a broad range of carbon-based feedstocks, including low-grade coal, renewables such as biomass and municipal waste, and petcoke. We are able to take advantage of economic conditions in an environment of volatile commodity prices by selecting the lowest-cost feedstock which will produce the highest-value end-product. We have the flexibility to locate gasification, SNG, and IGCC facilities at a variety of sites, including those close to demand markets and with less dependence on transportation networks.

Our gasification and SNG production facilities are able to run on a variety of abundant United States solid hydrocarbon resources, such as coal, petcoke and renewables. Due to the abundant global supply of solid hydrocarbon fuels such as coal, gasification and IGCC technologies represent a potentially large scale alternative to conventional natural gas and power generation. According to the United States Energy Information Administration, recoverable coal reserves worldwide are estimated (as of January 2006) at 929 billion tons. Coal is the most abundant fossil fuel resource in the United States, and recoverable coal reserves are estimated (as of January 1, 2009) at 261 billion tons. These coal resources are widely distributed throughout the United States with recoverable reserves located in 33 states. Based on current annual production of nearly 1.1 billion short tons, the United States has an approximate 250-year supply. In addition, renewable feedstock for gasification and SNG production facilities, such as biomass and municipal waste, are readily available to us in the United States.

We have access to an abundant supply of solid hydrocarbon feedstock.   Our subsidiary, Cleantech Energy Company, entered into an agreement in June 2010 to acquire an approximately 1.02 billion BOE solid hydrocarbon energy asset located adjacent to the Cleantech Energy Project in Wyoming.  This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  The 1.02 billion BOE described elsewhere in this registration statement equals the energy content of the net tons of PRB referred to here.  We have acquired the energy asset from Interfuel E&P as described elsewhere in this statement, at terms favorable to us.  Cleantech Energy Company has developed plans to utilize this energy asset for use in the Cleantech Energy Project and possibly other contemplated projects. We believe that this energy asset represent approximately a 25-year supply of feedstock if used at our contemplated Cleantech Energy Project described below. We plan to source additional solid hydrocarbon-based BOE by direct acquisition, entering into long-term supply contracts with third parties, or purchasing it in the open market.

Project Descriptions

Lima Energy Project

In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company, the project company for the Lima Energy Project.  In exchange for Lima Energy stock, the Company has agreed to pay Global Energy $6,439,429.00 which represents the book value of construction-in-progress to date, and Global Energy will retain a 50% equity interest in Gas 1, the first phase of the Lima Energy Project.  Payment of this consideration was made with a senior secured note to Global Energy with 7% per annum accrued interest, which  is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.

A Lima Energy related agreement between GEI and Oxbow Carbon & Minerals LLC provides that Oxbow, subject to certain conditions, may make an investment of $10 million in Lima Energy as consideration for obtaining a fuel management and supply agreement for the Lima Energy Project and certain other revenues and benefits specified in the agreement. The investment is subject to several contingencies, including Oxbow’s obtaining the consent of its existing lenders under outstanding financings, our securing one or more firm written commitments for at least $217 million of equity funding for the Lima project, and our providing evidence satisfactory to Oxbow that we have secured the right to purchase the site for the Lima project from the City of Lima for a purchase price of $1.5 million plus certain subordinated economic development payments of up to $5 million per year over twenty years. If Oxbow completes its investment in Lima Energy, it will receive 4% of Lima project pre-tax project cash flow after debt service and operation and maintenance expenses, subject to satisfaction of the same lender covenants which will apply to distributions to equity investors in the Lima project.

The Lima Energy Project in Lima, Ohio is being designed in three phases and, when completed, is expected to have the capacity to produce by suitable product balance: (a) up to 8.0 million BOE per year of SNG; (b) up to 516 MW net of electricity; and (c) the capability to produce up to six million SCF (a standard unit for natural gas deliveries that refers to a quantity of gas that is one cubic foot by volume) per day of H2 if a market develops for H2 and if we make the strategic decision to produce this energy product. The Lima Energy Project is being built on a 63-acre site which we intend to acquire from the City of Lima and will consist of three operating gasifiers and one connected spare gasifier.  The design may be optimized or otherwise changed during the engineering and construction period, which may result in increased or reduced output of each product. We expect to develop, finance and implement the Lima Energy Project in three phases.

In Gas 1, we expect to construct and place into commercial operation one gasifier which would produce approximately 2.7 million BOE per year of pipeline quality SNG. We expect that Gas 2 will consist of the addition of two operating gasifiers and one further connected spare gasifier producing an additional 5.3 million BOE of SNG per year. We currently expect that the financing and construction of Gas 2 will commence approximately one year following the commencement of construction of Gas 1.  As there is growing interest in natural gas-based power generation, we have elected to implement CCGT, which is Phase 3, earlier and contemporaneously with Gas 1, but also subject to completion of financing.  The CCGT will add the SNG-fueled combustion turbines necessary to complete the combined cycle aspect of the plant, which would bring the total expected net electric generation capacity of the Lima Energy Project to 516 MW. The operation of a combined cycle system and the production of both SNG and electric power would reduce the amount of SNG sold to third parties but would also provide the facility with the opportunity to optimize commercial returns between SNG and electric power. This phased approach minimizes the amount of debt and equity capital required for the Lima Energy Project in the near term while at the same time allowing for flexible on-site expansion of SNG production capacity and the addition of power generation equipment for the commercial sale of electricity.

The Lima Energy Project will be constructed on two parcels of land for which our subsidiary, Lima Energy executed a Real Estate Acquisition and Development Agreement with the City of Lima dated as of June 9, 2008. That agreement has expired and, a new agreement has been drafted for signature.  This new agreement will provide for a purchase price of $1.5 million as well as other terms and conditions which reflect the mutual benefit that the project is expected to have with the Lima community. Prior to executing this agreement, the City of Lima provided Lima Energy with a letter authorizing access to the property for site work and construction.  Under this letter, since 2005 Lima Energy has constructed the 100,000 square foot engineered concrete for the feed storage building and initiated demolition and site preparation.  While this letter remains in effect, Lima Energy has agreed that it will complete the project site purchase prior to engaging in any further construction activities at the project site.

Current status of Gas 1. Lima GAS 1 received its permits in 2002, and at that time, the engineering, procurement and construction (EPC) contractor constructed the foundation for the solid hydrocarbon feedstock storage building and also began demolition and site preparation work.  This activity was paused pending completion of full project financing.   While full financing is desired prior to continuing work on site, an option to enable the acquisition of the real estate from the City of Lima ($1.6 million) and to mobilize the EPC to continue site preparation work such as demolition of the existing foundations and infrastructure ($6 million) is possible with some limited financing in the range of $8 - 10 million.  These funds would also facilitate preparation and processing of required permit modification ($100,000) during the demolition and site preparation but in advance of full mobilization for construction.

Engineering, procurement and construction.  Lima Energy has entered into an EPC agreement with Gasification Engineering Corporation (“GEC”), an affiliate of GEI, to provide the main EPC contractor services for the Lima Energy Project. In turn, GEC has entered into an EPC agreement with Industrial Construction Company (“ICC”), pursuant to which ICC will provide general contracting services to construct the Lima Energy Project. ICC has subcontracted two firms, Sega Inc. (“Sega”) a Kansas-based engineering and technical services firm and SSOE Group, an international architecture, engineering, and construction management firm from Toledo, OH (“SSOE”), to provide engineering services for the project. Sega will be responsible for the power island design, balance of plant design, and total plant integration. SSOE will be responsible for process engineering design (including integration of vendor engineering specialty processes), including gas purification and processing, SNG production, H2 production and CO2 capture during SNG manufacture. SSOE’s responsibilities also include vessel and piping design, as well as control system design with Sega. Lima Energy also has executed a contract with GEC to provide operation and maintenance services for the facility once constructed.  This agreement will be amended to reflect the Gas 1 scope of the Lima Energy Project.  There are other agreements in place or contemplated between Lima Energy and various third parties, including the City of Lima, in connection with the Lima Energy Project. These agreements or proposed agreements will cover services such as the provision of process and potable water to the project, the electrical interconnection of the facility to regional electric transmission system operated by PJM Interconnection (“PJM”), a regional transmission operator, and fuel supply management.

ICC and its two engineering firms, Sega and SSOE, have completed sufficient engineering to begin construction and to order major equipment.  This effort entails all three phases of the project.  Once released, ICC immediately can begin the procurement process for major equipment needed for Gas 1 while it completes demolition and site preparation, followed by new construction.   ICC and its engineers will continue engineering, and the integration of vendor supplied processes into the overall design.   ICC can be notified to proceed upon finance of the project.

Gasification technology. The Lima Energy Project is being designed to use multiple entrained flow gasifiers based upon E-Gas™ technology under a license with ConocoPhillips. ConocoPhillips has agreed to provide process guarantees on the output and efficiency of the gasification system and will be responsible for completing a process design package which will provide heat and material balances, water balance, process flow diagrams, performance, equipment lists and system description for the gasification system.

Feedstock. The Lima Energy Project is being designed and permitted to use either petcoke or coal as feedstock for its gasifiers. We intend to execute a fuel management and supply agreement with Oxbow Carbon and Minerals, LLC (“Oxbow”) under which Oxbow will agree to supply all of the petcoke and coal to be utilized as feedstock in the Lima Energy Project.  We and Oxbow are aware of multiple sources of both petcoke and coal, from which Oxbow should be able to supply the Lima Energy Project.  While petcoke is the primary feedstock, if necessary due to interruptions in petcoke transportation and delivery, we anticipate that coal can be supplied from eastern Ohio mining operations.

Off-take arrangements.  Lima Energy’s off-take strategy for the project is to enter into long-term agreements sufficient to support the project’s financing requirements and evaluate a variety of arrangements for the balance of the project’s production with wholesale and industrial customers.

Lima Energy has entered into a ten-year SNG purchase and sale agreement with P&G for six million MMBtu of annual SNG production pursuant to a firm commitment by P&G to purchase at a fixed contract price, subject to P&G’s one-time right to change the fixed contract price to a floating price in certain circumstances. This annual quantity represents approximately half of the anticipated Gas 1 SNG production capacity of 8.0 million BOE per year. The terms of the agreement provide for increased annual sales to P&G under certain operating conditions.  Lima Energy and P&G have agreed to extend the agreement for an additional year via the tenth amendment to the agreement.  When this amendment is executed, which is scheduled to occur shortly, the agreement will continue in effect for a period ending on the date that is ten years from the earlier of the commercial operation date of the Lima Energy Project and November 1, 2014. If the commercial operation date is prior to November 1, 2014, the agreement is deemed to be effective on February 1, 2015. P&G may terminate the agreement if the commercial operations date is delayed for more than 365 consecutive days following February 1, 2015. Furthermore, P&G may terminate the agreement if it has not been able to obtain rights to firm transportation service on gas pipelines as necessary to transport gas to its facilities by September 30, 2012, and its obligations to purchase under the agreement are conditioned on its obtaining such rights. The obligations of Lima Energy and P&G under this agreement are conditional upon the closing of the financing for Gas 1 on or before September 30, 2011, and either party can terminate the agreement upon ten business days’ notice if the closing of the financing has not occurred on or before that date. If the closing of the financing has not occurred on or before September 30, 2011 and the agreement is terminated, in the event that the financing closes by a later fixed date, P&G has the option to reinstate the agreement, subject to changes in the commercial operations date of the Lima Energy Project. In addition, P&G can terminate the agreement if, subject to certain exceptions, as of the end of any contract year, the aggregate quantity of scheduled SNG sold and delivered by Lima Energy during such contract year is less than three million MMBtu.

It is anticipated that the balance of SNG to be produced by the Lima Energy Project but not purchased by P&G under its off-take agreement may be sold to other industrial customers or into the wholesale market.  We expect that any further contractual commitments will be entered into to support the debt service requirements of the project’s lenders while preserving the opportunity for Lima Energy to capture potential additional revenue, if any, in the short-term wholesale energy market.

With respect to electric power, legislation enacted in Ohio in 2008 requires that 25% of all electricity generation in Ohio be from so-called “advanced energy” technologies, and that half of that 25% of electricity be from renewable resources by the year 2025. Regulated utilities must either construct new capacity to meet this new requirement or purchase compliant electricity from other providers, within established limits on the amount of electricity imported from outside Ohio. We believe that the Lima Energy Project will be well positioned to be a supplier of “advanced energy generation” to such regulated utilities. The legislation provides incentives for “advanced energy and air quality facilities” (as defined in the legislation) to accomplish this objective, though the process and mechanism are not yet defined. The Lima Energy Project is already approved by the State of Ohio as an “air quality facility” and as a “clean coal” facility, and is recognized as an “advanced energy” project in the State of Ohio.

Interconnect agreements. Lima Energy expects to enter into a new interconnect agreement with the Columbia Gas Transmission Corporation to ensure delivery capability of the SNG output of Gas 1 and Gas 2 to the Columbia Gas Transmission Corporation system for transportation to customers in the eastern United States and to receive natural gas required for facility start-up. The SNG capacity of the project has increased and the initial agreement was allowed to lapse while this change was made.  Lima Energy also expects to enter into a new interconnect service agreement with PJM to support the complete Lima Energy Project electric output.

CO2 Capture. The Lima Energy Project is being designed to allow us to separate and isolate CO2 produced in the methanation process. As described earlier, CMT will provide pre-combustion CO2 management and EOR solutions in the United States based upon technologies developed by HTC Purenergy. The Company intends to work with CMT to provide for CO2 capture for the Lima Energy Project.  Further investment and engineering work will be required to capture the benefits of any post-combustion CO2 capture in the future.

Lima Energy executed a twenty-year carbon dioxide sales agreement with Cambridge Resources under which Lima Energy will sell approximately 10,000 short tons per day of CO2 to Cambridge Resources (a wholly owned subsidiary of CMT) at an initial agreed-upon fixed contract price per ton. The agreement provides for escalation of the contract price at a rate equal to one half of the rate of increase in the producer price index (as defined in the agreement) after the first full year of operation after the first delivery date (defined as the date that CO2 is first delivered to Cambridge Resources). This agreement provides for a term of 20 years, commencing on the first delivery date but may be terminated by either of the parties with 12 months’ prior written notice. The terms of the agreement require Cambridge Resources to take or pay for all CO2 produced and delivered by Lima Energy as long as such CO2 meets the specifications to be set by both parties. The CO2 purchased by Cambridge Resources may be utilized for EOR operations at existing or new oil production projects within the State of Ohio or elsewhere as developed by Cambridge Resources, or may be sequestered at an appropriate and approved location in underground formations in commercial proximity to the Lima Energy Project. Cambridge Resources is not required to pay for any CO2 which does not meet the specifications set forth in the agreement, but is required instead to take and sequester such CO2, subject to certain conditions.

Because Gas 1 and Gas 2 will focus on SNG production rather than electric power production, regulated air emissions will be reduced greatly compared to the existing permit for the Lima Energy Project. Since the SNG production process involves a closed system without a primary stack or vent, emissions associated with SNG production will be limited to minor sources. Because the CCGT is accelerated to meet earlier market demands for electricity, it most likely will be fueled initially with conventional natural gas  until Gas 1, and then Gas 2, are operational.  The Company expects to add post-combustion CO2 capture to the CCGT when that technology is perfected, which we believe is not too far in the future.

Projected cost. As described above, we anticipate completing the Lima Energy Project in phases.  Electric market conditions have dictated the acceleration of the timing of CCGT.  As a result, each proposed phase of the Lima Energy Project has its own project costs. The project costs for full construction of Gas 1 are expected to be approximately $497.0 million. Of this amount, approximately $256.5 million represents the price of the EPC agreement between GEC and Lima Energy for contract services pursuant to which GEC will provide main EPC contractor services for the Lima Energy Project. As described above, under “Engineering, procurement and construction,” GEC entered into a fixed price EPC agreement with ICC with a total contract price of $231.5 million for the completion of Gas 1, which price we believe to be reasonably current though minor adjustments may be necessary due to elapsed time. The difference between the $256.5 million price of the main EPC contract between Lima Energy and GEC and the $231.5 million price of the additional EPC contract between GEC and ICC represents a reserve of $25 million established to cover change orders, cost overruns and other unanticipated expenditures in connection with the construction and development of Gas 1, to the extent all other ICC funds, including retention and performance bonds, have been expended.  (i) $16 million license fee with ConocoPhillips; (ii) $100 million fuel reserve equity contribution; (iii) and $124.5 million in other owner costs such as land purchase, interest during construction, staffing and training, interconnections for natural gas and power, NG pipeline installation, operator recruiting and training, certain expenses related to commissioning and start up, legal fees, finance fees and contingency.  Pre-combustion capture of CO2 is inherent in the process to make on-specification SNG and is therefore included in the EPC line item..  It should be noted that the Oxbow agreement is an O&M expense and not part of project capital cost.  The value of the agreement will be related to feedstock cost and includes incentives for low cost feedstock.  CMT will manage the EOR opportunities and Lima Energy will transfer the CO2 at the fence, and the project has no cost downstream.  Also, the CMT agreement will be reflected as revenue to Lima Energy and is not a project cost.

The project costs for Gas 2 are expected to be approximately $1.02 billion, of which $850 million represents the price of the EPC agreement between GEC and Lima Energy described above, including a construction reserve of $77.0 million, while the balance covers owners costs including finance charges and fees.  The CCGT project EPC cost currently is expected to be approximately $627.3 million, which includes a $100 million construction reserve.  The costs for Gas 2 and CCGT will be verified as we begin each of the phases.

Financing. We intend to finance the cost of each phase of the Lima Energy Project through a mix of equity and debt, which will consist primarily of project-specific non-recourse debt using the assets of the Lima Energy Project to secure such debt, as described below.  Based upon the currently expected size of the debt financing component for the Lima Energy Project, we expect that the equity component of the financing necessary for Gas 1 will be $100 million.  We are currently exploring various financing alternatives for Gas 1, including non-recourse debt financing. We continue the project development process toward ultimate financing.  Early in this development process we executed a long-term SNG sales agreement with Procter & Gamble for approximately half the SNG production from Gas 1.  Owing to the very favorable terms and value of this agreement for them, P&G has agreed to periodic amendments, for a total of nine (9) such amendments to date with the tenth amendment fully agreed upon and scheduled for execution shortly, that advance the project finance commercial operation milestone dates as discussed more fully elswhere in this registration statement.

Status of construction permits. We obtained all necessary permits, including the air permit and power siting certificate, needed to begin construction of the Lima Energy Project. Because of our intent to construct the Lima Energy Project in phases, we plan to pursue a modification to the air permit for the facility to include planned changes to the design of the Lima Energy Project, which modifications will open the permit for review and comment by the public and United States Environmental Protection Agency (“USEPA”) before it is finalized. We currently intend to apply to Ohio Environmental Protection Agency (“OEPA”) for a permit modification which would recognize all three phases, consider construction on the Lima Energy Project restarted as of a specified date and update the control equipment and emission limitation requirements for the combustion turbines in the third phase to those required in the most recently permitted IGCC combustion turbines. The planned permit modification package will cover the entire facility and all three phases.  We believe that this approach will facilitate expeditious approval, although there may be additional requirements imposed, particularly for the CCGT phase of the project. The Lima Energy Project will not require a National Pollutant Discharge Elimination System permit because it will not discharge wastewater to waters of the states, but rather will pre-treat any waste-water into the City of Lima publicly owned treatment works. The Lima Energy Project will also file for an amendment to its power siting certificate to reflect the phases of the project, the additional gasification capacity and the larger amount of SNG that will be produced.

Our design-build team (ICC, SSOE and Sega) began field construction work on the Lima Energy Project in October 2005. After completion of certain engineering and construction work, including construction of the 100,000 square foot fuel storage building’s engineered concrete, required under one of the Lima Energy Project contracts, onsite construction activities at the facility were paused in October 2006 pending availability of further financing for the Lima Energy Project. We intend to continue site preparation activities at the Lima Energy Project while the planned permit modification application is pending and to resume construction on the Lima Energy Project when we receive the permit modification from OEPA. We anticipate that the permit modification will be approved by OEPA during the site preparation activities, but we will coordinate closely with OEPA during this process. We may seek to accelerate Gas 1 to full construction status while the permit modification application is still pending by requesting limited administrative relief from OEPA.

Expected first commercial operations date. Gas 1 is expected to commence commercial operations approximately 37 months following closing of financing.  However, the timing of commencement of commercial operations will depend upon the date on which the Gas 1 project is accelerated to full construction status. The timing of this acceleration depends on either (i) approval by OEPA of the Lima Energy Project’s air permit modification incorporating the three project phases and updating of the air permit, or, (ii) in the alternative, authorization by OEPA of construction activities for Gas 1 during the period in which the permit modification application for the Lima Energy Project is pending.  Regardless of the timing of regulatory approval, we expect to resume site preparation activities, which are not regulated, following receipt of initial funding.  We currently expect that the financing and construction of Gas 2 will commence approximately six months following the commencement of construction of Gas 1 and that Gas 2 will commence commercial operations in the first half of 2014.  The CCGT is projected to have a 24 month construction period.  Market analysis has resulted in the CCGT project being accelerated as anticipated.  We hope to begin construction in the first quarter of 2011 and, therefore, reach commercial operation by the first quarter of 2013.

Cleantech Energy Project

This project is being developed by our subsidiary, Cleantech Energy Company, will be located in Wyoming, and will use the energy asset of approximately 1.02 billion Barrels of Oil Equivalent of solid hydrocarbons which Cleantech Energy Company entered into an agreement to acquire in June 2010 from Interfuel E&P Ltd.    This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  The 1.02 billion BOE described elsewhere in this registration statement equals the energy content of the net tons of PRB referred to here.  We have acquired the energy asset from Interfuel E&P as described elsewhere in the statement, at terms favorable to us.  In exchange for this approximately 1.02 billion Barrels of Oil Equivalent energy asset, Cleantech Energy Company issued to Interfuel E&P Ltd. preferred stock valued at approximately $714 million ($0.70/BOE).  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis.   Annual redemptions of preferred stock will be dependent on the net income of Cleantech.  Provided there is net income in a given year, Cleantech will redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year.  Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to common shares, according to this formula:  for every one percent (1%) of the original face amount of preferred shares that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding.  Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production. The Cleantech Energy Project is being designed to produce 182 billion cubic feet per year of pipeline quality synthetic natural gas and to capture and fully utilize the carbon dioxide produced during the synthetic natural gas manufacture.  Engineering, technology licensing, and permit planning for this facility are progressing as described more fully below.

We believe that this solid hydrocarbon energy asset is particularly well suited for the development of a gasification facility to be located in Wyoming.    Based on current project design, we believe that the approximately 1.02 billion BOE solid hydrocarbon energy asset represent approximately a 25-year supply if used as feedstock for the Cleantech Energy Project. We expect that the Cleantech Energy Project will produce pipeline quality SNG for export into an existing natural gas pipeline in reasonable proximity to the facility. The project costs for the Cleantech Energy Project are expected to be approximately $2.3 billion. The Cleantech Energy Project is being designed to produce 182 BCF of SNG per year. The total annual SNG anticipated output of the proposed Cleantech Energy Project, would equal approximately 30.6 million BOE per year. Contrary to our Lima Energy Project where permits to produce our feedstock are not required as feedstock will be delivered by rail to the Project, construction and smooth operation of the Cleantech Energy Project will depend, in part, on the ability of our solid hydrocarbon production contractor to seek and obtain necessary regulatory approvals required for the production of the solid hydrocarbon.  Coordination of this task with ongoing engineering and design work for the facility itself will be important to timely progress.

This Cleantech Energy Project will be located immediately adjacent to the solid hydrocarbon asset described above which we have acquired and is in the early stages of development.  Gasification technology selection, in this case a dry feed pneumatic entrained flow gasification technology, tentatively has been made, and the license agreement is being negotiated currently.  Preliminary engineering is sufficiently complete to configure the facility, determine its equipment requirements, and develop a capital cost basis for project finance, all of which are ongoing.  However, additional engineering and design work will be required to support the permitting process as well as to begin construction.  We have begun to investigate, but have not yet finalized our EPC strategy for this project.  Initial discussions with the State of Wyoming have been held, and a review of environmental regulations and industrial siting requirements for the proposed location has been completed.  We intend to fund early work on permits, siting, and water rights ahead of major finance for the project, which funding we are currently seeking. We anticipate that permitting application preparation and approvals will require at least one year, which we anticipate beginning in late 2010 or early 2011.  With careful coordination with project financing activities, we anticipate commencing the three year construction in first half 2012.  Production of the solid hydrocarbons will be contracted to a large, reputable firm familiar with the region, but which we have not yet selected.  SNG product export and CO2 transportation pipelines will be arranged separately at a later date.

Regulation and Environmental Matters

Our projects currently are subject to regulation by federal, state, and local authorities with regard to air and water-quality control standards and other environmental matters, and are subject to zoning and other regulation by local authorities. Environmental laws and regulations in the United States have become increasingly more stringent. Such laws generally require capital expenditures for compliance, including modifications and installation of required pollution control equipment. In addition, securing regulatory approvals for construction or modification of facilities can be a costly and time-consuming process. The environmental regulations that are generally applicable to major industrial facilities and to the development of our gasification and SNG production facilities in the United States include:

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The Clean Air Act, as amended, and state laws and regulations (including State Implementation Plans) contain requirements regarding emissions standards, requirements to obtain permits, and reporting requirements that are generally applicable to our large industrial facilities and their air emissions.  It is the responsibility to of the project to identify the various regulations that apply and to work with regulatory agencies to draft permits that address those requirements.. These laws and regulations cover, among other pollutants, those contributing to the formation of ground-level ozone, carbon monoxide, SOx, NOx, particulate matter, mercury, and hazardous air pollutants as defined by the USEPA. Requirements to reduce SOx and NOx through cap and trade mechanisms were implemented to reduce acid rain in eastern and northeastern states. Coal gasification processes and fossil and SG fueled power generating facilities may emit various levels of these pollutants and, accordingly, are subject to regulation and enforcement oversight by various governmental agencies. The power island portion of the IGCC is the primary emission source under the Clean Air Act, which requires that installation or construction permits as well as operating permits be obtained to ensure emissions will meet pollutant limitations. SG fueled combustion turbine generator plants are subject to different regulations than those that govern coal-fired boilers. For instance, because SG fueled turbine plants generally are able to limit hazardous air pollutants below regulatory thresholds, maximum achievable control technology regulations affecting combustion turbines may not apply. As a result of applicable regulations or changes in regulations, expenditures for appropriate pollution control technology may be required from time to time.  However, SNG fueled combustion turbine plants (CCGT as opposed to IGCC) would be subject to emission limits more similar to natural gas fueled turbines.  Importantly, SNG production itself is actually more directly associated with the gasification portion of the facility and together they are a closed system without primary stack or vent.  As such, a gasification and SNG production facility will have few emissions, and those will generally be limited to start-up, shut-down, and equipment failure types of events.

•
Future initiatives regarding greenhouse gases emissions and global warming continue to be the subject of national and international debate. At the present time, CO2 is not regulated by the United States government, other than the monitoring and reporting rule finalized by EPA, discussed below.  Currently, the United States Congress is working on legislation to regulate greenhouse gases. Although the House of Representatives passed an energy bill in 2009 addressing many of these issues, to date no legislation has been passed by the Senate and, accordingly, the likelihood of such legislation, as well as its impact on our business, is unknown.  In the mean time, USEPA has issued and proposed a series of new regulations that begin to address the issue and that will are expected to be directly applicable to our projects.  The USEPA finalized a rule in September 2009 that requires monitoring and reporting of CO2 emissions at plants that emit over 25,000 metric tons per year of CO2 equivalent.  We will be subject to the monitoring and reporting requirements of this rule. It proposed its “Tailoring Rule” which begins to tighten CO2 emissions, incrementally tailoring the requirements to emission size. Here, plants emitting over 25,000 tons per year of CO2 will be required to obtain a new permit or modify their existing Title V permit.  Plants with lower emissions will be addressed later.  In early August of 2010, the agency proposed a new regulation, expected to take effect in the next couple of years, that requires states to revise their implementation plans to address CO2 more comprehensively.  While regulation of CO2 is formative, all plants of the size of ours, likely will have requirements imposed as time goes forward.  IGCC power plants are significant sources of CO2 emissions. Therefore, any mandated federal or state greenhouse gas reductions or caps on CO2 emissions or other such regulation could have a material impact on our facilities in the future, absent implementation of an effective CCS program.

•
Rules issued by the USEPA (including, for example, present or future emission cap and trade programs, the regional haze program, the Eastern States NOx Trading Program and final state non-attainment area designations to implement the revised ozone and new fine particulate standards) require substantial reductions in SOx, mercury, particulate matter and NOx emissions. The compliance dates for such rules take effect in stages in the future. USEPA also reviews its National Ambient Air Quality Standards every five years, often acting to make them more stringent. The advent of emission trading programs means that facilities need to hold sufficient emission allowances to cover their actual emissions each year. This obligation is in addition to compliance with traditional permit limitations on emissions from each facility, and can require that the facility purchase any additional allowances it needs.

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In July of this year USEPA proposed the new Interstate Transport Rule, which will replace the Clean Air Interstate Rule (CAIR) while resolving court mandated deficiencies.  The rule further tightens criteria pollutants, especially NOx, SOx, and Ozone, and particularly affects regulated utilities and their legacy coal fired generating units.  The intent of this rule is to improve National Ambient Air Quality.  The regulation is essentially combustion related and to the extent our projects make SNG and not power the applicability of the regulation is expected to be less.  The CCGT, however, is combustion related and, therefore, likely to fall under the application of this rule.  We will receive guidance from state agencies as we modify existing permits or draft new ones, as to what requirement the new rule will impose on our facilities.

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The Clean Air Mercury Rule was finalized by USEPA on March 15, 2005 to reduce mercury emissions from coal-fired power plants.  Phase 1 of the Clean Air Mercury Rule was set to go into effect on January 1, 2010.  However, on February 8, 2008, the United States Circuit Court of Appeals for the District of Columbia vacated the rule, requiring USEPA to draft a new regulation.  As a result of this ruling, it is likely that individual coal-fired boilers and power plants will be held to stringent levels of mercury emission reductions instead of averaging mercury emissions across multiple plants and across the country.  This rule applies only to coal and not to petcoke based power generation.  Gasification based plants, even if processing coal, have the ability to cost effectively remove mercury from the SG before using it in a combustion device.

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The Federal Clean Water Act prohibits the discharge of pollutants, including heat, into waters of the United States except pursuant to appropriate permits, which establish discharge limits, monitoring, and reporting requirements. “Indirect” wastewater discharges to publicly owned treatment works also are subject to permitting and other requirements. Depending upon the size of the plant, an IGCC plant generally requires make up water in the range of six to seven million gallons per day. This water is used in the gasifier slurry, unless the gasifier uses a dry feed technology, and in the steam turbine. Cooling tower evaporative losses are typically a significant portion of an IGCC plant’s water usage. If the water is drawn from a river or lake, the state may regulate or permit access to quantity, potentially necessitating use of air instead of wet cooling towers. In 2004, USEPA adopted a new Clean Water Act rule to reduce the number of fish and other aquatic organisms killed by water intake systems at power plants. This rule requires cooling water intake structures to reflect the best technology available for minimizing adverse environmental impacts. The final rules require the installation of additional intake screens or other protective measures, as well as site-specific study and monitoring requirements.  Our Lima Project plans to recycle and reuse its water, and we anticipate little, if any, waste water. Lima will pre-treat any wastewater it does have under an Ohio EPA approved City of Lima permit before releasing the wastewater to the City Publicly Owned Treatment Works (POTW).  We anticipate that our Cleantech Energy Project will retain, recycle and reuse its water, but will work with the State of Wyoming on permit requirements if any discharge becomes contemplated.

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Solid and hazardous waste laws and regulations, including the Resource Conservation and Recovery Act, govern the management and disposal of certain wastes. The majority of solid waste created from the combustion of coal and fossil fuels is non-toxic fly ash and other coal combustion byproducts, which the USEPA has determined are not hazardous waste subject to the Resource Conservation and Recovery Act, but which are sometimes subject to special solid waste disposal requirements. In an IGCC, the vitreous solid residue from the gasification process generally passes the Resource Conservation and Recovery Act leachability tests and is therefore considered non-hazardous under the Resource Conservation and Recovery Act. Sale for commercial value or disposal will be a case-by-case decision. Solid residues from wastewater treating may test hazardous under USEPA protocols and appropriate management decisions made on a case-by-case basis. In addition to imposing compliance obligations, these laws and regulations authorize the imposition of substantial penalties for non-compliance, including fines, injunctive relief, criminal prosecution and other sanctions.  We anticipate each of our projects will be subject to hazardous waste regulations from time to time, which generally affects temporary storage, shipping and manifesting.

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Nuisances are typically prohibited by state and local law. Noise limits are commonly set by state utility regulators or state noise standards established by other agencies, such as the Ohio Power Siting Board in Ohio. In conjunction with certification of electric power generating facilities, the Ohio Power Siting Board and its counterparts in other states typically set specific measurable fence line noise limits on equipment or plants, and the site selection process in each state also considers local zoning requirements, generally either by the city or county.

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Power generation projects typically require review and approval of state utility regulators for contractual arrangements relating to interconnection, siting, and access to the transmission grid. Rates for transmission services are regulated by the Federal Energy Regulatory Commission (“FERC”). The natural gas back-up supply pipeline, which will also enable delivery of SNG into the natural gas pipeline system, will be subject to the jurisdiction of either FERC or the Ohio Public Utility Commission, and their respective certification and regulation processes.  Our Lima Project applied for and received a “Certificate of Need and Environmental Compatibility” from the Ohio Power Siting Board (OPSB), an arm of the Public Utility Commission of Ohio (PUCO).  The Certificate is amended from time to time if and when the size and scope of the project changes.  Our Cleantech Energy Project will require an Industrial Siting Permit, which addresses the industrial aspects of a plant in addition to the power generation aspects.

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Water availability for a project differs by state.  In Ohio, the Power Siting Certificate, discussed above, included consideration of the City of Lima’s capacity to supply raw water to the project, which is very robust.  The project and the City of Lima have executed a long term water supply agreement in this regard.  In Wyoming, water requirements must be reviewed by the State Engineer and rights to water usage negotiated with various entities.  This is done with State Engineer participation.  While the project is being designed to minimize water losses, maximize water recycle and reuse, and minimize make-up water requirements, we have not yet begun working with the State Engineer.

Technology and Intellectual Property

Technological flexibility and know-how

We do not depend upon any particular technology or license to operate our business and currently have no patents. Rather, we believe that the most important element of our intellectual property comes from the knowledge of our management team and technical and field personnel, consisting of know-how, art and trade secrets obtained through their many years of gasification and SNG production facility operational experience. Our management team has significant expertise in the operation of gasification facilities, has been instrumental in the advancement of gasification and SNG production technologies through the optimization of such technology and the operational process over their careers with us and other companies and has over 300 years of combined experience in the development, construction, ownership and operation of gasification and other energy facilities. We believe that this knowledge and expertise provide us with the flexibility to select and efficiently apply the most appropriate technology for a particular project and even to improve on a particular technology in the course of its utilization. Gasification and SNG production projects are technically complex and require considerable practical experience and institutional knowledge to effectively choose and apply the numerous available technologies to a particular project based upon a knowledge of practices and procedures developed over time. Because gasification and SNG production technologies have been available for many years, much of the intellectual property related to any previously issued patents is already in the public domain. As a result, there are multiple technologies available for use in connection with various types of projects. These technologies differ in a number of significant respects, depending upon the type of gasifier and feedstock to be used, the end-products which a particular facility is expected to produce and the scope of intended CO2 capture and sequestration.

As a result of the experience of our management team and technical and field personnel in operating a varied portfolio of technologies and related sub-technologies, including E-Gas™ technology for entrained flow gasifiers, British Gas Lurgi’s technology for fixed bed gasifiers, Global Environmental’s gasification technology for fixed bed gasifiers and dry-feed entrained flow technology, we believe that we will able to choose the technology best suited for a particular project. For example, the Lima Energy Project is being designed to use the same E-Gas™ technology which is currently in use at the Wabash River facility. As a result, unlike other companies which may be more dependent upon a single technology, we believe that we will be able to address any constraints about carbon conversion efficiency, physical form of the feedstock, maximization or minimization of methane or H2 production and other considerations by picking one of many technologies in which we have developed expertise. Within the gasification and IGCC technology framework, we have developed expertise in, among other things:

•	Material handling and storage.

•	Material sizing and injection/feed to the gasifier.

•	Advanced particulate filtration.

•	Advanced acid gas removal.

•	Sulfur production.

We also have expertise in converting coal to SG and subsequently converting the SG to SNG and possess considerable knowledge in the area of methanation, which is the process for converting the produced SG to SNG. In addition, we have expertise in a technology known as Advanced Fuel Technology to assist in the sizing and introduction of certain types of feedstock directly into the gasification unit. Advanced Fuel Technology involves the blending and fusing of coal (or petcoke), refuse derived fuel and various additives and binders into a briquette or pellet form which exhibits significant strength and hardness to allow it to be introduced into fixed bed gasifiers. This provides for gasification of materials which are not easily sized for entrained flow technologies and enables quicker and more efficient gasification of renewable feedstock.

Licenses and intellectual property

Licenses. A portion of the technology that we will use in our facilities has been, and may be, licensed to us on a project-by-project, non-exclusive basis from third parties who may also license such intellectual property to others, including our competitors. Gasification technology licenses typically describe the technology, the support that the licensee will receive from the licensor and the performance expectation (each of which is typically based upon several measures) that the licensor will guarantee to the licensee. Performance guarantees typically carry tiered liquidated damage penalties up to a certain percentage of the license fee. Lima Energy licenses the E-Gas™ technology that we intend to use at the Lima Energy Project from ConocoPhillips.

CMT entered into an exclusive licensing agreement with HTC Purenergy, which provides that CMT’s operations will be based upon technologies licensed by HTC Purenergy to CMT and upon certain technical and human resources to be provided by HTC Purenergy to advance the commercialization of CMT.  Lima Energy will benefit from the experience of CMT in the area of CCS.

Intellectual property. Although we believe that certain trade secrets and know-how developed as a result of our management and technical team’s knowledge, expertise and operational experience are patentable and we may seek to patent such inventions in the future, we believe that the importance of the knowledge base and experience of our team generally outweighs the importance of patent rights and distinguishes us from our competitors. As a result, we do not currently hold, and do not currently intend to seek, any patents with respect to our management’s trade secrets and know-how.

We consider our trade secrets, operational experience, processes and know-how to be one of our principal competitive strengths. We will seek to limit disclosure of these trade secrets, operational experience, processes and know-how by requiring employees, consultants and any third parties with access to such information to execute confidentiality agreements and by restricting access to such information. In addition, we plan to put into place a formal program to protect the confidentiality of our trade secrets, processes and know-how, including a program to ensure the assignment of future inventions.

Our success will depend in part on our ability to preserve our trade secrets and to retain our management team with its considerable knowledge of and experience in the gasification industry.

Item 1A.                      Risk Factors.

Risks Relating to Our Business and Industry

We have no current operating revenues.

We are a development stage company and have no revenues from operations to use for operating expenses or project development.   If we are not able to obtain adequate sources of funds to operate our business we may not be able to continue as a going concern. Our business strategy and plans could be adversely affected in the event we need additional financing and are unable to obtain such funding when needed.   Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the commercialization of our technology. If we cannot obtain necessary funding, then we may be forced to cease operations.

We anticipate that we will incur operating losses and negative cash flows for the immediate future.

The Company does not expect to generate significant revenues, if any, until Gas 1 or CCGT commences commercial operations, which we currently anticipate will occur approximately 37 or 24 months, respectively, following financial closing.  We anticipate that our expenses will continue to increase substantially as we implement our project development and construction plan and expand our marketing and general and administrative operations. For these reasons, we expect to continue to incur significant operating losses for the next several years. These losses will have an adverse effect on our shareholders’ equity and working capital.

Our ability to become profitable is uncertain.

Our ability to become and remain profitable will depend on, among other things:

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Our ability to identify, develop and construct gasification, SNG production and CCGT facilities, including our projects currently in development, at our projected cost and within our projected timetables.

•	Our ability to obtain adequate financing for our projects on terms consistent with our expectations.
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Our ability to effectively manage the operations at our facilities and to avoid extended outages or other breakdowns or failures of equipment or processes, whether due to catastrophic natural events or otherwise.

•	Prices for traditional and alternative fuel sources and competitive power generation technologies.
•	Our ability to develop and market our end-products at a sufficient margin.
•	Our ability to develop an effective internal corporate organization and systems.
•	Our ability to attract, hire and retain qualified and experienced management and technical and field personnel.

Because of the numerous uncertainties associated with the development, construction, ownership and future operation of our projects, we are unable to predict the extent of any future losses or when we will become profitable, if ever.  Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We anticipate undergoing a period of rapid growth and activity related to our development and construction plan and our failure to manage this growth and activity could harm our business.

Our anticipated growth, as well as any other growth that we may experience in the future, will provide challenges to our organization and may strain our management, technical and field personnel and operations, especially since our development and construction plan involves simultaneous activity on multiple projects. We may misjudge the amount of time or resources that will be required to manage effectively any anticipated or unanticipated growth or activity in our business or with respect to our development and construction plan or we may not be able to attract, hire or retain qualified and experienced personnel, including additional senior management personnel and technical and field personnel, to meet our needs. Our ability to manage growth and to execute our development and construction plan will depend in large part on our ability to continue to enhance our operating, financial and management information systems. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth or changes to our development and construction plan, our business resources may become strained, and we may fail to stay within our project budgets or fail to achieve our target commercial operation dates for one or more of our projects.

Our development and construction plan requires substantial capital, and we may be unable to raise capital when needed, which could force us to delay, reduce or eliminate some or all of our development and construction plan.

We will require substantial capital resources to fund our development and construction plan going forward. Over the next four years, we expect to need $497.0 million for full construction of Gas 1, $1.02 billion for full construction of Gas 2, and approximately $627.3 million for full construction of CCGT, the three phases of the Lima Energy Project.  We also expect to need approximately $2.3 billion for the development and construction of our Cleantech Energy Project in Wyoming.  Our ability to obtain adequate funding for our projects will depend on a variety of factors, including adequacy of equity investment, adequacy of EPC and related contracts, and the adequacy of off-take arrangements and market conditions for each project. We may not be able to obtain adequate funding on terms consistent with our expectations to support our development and construction plan in a timely manner.
We may also need additional financing for a variety of reasons, including to support ongoing operations (including operations and maintenance expenses at our projects after commercial operations start), to pursue new project development opportunities (including EOR and CO2 sequestration), to attract and retain qualified management and technical and field personnel, to establish an effective infrastructure and to acquire complementary businesses or technologies. We do not yet have a credit facility to provide short-term borrowing capacity, or sufficient equity investment to support ongoing development operations.  Future financings may include terms that disadvantage us or restrict our operations or use of operating cash flow.

In addition, it is also possible that the actual costs to complete any one of our projects may be greater than anticipated, in which case we may be forced to raise additional funds to complete the project on terms that substantially reduce the value of the project to us. If we are unable to raise adequate funds, or to raise adequate funds on terms acceptable to us, we may have to delay, reduce or eliminate some or all of our development and construction plans, liquidate some or all of our assets, or transfer ownership of one or more of our projects to our lenders or strategic partners.

We may be unable to complete the development and construction of our projects on our planned schedule or within our project budget.

Our ability to complete the design, development and construction of each project, and to commence commercial operations at each project, according to our planned schedule and within project budgets, if at all, will depend upon a variety of factors, including some of which may be out of our control.  The development and construction process for our first two projects is expected to require at 24 to 37 months from the date of the projects’ financing given the complex nature of designing, constructing, permitting and commencing operation of commercial scale gasification and SNG production facilities. Any delay in, or failure to, achieve one or more of the foregoing factors could cause a project to miss its scheduled date and budget to begin operations or not begin operations at all.

Our dependence on third-party service providers and suppliers may cause delays in the development and construction of our projects.

In certain instances we will rely entirely on third parties to supply us with all of the equipment, components and construction and engineering services necessary for the development and construction of our projects. As of the date of this registration statement, we have entered into limited contractual arrangements with service providers and suppliers for the development and construction of our projects. As a result, we do not yet have many of the contractual arrangements with service providers, such as fixed price EPC contracts for the Cleantech Energy Project, or equipment and component suppliers that will be needed to obtain adequate financing for our projects and to complete the development and construction of our projects. We may have difficulty obtaining agreements with third-party service providers and equipment and component suppliers on terms favorable or acceptable to us.  Once a services or supply agreement is obtained, we cannot be sure that our third-party service providers and equipment and component suppliers will provide their services or deliver equipment or components in a timely manner.

We may be subject to additional construction risk as a result of GEC acting as the main EPC contractor for our Lima Energy Project.

For the construction of the Lima Energy Project, Lima Energy entered into an EPC contract with GEC to provide main EPC contractor services for the Lima Energy Project.  GEC is responsible for building and testing the Lima Energy Project and training the operators of the Lima Energy Project. GEC in turn has entered into an EPC agreement with ICC, where ICC will provide general contractor services, and will provide day-to-day execution and implementation, certain construction services and hire additional, separate subcontractors with respect to the Lima Energy Project. The Lima Energy Project is the first gasification project attempted by ICC and the first project for GEC. If ICC fails to perform under its contract for any reason, GEC may be forced to engage a substitute contractor, which could result in a significant delay in the construction schedule for the Lima Energy Project, as well as an increase in construction cost. Although ICC has guaranteed the facility’s performance and construction schedule, it is obligated to pay liquidated damages up to a specified amount in the event of certain delays or performance shortfalls. GEC has guaranteed that commercial operation of the Lima Energy Project will occur by the guaranteed completion date and is required to pay liquidated damages to Lima Energy in the event that the schedule and performance guarantees agreed to in the ICC contract are not satisfied by ICC.  Due to the delay in completing financing for this project, the commercial operation date will be reestablished with GEC when it is released to proceed with field work and construction.

Our projects use specialized technology and equipment that must conform to particular design specifications, which may cause delays or increased costs in connection with their completion and delivery.

Gasification, SNG production, and IGCC projects are technically complex. Our projects are being designed to meet specified engineering and performance standards and they involve the use of specialized gasification equipment, including fuel islands, gasification and gas processing islands, power islands, air separation units, and environmental systems and control equipment, as well as various custom design elements. The manufacturing of this specialized gasification equipment and the construction of facilities in accordance with established design specifications involves substantial engineering expertise coupled with the use of highly specialized, gasification technology, which may vary from project to project. We have not completed (or, in certain cases, significantly begun) the design and engineering work for the projects currently in development, which means we may encounter unexpected engineering, construction or technical difficulties and delays during the construction process as a result of required design modifications. In addition, this equipment or engineering expertise may become more costly in the future. Factors such as design and engineering errors and construction performance falling below expected levels of output or efficiency could cause us to experience delays in completing the construction or commencing the commercial operations of our projects on time or on budget.

We may be unable to obtain or maintain the regulatory permits, approvals and consents required to construct and operate our projects.

We must obtain numerous environmental and other regulatory permits and certifications from federal, state and local agencies and authorities, including air permits and wastewater discharge permits, in order to construct and operate our projects. A number of these permits and certifications must be obtained prior to the start of construction of a project, while other permits are required to be obtained at or prior to the time of first commercial operation, and still other permits must be obtained within prescribed time frames following commencement of initial operations. Any failure to obtain the necessary environmental permits and certifications on a timely basis could delay the construction or commercial operation of our projects. In addition, once a permit or certification has been issued for a project, we must take steps to comply with each permit’s substantive conditions, which can include conditions as to timely commencement and completion of the project, otherwise the permit could be subject to revocation or suspension, or the Company could be exposed to penalties or other consequences, which could be significant.  We also may need to modify existing permits to reflect changes in design or in project requirements, which modification could trigger a legal or regulatory review under a standard that may be more stringent than when the permits were originally granted.

We do not currently operate a gasification facility, and we have a limited history of operations.

We do not currently operate a gasification facility.  Our Company has a limited operating history upon which to evaluate our business. Our recent operating history and expertise is limited to our management and technical staff operation of the Wabash River facility from 2000 through January 2005 and the joint management and operation of that facility from February 2005 to September 2008. As a consequence, our prospects must be considered in light of the uncertainties and risks associated with a limited operating history.

If we or our project companies are unable to meet the debt service requirements of the financing arrangements used to finance our projects, our lenders may take over ownership of our projects.

We intend to supply a significant amount of the funds necessary for our projects through non-recourse debt financing specific to each project, which will be secured by the assets of such project. As a result, we expect to be highly leveraged. In the event that after a debt financing, a project experiences cost overruns or a material delay in the start of commercial operations, the project may be unable to meet its debt service requirements. In addition, once a project becomes operational, an increase in the price of feedstock or other raw materials, a decrease in prices for natural gas and electricity, a failure of the project to achieve its specified reliability or performance standards, or the occurrence of other events that may or may not be within our control, such as natural disasters, could cause the project to be unable to meet its debt service requirements, possibly resulting in a default under a project financing agreement and ultimately the bankruptcy of that project company. In the event of a default that we or our project company cannot cure, the lenders would generally have rights to enforce their security interest in the assets of the relevant project and assume control over the ownership of such project. A bankruptcy of a project company may also constitute an event of default under any future debt agreements of ours even though such project company may not be a party to such agreement.

We may not be able to obtain feedstock at acceptable prices, which could increase operating costs significantly and harm our profitability.

Our ability to operate our facilities once we have completed development and construction activities is dependent upon the availability of feedstock at reasonable prices. Different gasification technologies utilize different types of feedstock and we may not have routine access to the feedstock appropriate for each technology at our facilities. In addition to the approximately 1.02 billion BOE solid hydrocarbon energy asset that our subsidiary Cleantech Energy Company has entered into an agreement to acquire from Interfuel E&P Ltd., we plan to purchase solid hydrocarbon feedstock such as coal and petcoke as feed sources for our projects. In addition, we plan to purchase electricity and natural gas during the initial plant start-up period to supplement these feedstocks. Such electricity and natural gas will be purchased at market prices which may be high. During periods of rising prices for such feedstock, we may incur significant increases in our operating costs while not being able to increase our selling prices in a timely manner due to the fixed price nature of our existing off-take agreements. In addition, as a result of increased demand during such periods, our suppliers may be unable to supply the necessary feedstock to us or may otherwise fail to deliver products to us in the quantities required and at acceptable prices.

We may not be able to implement an effective system for the management of CO2, a significant byproduct of our proposed gasification facilities, which may become regulated in the United States in the near future.

Regulations affecting controls and limits on CO2 for industrial plants are not currently in place.  Though such controls are anticipated, several years are generally expected to be allowed for achieving compliance, once a rule is finalized.  The Company has made a strategic commitment to capture and manage CO2 at its facilities.  As a result of the challenges associated with CO2 management, the implementation of the Company’s CO2 management strategy may not be completed until considerably later than the date on which the Lima Energy Project or our other facilities commence commercial operation and may require us to incur expenditures greater than currently anticipated. Until an effective CO2 management plan has been fully implemented at our facilities, their CO2 emissions may become subject to significant restrictions as part of any federal or state program to control global warming.

We do not own proven or probable reserves in connection with any of our projects nor do we know if it is commercially feasible to receive a sufficient quantity of BOE from our solid hydrocarbon energy asset to support the development and operation of our Cleantech Energy Project.  As a result, we may be required to abandon one of our gasification projects and record impairment or other charges on our consolidated financial statements.

We have no proven or probable reserves in connection with any of our projects.  Construction of the Cleantech Energy Project will depend, in part, upon our confirmation that it is economically feasible to extract a sufficient quantity of BOE from the solid hydrocarbon energy asset and upon future delivery of the solid hydrocarbon energy asset to support the development and operation of that project. If we determine that we will be unable to extract a sufficient quantity of BOE from the energy asset or if we are unable to receive a sufficient quantity of solid hydrocarbons from this energy asset to justify the construction of the Cleantech Energy Project, we may decide to redesign, relocate, develop alternate feedstock supplies, delay, or elect not to proceed on the development of this project.  Furthermore, if we determine that it is not commercially feasible to receive our solid hydrocarbon energy asset, we may be required to write off the value of the asset or to record an impairment or other charge on our consolidated financial statements that could have a material adverse effect on our business, financial condition and results of operations.

Claims that current or future technologies used in our projects infringe or misappropriate the proprietary rights of others could adversely affect our ability to utilize those technologies and cause us to incur additional costs.

We could be subject to third-party infringement claims if third parties challenge our use of a particular technology, including the E-Gas™ technology referred to above. Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective off-take customers, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all.

If we are unable to protect the confidentiality of sensitive information and know-how, our ability to develop, complete and operate our projects could be materially adversely affected.

We believe that the most important element of our intellectual property comes from the knowledge base of our management and employees, which consists of expertise, art and trade secrets obtained through many years of our management and technical team’s gasification and IGCC facility operational experience. As a result, we consider our trade secrets, operational experience, processes and know-how to be one of our principal competitive strengths. We will seek to limit disclosure of these trade secrets, operational experience, processes and know-how by requiring employees, consultants and any third parties with access to such information to execute confidentiality agreements and by restricting access to such information. We cannot be certain, however, that all of our existing employees will execute such agreements and, if they choose not to do so, we will have no contractual recourse against them if they disclose our trade secrets, processes or know-how to third parties or otherwise use such intellectual property in connection with future employment. In addition, even if executed, these agreements may be breached, and we may not have adequate remedies for any such breach. Furthermore, trade secrets may otherwise become known or be independently developed by third parties. To the extent that our employees, consultants or third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. Such disputes could result in our having to enter into licensing arrangements that may require the payment of a license fee or royalties to the owner of the intellectual property. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, or at all.

In addition, we believe that our management team has been instrumental in the advancement of gasification and SNG production technologies through the optimization of such technologies and the operational process over their careers with us and other companies. Accordingly, our success in effectively protecting the confidentiality of our sensitive information and know-how will depend in large part upon our ability to retain our current senior management. The loss of the services of certain members of our senior management team could cause significant harm to our competitive position and technical capabilities, prevent or delay the development, construction and operation of our projects, and negatively reflect upon our reputation.

Fluctuations in natural gas and other energy commodity prices, our inability to enter into off-take agreements at acceptable prices, or a lack of acceptance of gasification and related production technologies could adversely affect our business plan and ability to become profitable.

Our results of operations will be affected by our ability to negotiate energy contracts in a marketplace generally controlled by wholesale prices of those energy products and commodities which we intend to trade, such as natural gas, electricity, petcoke and coal. Some of these markets are often highly volatile, and often experience significant price fluctuations. Current prices for such commodities may not be indicative of prices that will be in effect when we expect to commence operations. Wholesale energy market prices may fluctuate to such extremes that our products may fail to remain price competitive relative to such energy products.  Difficulties or failure to negotiate acceptable contracts could delay our projects or cause us to alter our production or project development plans, which could lead to additional incurred costs.

Contract provisions, including those currently in place in our ten-year off-take agreement with P&G for SNG to be produced at the Lima Energy Project, may allow such contracts to be terminated or unfavorably modified, and result in adverse effects on the financial performance of the respective projects.  We are also exposed to the risk that the counterparties to our long-term off-take agreements will not perform their obligations under such agreements. Should these counterparties fail to perform, we may incur unanticipated losses or the failure may adversely impact our ability to obtain adequate financing for other projects being developed.

We believe that a significant increase in the demand for and price level of natural gas, national security concerns associated with foreign oil reserves, increasingly stringent environmental regulations, and public support surrounding climate change have all led to increasing demand for “clean” power utilizing environmentally responsible coal-based generation technology. However, there can be no assurance that the acceptance and adoption of gasification and SNG production technologies and the related demand for gasification and SNG end-products will continue to grow or that the pricing of these end-products in the future will be at satisfactory levels.

We compete with other suppliers, including utility companies, in each of our anticipated product areas and our revenue could decline if we are unable to compete successfully.

We expect to compete with all traditional suppliers of natural gas and with utilities and independent power producers who sell power in our anticipated target markets. Our ability to compete with established energy suppliers, particularly utilities and natural gas suppliers, depends on, among other factors, providing competitively priced SNG and electricity in reliable quantities. Some of our competitors, particularly utilities and natural gas suppliers, may be larger and better capitalized than us and, as such, may have significant advantages over us. In addition, to the extent that our gasification and SNG production facilities enjoy product support that is derived in part from the environmental advantages associated with our technologies, such advantages may be compromised to the extent that owners of coal-fired generation assets, particularly utility companies, are able to cost- effectively upgrade pollution control techniques or utilize competing power technologies at these plants.

In addition, there are gasification projects under consideration by companies other than large utilities and industrial companies. Some of these companies may compete with us in the future for customers, sites and government funding. Certain well-known companies, such as General Electric and Shell US Clean Coal Energy, Inc., own the major gasification technologies in the United States and may decide to develop or invest in, or form alliances to develop, gasification or SNG production technologies. These companies may have the manufacturing, marketing, finance and sales capabilities to complete development of gasification projects that could be more competitive than our projects and could be brought to market or constructed more quickly than our projects. To the extent that these companies already have name recognition, their initiatives into gasification technology may enjoy greater market acceptance. Lastly, oil production and petrochemical firms have proposed new plants that have the capability to produce transportation fuels, H2 and a wide range of other products. Although these firms are focused on their own needs, they could reduce the available market for the products that can be produced at our gasification facilities. A substantial increase in the number of gasification or IGCC facilities, or the advancement of competing power technologies, could impact our competitive attractiveness, and, therefore, our ability to become profitable.

Terrorist attacks or sustained military campaigns may adversely impact our business.

The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The continued threat of terrorism and the impact of military and other action will likely lead to continued volatility in prices for natural gas and could affect the markets for the operations of our customers on which we will be dependent. Furthermore, the United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. The continuation of these developments may subject our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Financial Markets

We and our project companies may be unable to access the credit and capital markets to finance projects and working capital requirements.

We and our project companies will rely on access to the credit and capital markets to finance our projects (including the Lima Energy Project and the Cleantech Energy Project) and our working capital requirements. Access to these markets may be adversely affected by factors beyond our control, including volatility in securities trading markets, turmoil in the financial services industry and general economic conditions.

Market disruptions such as those recently experienced in the United States and abroad may adversely affect our and our project companies’ ability to access sources of liquidity upon which we and they will rely to finance operations (including the Lima Energy Project and the Cleantech Energy Project), and satisfy obligations as they become due. These disruptions may include unprecedented volatility in the markets where our securities are proposed to trade following completion of this registration, turmoil in the financial services industry, including substantial uncertainty surrounding lending institutions with which we and our project companies may do business, and general economic downturns in the areas where we and our project companies do business. In addition, if we or our project companies are unable to access credit at competitive rates, our collective ability to finance our operations and those of our project companies, meet our and our project companies’ short-term obligations and implement our and our project companies’ operating strategy could be adversely affected.

Risks Relating to This Registration Statement

Our existing shareholders have substantial control over us after and could limit and influence the outcome of key transactions, including changes of control.

Our current shareholders, if acting together, would be able to control or influence significantly all matters requiring approval by our shareholders, including the election of our directors and the approval of mergers or other significant corporate transactions. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our Company, could deprive our shareholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may affect the market price of our common stock. This significant concentration of stock ownership may adversely affect the trading price of our common stock due to investor perception that conflicts of interest may exist or arise.

Our common stock has not been widely traded and the price of our common stock may fluctuate substantially.

Prior to this registration, there has been a limited public market for shares of our common stock, with limited trading relating to the 159,100 shares of previously registered common stock referred to as the “public float.”  An active public trading market may not develop following the effective date of this registration statement or, if developed, may not be sustained. The market price of our common stock following this registration, and any possible subsequent listing on the NASDAQ Market or other securities exchange, if and when we are successful in doing so, will be affected by a number of factors, including those discussed above.

Future sales of our common stock by existing shareholders could cause our stock price to decline.

If our existing shareholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our shareholders might sell shares of common stock could also depress the market price of our common stock. There are 75,000,000 shares of common stock outstanding, of which only 159,100 shares are freely saleable currently.  The balance of our issued and outstanding common shares are restricted until the earlier of (i) one year after the filing date of this registration statement; or (ii) six months from the date our shares are listed on the NASDAQ Market if the Company seeks to have, and is successful in having, its shares listed on the NASDAQ Market.  Additional restrictions apply to certain key management shareholdings.  We may in the future issue and register additional shares of our common stock that might be freely transferable at the time of such transaction.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

We do not expect to pay dividends in the foreseeable future, and any return on investment may be limited to the value of our common stock.

We do not anticipate paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition, opportunities to invest in the growth of our business and other business and economic factors affecting us at such time as our Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on investment will occur only if our stock price increases.

Our charter documents may discourage or prevent a change of control, even if an acquisition would be beneficial to our shareholders, which could adversely affect our stock price and prevent attempts by our shareholders to replace or remove our current management.

Our current Bylaws, which will remain in effect after the effective date of this registration statement, contain provisions that could delay or prevent a change of control of our Company or changes in our Board of Directors that our shareholders might consider favorable and limit the price that certain investors might be willing to pay in the future for our securities. Among other things, these provisions:

•	Authorize the issuance of preferred stock which can be created and issued by the Board of Directors without prior shareholder approval, with rights senior to those of our common stock.

•	Require advance written notice of shareholder proposals and director nominations to be considered at shareholders’ meetings.

These and other provisions in our Certificate of Incorporation and Bylaws could make it more difficult for shareholders or potential acquirers to obtain control of our Board of Directors or initiate actions that are opposed by our then current Board of Directors, including a merger, tender offer or proxy contest involving our Company. Any delay or prevention of a change of control transaction or changes in our Board of Directors could cause the market price of our common stock to decline.

Summary

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed on the previous pages, as well as any cautionary language in this registration statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. The occurrence of the events described in the previous risk factors and elsewhere in this registration statement could negatively impact our business, cash flows, results of operations, prospects, financial condition and stock price.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should read this registration statement completely and with the understanding that actual future results may be materially different from what we expect.

Dividend Policy

We do not expect to pay cash dividends in the foreseeable future.  We have never declared or paid cash dividends on shares of our common stock. Given the business opportunities before us, we expect to retain any future earnings to finance the development and growth of our business.

Our future decisions concerning the payment of dividends on shares of our common stock will depend upon our results of our operations, our financial condition and our development and construction plans, as well as any other factors that our Board of Directors, in its sole discretion, may consider relevant.

Item 2.      Financial Information

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements, the notes to those consolidated financial statements, and the other financial information appearing elsewhere in this registration statement. The following discussion, analysis and other parts of this registration statement, in addition to historical information, contain forward-looking statements that reflect our plans, estimates, intentions, expectations, and beliefs. Such statements are only predictions, and our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance.  See “Special note regarding forward looking statements.” Factors that could cause or contribute to such differences include those set forth in “Item 1A - Risk factors” contained elsewhere in this registration statement.

Overview

We are in the business of developing, constructing, owning and operating gasification facilities that convert high carbon content feedstocks such as coal, petcoke and renewables into SG, which then may be used as a fuel for the generation of electric power or converted into SNG, H2 or Fisher Tropsch liquids. We plan to sell in the future, the SNG produced by our gasification facilities to third party customers and we also plan to convert the SG into other end products for sale to third party customers.

We do not have facilities currently in operation.  No revenues are currently derived from the projects that we plan to develop, construct, own and operate. Based on our current target operational dates for our projects, we do not expect these projects to begin generating significant revenues for twenty-four to thirty-seven months following funding.

Our goal is to develop and construct ultra clean Btu Conversion and SNG production facilities so that we can advance our leadership position in the United States in the ownership and operation of these facilities. Over the next four years we will require substantial capital resources to fund construction and financing costs relating to the development of our principal projects. Capital requirements for full construction of Gas 1, Gas 2 and CCGT are expected to be approximately $497.0 million, $1.02 billion, and $627.3 million, respectively. Additional capital requirements for the full construction of Cleantech Energy Project are expected to be approximately $2.3 billion. We have not yet entered into fixed price EPC arrangements with respect to our Cleantech Energy Project, but have considered the possibility of entering into general services agreements with a third party to provide EPC services with respect to such project. As a result, project costs for the Cleantech Energy Project are based upon our internal estimates. We intend to finance a significant amount of the funds necessary for the construction of our projects through a mix of equity and debt, which will consist primarily of project-specific non-recourse debt using the assets of each project to secure such debt. As a result, we will be highly leveraged and our assets will be subject to forfeiture upon any default on project-specific debt.

Selected Financial Data

The following selected financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this report.  The selected balance sheet data for the period from inception on November 30, 2009 (audited) and the six months ended June 30, 2010 (unaudited) and the selected statements of operations data for the period from inception on November 30, 2009 (audited) and for the six months ended June 30, 2010 (unaudited) have been derived from our financial statements, which are included elsewhere in this report.  Balance sheet data and statements of operations data for earlier periods have not been included because the Company was dormant during those periods. Historical results are not necessarily indicative of the results to be expected in the future.

	From
	Inception on
	November 30,
	2009	Six Months
	To	Ended
Statement of Operations	December 31, 2009	June 30, 2010
	(Audited)	(Unaudited)
Operating Expenses
General and Administrative Expenses	$3,608	$841,100
Net (loss) from Operation before Taxes	(3,608)	(841,100)
Provision for Income Taxes	-	-
Net (Loss)	$(3,608)	$(841.100)

Net Loss Per Common Share – Basic and Diluted	$0.00	$(0.01)

Weighted Average Number of Common Shares	75,000,000	75,000,000
Outstanding

Consolidated Balance Sheet Data:	December 31, 2009	June 30, 2010
	(Audited)	(Unaudited)
Current Assets
Cash	$100	$71
Total Assets	$100	$720,480,100

Total Liabilities	-	7,131,891

Total Stockholders’ Equity (Deficit)	100	713,348,208

Total Liabilities and Stockholders’ Equity	$100	$720,480,100

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information should be read in conjunction with the financial statements and notes appearing elsewhere in this Form 10.  We are a development stage company and have had no revenues for the period from inception on November 30, 2009 to year end at December 31, 2009.  We anticipate that we may not receive any significant revenues from operations until we begin to receive some revenues from operations at our Lima Energy Project which we estimate will be at a minimum approximately twenty-four to thirty-seven months from funding.

The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this Form 10, particularly in the section entitled "Item 1A - Risk Factors" discussed elsewhere in this Form 10.

For the period from inception on November 30, 2009 to year end at December 31, 2009 (audited) and the six months ended June 30, 2010 (unaudited).

Revenues

We have no revenues for the period from inception on November 30, 2009 to year end at December 31, 2009 and no revenues for the six months ended June 30, 2010, and do not anticipate any significant revenues for twenty-four to thirty-seven months, as stated above.

Operating Expenses

Our operating expenses for the period from inception on November 30, 2009 to year end at December 31, 2009 totaled $3,608 and for the six months ended June 30, 2010 totaled $837,492.  The primary component of our 2009 expense was related to organizational activities and for the six months ended June 30, 2010 was related to organizational activities and salary expenses.

Net Loss

For the period from inception on November 30, 2009 to year end at December 31, 2009, we experienced a $3,608 net loss and for the six months ended June 30, 2010, we experienced a $837,492 net loss.

Liquidity and Capital Resources

We have had no revenues since inception.  We have obtained cash for operating expenses through advances and/or loans from stockholders.  While the technology we intend to utilize is currently operational at some facilities in the United States, we do not yet have an operating commercial facility, and we anticipate it will be approximately twenty-four months and thirty-seven months from the date of the project’s financing until the CCGT phase or Gas 1 phase, respectively, are constructed and operational at our Lima Energy Project.  Once the first phase is completed and fully operational, we should begin to receive revenues from plant operations, but we cannot predict exactly when those revenues will start. We expect to commence commercial operation of Gas 1 within approximately 37 months from the date of Gas 1 project financing and of CCGT within approximately 24 months from date of CCGT project financing.

Net Cash Used by Operating Activities

Our primary uses of funds in operations were payments related to organizational activities for 2009 and were related to organizational activities and salary expenses for the six months ended June 30, 2010.

Major Acquisitions

In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company.  Lima Energy Company is the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and possibly hydrogen.  The Project consists of 3 phases which are: 1) Gas 1, designed to produce 14 BCF/yr of SNG; Gas 2, designed to produce 33 BCF/yr of SNG, and; 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.  In exchange for Lima Energy stock, the Company will pay Global Energy $6,439,429.00 which represents the book value of construction-in-progress to date and Global Energy will retain a 50% equity interest in the single unit, Gas 1.  Payment of this consideration will be made with a senior secured note to Global Energy with 7% per annum accrued interest, which is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.

In June 2010, Cleantech Energy Company, wholly-owned subsidiary, entered into an agreement to acquire approximately 1.02 billion BOE (Barrels of Oil Equivalent) from Interfuel E&P Ltd. This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project, an Ultra Clean Btu Conversion project that is being designed to produce 182 BCF/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  The 1.02 billion BOE described elsewhere in this registration statement equals the energy content of the net tons of PRB referred to here.  We have acquired the energy asset from Interfuel E&P as described elsewhere in this statement, at terms favorable to us.   In exchange for this asset, Cleantech issued to Interfuel preferred stock valued at approximately $714 million ($0.70/BOE). Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech.  Provided there is net income in a given year, Cleantech will redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to common shares, according to this formula:  for every one percent (1%) of the original face amount of preferred shares that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production.

Future Capital Requirements

Based on our current operational costs, we will need substantial capital to fund our operations for the next 12 months, and for the following twelve months, or until the initial plant is up and running.  Accordingly, we estimate we need to raise significant capital for each year of the next two years in order to meet our funding commitments and continue operations.

At this filing date, we do not have firm commitments for funding but intend to seek sufficient debt or equity funding to meet both our project capital requirements and funding sufficient for our continuing operations.  For the next 12 months, we anticipate requiring a total of approximately $10 million in order to fund our continuing operations, outside of the projects costs disclosed below.

We are in discussions with several interested parties who may fund some or all of the estimated costs but have no definitive agreements in place.

We intend to finance our operations primarily through internally generated cash, long and short-term borrowings, and infusions of capital from new and existing shareholders.

Our cash requirements depend on many factors, including our project development activities, construction of our projects, and the number of employees required to drive our future growth. Over the next four years, we expect to make significant expenditures to expand our projects currently under development and construction and to bring them into commercial operation. We intend to finance a significant amount of the costs of these projects through a mix of equity and debt, which will consist primarily of project-specific non-recourse debt using the assets of each project to secure such debt. We expect to incur total project costs of $497.0 million for full construction of Gas 1, $1.02 billion for full construction of Gas 2, $627.3 million for full construction of CCGT, and $2.3 billion for full construction of Cleantech Energy Project to bring each project into commercial operation. We likely will enter into a “fast-track” EPC contract with a third party which will allow work to progress under a general services arrangement on a time and materials contract basis for the Cleantech Energy Project and allows us to agree, at our option, on the terms of a fixed price EPC contract with such third party. As a result, project costs for this project are based upon our internal estimates.  We note that a non-dilution provision in the Exchange Agreement, described under “Item 10. Recent Sales of Unregistered Securities - Exchange Agreement,” which required additional shares to be issued to the original shareholders of the Company such that they could not be diluted in their ownership percentage has expired as of the effective date of the registration statement, September 27, 2010.
We will require substantial capital resources to fund the project costs related to our development and construction plan. Our ability to obtain adequate funding for our development and construction plan as well as for our working capital needs will depend on a variety of factors and cannot be guaranteed. For full finance for the Lima Energy Gas-1 phase, we are focusing primarily on $400 million of Ohio Air Quality Development Authority bonds.  While under the auspices of OAQDA, the bonds will be underwritten by a conventional investment bank, and Lima Energy is in active discussions with a bond underwriter to undertake this financing.  Now that the economy is beginning to rebound, we are encouraged by currently ongoing negotiations toward this end, with the objective of closing the financing in 2010.  There can be no assurance that the placement of the OAQDA bonds will be completed in a timely manner or at all.  The private placement bonds will be nonrecourse to USASF.  The long term agreement for the sale of SNG to P&G is for approximately half of the SNG to be produced from Gas 1.  As stated earlier, owing to the attractiveness of the agreement, P&G has agreed to a total of nine (9) amendments to date with the tenth amendment fully agreed upon and scheduled for execution shortly to advance the project finance and commercial operation milestones as the project has been delayed.

No Off-Balance Sheet Arrangements

We have not, and do not have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of establishing off-balance sheet arrangements or other contractually narrow or limited purposes. Therefore, we do not believe we are exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Inflation

Certain of our product offerings and supplies potentially may be subject to future price fluctuations due to inflationary and other market conditions. We believe that we largely will be able to pass such increased costs on to our customers through price increases, although we may not be able to adjust our prices immediately due to fixed price contracts for specific terms. In general, we do not believe that inflation will have a material effect on our results of operations in coming years. Technological advances have not caused prices on certain products to decrease, which could have a negative impact on margins.

Factors That May Affect Our Financial Condition

Our revenues will be subject to many risks and uncertainties, some of which are detailed in the section of this registration titled “Risk Factors,” including the following:

Financing. Over the next four years, we expect to need $497.0 million for full construction of Gas 1, $1.02 billion for full construction of Gas 2, $627.3 million for full construction of CCGT, and $2.3 billion for the full construction of Cleantech Energy Project.  We intend to supply the funds necessary for the Lima Energy Project through a combination of equity and debt, primarily through the issuance of OAQDA bonds or other nonrecourse debt financing specific to the Lima Energy Project, and the funds necessary for the Cleantech Energy Project through a combination of asset contributions and debt, primarily non-recourse debt financing specific to that project. Lima Energy is currently seeking financing of $400 million to be provided by the OAQDA through the issuance of $400 million of bonds in a private placement on behalf of the State of Ohio for the purpose of providing debt financing for Gas 1. The OAQDA bonds, if issued, will be non-recourse to USASF. However, there can be no assurance that the placement of the OAQDA bonds will be completed in a timely manner or at all. We expect that the debt financing component for Gas 2 and CCGT will consist primarily of the issuance of additional series of OAQDA bonds or other project-specific nonrecourse debt financing. However, we may not be able to obtain adequate debt financing for Gas 2 or CCGT, or for any of our projects, on terms consistent with our expectations to support our development and construction plan in a timely manner. For example, we may be unable to secure financing for any of our projects until we sign a long-term off-take agreement with third parties at a fixed price. If we are unable to raise adequate funds, or to raise adequate funds on terms acceptable to us, we may have to delay, reduce or eliminate some or all of our development and construction plan or take other steps, including liquidating some or all of our assets, each of which will directly impact our results of operations. We intend to manage this financing risk by attempting to secure for each project, among other things, adequate equity investment, adequate fixed price EPC and related contracts and adequate off-take arrangements, although our ability to obtain debt financing for each project will also depend on factors beyond our control such as market conditions (including actual project costs) and the opinions of the independent engineers we retain.

Fluctuations in natural gas and other energy commodity prices and the sale prices established in our off-take agreements. Our results of operations will be directly impacted by the price of wholesale natural gas, electricity, petcoke and coal. The markets for some of these commodities are often highly volatile. Wholesale energy market prices may fluctuate considerably and, as a result, our products may fail to remain price competitive relative to natural gas, electricity or other sources of energy. Furthermore, as a result of the long construction cycle for each of our projects, current prices for commodities such as coal, electricity and natural gas may not be indicative of the prices for such commodities at the time our projects are expected to commence commercial operations. We intend to manage our wholesale price risk by implementing a risk management strategy that attempts to assure project lenders of adequate revenue to cover operating and financing costs by entering into long-term off-take agreements for a significant portion of the output from our gasification and SNG production facilities with fixed prices or suitable price floors. Our project revenues will depend upon our ability to negotiate and maintain such long-term off-take agreements at prices satisfactory to us. However, as a result of commodity price fluctuations and uncertainties and our construction schedule, the prices at which we are able to sell our uncommitted project output pursuant to such off-take agreements may vary considerably.

Fluctuations in construction costs and changes to our planned schedule and project budget for each project. Until we have entered into a fixed price EPC contract for a particular project, in which the EPC contractor agrees to meet our planned schedule and projected total costs for a project, we are subject to potential fluctuations in construction costs and other related project costs. We currently have not entered into such an EPC contract for our Cleantech Energy Project and the project costs for such project are therefore subject to the risk of increased construction and other related costs. In addition, the expected date of first commercial operation and the projected total project costs for each project are based on our internal estimates and depend on a variety of assumptions that ultimately may prove to be incorrect. As a result, even after we have entered into a fixed price EPC contract with respect to a particular project, we may later conclude that the project schedule and budget for that project contained incorrect assumptions and previously unknown execution risks that may cause changes to originally planned schedules and, in certain cases, may alter the originally agreed-upon costs for such project. While we intend to manage these risks by entering into carefully negotiated EPC contracts with appropriate assumptions to the extent possible, to a large degree, our financial results will depend on our ability to implement our development and construction plan on time and on budget.

Fluctuations in the price of feedstock for our facilities. Our ability to operate our facilities once we have completed development and construction is dependent upon the availability of feedstock at reasonable prices. Different gasification technologies utilize different types of feedstock, including coal, petcoke and renewables. We also expect to purchase electricity and natural gas from time to time. During periods of rising prices for such feedstocks, we may incur significant increases in our operating costs, thus reducing our margins.  We intend to manage the risk associated with fluctuations in the price of feedstock by purchasing long term BOE energy assets and entering into hedges where appropriate.

Item 3.       Properties

1.02 Billion BOE Energy Asset

We have entered into an agreement to acquire a significant solid hydrocarbon energy asset for use in our Cleantech Energy Project. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  The 1.02 billion BOE described elsewhere in this registration statement equals the energy content of the net tons of PRB referred to here.  We have acquired the energy asset from Interfuel E&P as described elsewhere in this statement, at terms favorable to us.  In exchange for this approximately 1.02 billion BOE energy asset, Cleantech Energy Company issued to Interfuel E&P Ltd. preferred stock valued at approximately $714 million (approximately $0.70/BOE).  This solid hydrocarbon energy asset contains a medium sulfur content and relatively low Btu per-pound of solid hydrocarbon material, the detailed specifications of which are included in the agreement between our subsidiary, Cleantech Energy Company and Interfuel E&P Ltd.  Based on current project design, we believe this solid hydrocarbon energy asset represents approximately a 25-year supply if used as feedstock at the Cleantech Energy Project.

Cleantech Energy will select an experienced company to permit, install and operate a solid hydrocarbon BOE production facility.  Permits from applicable state regulatory authorities are required before the production of energy assets may commence.  Applications for permits require engineering and data analysis and presentation, and must address a variety of environmental, health and safety matters associated with a proposed production operation.  These matters include such aspects as the manner and sequence of solid hydrocarbon production, management of overburden, and development of a reclamation plan for after production is complete.

Real Estate

The Lima Energy Project is being constructed on approximately 63 acres of land consisting of two adjoining tracts of land to be purchased by Lima Energy from the City of Lima pursuant to a Real Estate Acquisition and Development Agreement executed by Lima Energy and the City of Lima on June 9, 2008. Pre-acquisition construction activities have included site clearance and site preparation work, as well as construction of 100,000 square feet of engineered concrete for the project’s fuel facility.  Although this agreement has expired, a new agreement has been drafted for signature which is included as an exhibit to this registration statement.  We note, however, that this draft agreement is subject to change prior to being fully executed.  We expect to close on the property as soon as financing is in place.  In the mean time, the City of Lima has provided Lima Energy a letter authorizing continued access to the site.

The Company currently has office space at its headquarters located at 312 Walnut Street, Suite 1600, Cincinnati, Ohio 45202.  Management intends to enter into a long term lease for office space in the near future.

Item 4.       Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the date of this filing, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially five percent or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of the Company, 312 Walnut Street, Suite 1600, Cincinnati, Ohio 45202.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage
	As of the date of this filing
5% Shareholders:
Fifth Third Bank Agent for Lynne R. Graves
Trustee,
U/A Trust 3 dated December 1, 2005 (1)	9,000,000	12.00%

Executive Officers and Directors:
Harry H. Graves (2)	42,555,430	56.74%
Steven C. Vick	480,000	*
V. Daniel Magarian	2,255,344	3.01%
Dwight N. Lockwood	441,420	*
Lynne R. Graves(3)	42,555,430	56.74%

All executive officers and directors as a group:
(5 persons)	45,732,194	60.98%

Total Shares Outstanding as of the date of this filing	75,000,000	100.00%

*	Less than 1%
(1)
Fifth Third Bank, 38 Fountain Square Plaza, Floor 17, Cincinnati, Oh 45202.  Mrs. Graves holds sole investment and voting power with respect to the shares held by Fifth Third Bank Agent for Lynne R. Graves, Trustee.

(2)
Includes 13,119,570 shares beneficially owned by Mr. Graves’ spouse and 1,200,000 shares beneficially owned by The Belcaro Group, a shareholder of the Company, which owns 3,000,000 shares of common stock.  Mr. Graves is a partner in The Belcaro Group, holding a 40% share, and has beneficial ownership of his pecuniary interest in such shares.

(3)	Includes 29,435,860 shares beneficially owned by Mrs. Graves’ spouse and 9,000,000 shares held in trust by Fifth Third Bank as trustee for the benefit of Mrs. Graves’ issue.

Item 5.       Directors and Executive Officers

Set forth below are the name, age and position and a brief account of the business experience of each of our directors and management team, including our executive officers:

Directors and Executive Officers
Name	Age	Position

Harry H. Graves* (1)	54	Chairman of the Board and Chief Financial Officer
V. Daniel Magarian	50	Director
Steven C. Vick	59	Director, President and Chief Executive Officer
Dwight N. Lockwood	63	Group Vice President
Lynne R. Graves(1)	53	Secretary

*  The term of each current director expires at the next annual meeting of shareholders, the date of which has not been established.  It is expected that each current director will be nominated for a new term, together with such additional nominees as the Board of Directors may propose
(1)   Mr. Graves and Mrs. Graves are husband and wife.

Biographical  Information

Harry H. Graves— Chairman of the Board and Chief Financial Officer. Mr. Graves is serving as our Chief Financial Officer.  He was appointed to our Board of Directors in December 2009, where he continues to serve as Chairman.   Mr. Graves is President and Chief Executive Officer of Global Energy, Inc. and has served in that capacity since the company’s founding in 1988. Mr. Graves has served on the Steering Committee of the Coalition for the Green Bank, Washington, D.C. Mr. Graves was also the longest standing founding director of the Washington, D.C.-based Gasification Technologies Council, an organization formed to promote a better understanding of the potential role of gasification in the energy industry. Prior to 1988, Mr. Graves worked for Procter & Gamble Company in positions of increasing responsibility in the Boston, New York, Philadelphia and Minneapolis markets from 1978 to 1988, including Central Field Manager and Special Markets Manager at Procter & Gamble Company’s world headquarters in Cincinnati, Ohio. Mr. Graves earned a B.A. in economics from Trinity College in Hartford, Connecticut.

Dr. Steven C. Vick—Director, President and Chief Executive Officer.  Dr. Vick was appointed to our Board of Directors in July, 2010.  Dr. Vick also is serving as President and Chief Executive Officer for the Company.  In addition, he is Chief Technology Officer for Global Energy, a position he has held since March 2006, and has served as the President of Carbon Management Technologies since February 2008. Dr. Vick has served in various capacities with Global Energy and its affiliated companies since August 1995, including General Manager at the Wabash River Gasification Facility, now known as SG Solutions LLC, from September 2003 to February 2006 when it was under Global Energy’s management, and Senior Vice President of Global Environmental, Ltd. from 1995 to 2003.   Before joining Global Energy, Dr. Vick served as the President of Trans-End Technology, a PCB disposal company, from June 1994 until April 1995. From 1977 until June 1994, Dr. Vick worked for Union Carbide Corporation’s chemical and polymers companies and UNISON Transformer Services, Inc., a Union Carbide Corporation subsidiary, in various positions of increasing responsibility, including Director of Research and Technology. Dr. Vick earned a PhD in inorganic chemistry from Massachusetts Institute of Technology.

V. Daniel Magarian—Director.  Mr. Magarian was appointed to our Board of Directors in July 2010.  In 2001, Mr. Magarian led the acquisition of EMI, and is currently President and CEO of EMI Network, Inc., a marketing services company for which he has led the turnaround and growth.  Mr. Magarian has over 30 years leadership experience in developing, forming, merging and growing companies in both marketing/printing and transportation sectors.  Prior to acquiring EMI, he took on a consulting role specializing in workout turnarounds, mergers and acquisitions, assisting companies with re-capitalization and strategic value enhancement.  He has served in management positions at Balmar Printing & Graphics, Professional Transportation Group and PTG Logistics where he was President and Partner, and was Managing Partner for Burke Strategic Partners, PLL prior to the acquisition of EMI Network.

Dwight N. Lockwood—Group Vice President.   Mr. Lockwood is serving as Group Vice President for the Company.  He has served in a similar capacity with GEI since June 2006. Since joining Global Energy in 1997, Mr. Lockwood has held the positions of Manager, Regulatory Affairs, Vice President, Regulatory Affairs and Senior Vice President, before becoming Group Vice President. In 2006, Mr. Lockwood was named President of Gasification Engineering Corporation (GEC), a Global Energy subsidiary, to lead the technical and project implementation of Global Energy projects.  From June 1995 to June 1998, Mr. Lockwood operated a private environmental and project management consultancy. From 1981 to 1995, Mr. Lockwood held a number of positions with Standard Oil of Ohio (British Petroleum), including project management positions in the development of the Prudhoe Bay, Alaska oil fields and in environmental management at a major oil refinery as well as its corporate oil business unit. While at BP Oil Company, a division of BP America Inc., Mr. Lockwood conducted internal corporate environmental consulting and auditing from 1991 to 1994.  Prior to joining Standard Oil of Ohio (British Petroleum) in 1981, Mr. Lockwood held positions in the pipeline and refining divisions of UNOCAL Corporation in California. Mr. Lockwood is a licensed professional engineer in California, Ohio and Alaska, and holds a Qualified Environmental Professional (QEP) certification. Mr. Lockwood served as a pilot in the United States Navy from 1969 to 1973 and earned an MSME from Oregon State University.

Lynne R. Graves— Secretary.  Mrs. Graves has served as Secretary of the Company since its formation.  She also serves as Secretary of GEI, a position she has held since 1994. Prior to that time, Mrs. Graves held various underwriting positions in the insurance and reinsurance industries, including at CIGNA Corporation from 1978 to 1979, Insurance Corporation of North America from 1979 to 1980, and E.W. Blanch Co. from 1980 to 1983. From 1983 to 1986 she served as Employee Benefits Consultant for Johnson & Higgins (now Marsh & McLennan Companies) and for Rollins Hudig Hall (now Aon Corporation) from 1990 to 1992.  She has additionally served on the boards of several non-profit community organizations.  Mrs. Graves earned a B.A. in French from Middlebury College.

No director or executive officer has, within the last ten (10) years (i) filed any federal bankruptcy petition or any like petition under state insolvency laws; (ii) been convicted in or been the subject of any pending criminal proceedings; (iii) been the subject of any order, judgment, or decree involving the violation of any state or federal securities laws; or (iv) been temporarily or permanently barred from engaging in any type of business practice, or those practices specifically listed in and requiring disclosure under 17 CFR Section 229.401(f).

There are no agreements or other understandings between any executive officer and any other person(s) regarding such officer’s selection as an officer.

Board of Directors

Our Board of Directors currently consists of three directors (Mr. Magarian, Mr. Graves, and Dr. Vick), with Mr. Graves serving as its chairman. Over the next twelve months, we expect that our Board of Directors will be expanded to consist of seven directors and that Mr. Graves will continue to serve as chairman.   At the time of the expansion to seven directors, the majority of our Board of Directors will be, independent directors for purposes of compliance with the corporate governance rules as approved by the SEC for The NASDAQ Market.

Board Committees

Shortly following the effective date of this registration, our Board of Directors will have an audit committee, a compensation committee, and a nominating and governance committee. Each of these committees will operate pursuant to a charter approved and adopted by our Board of Directors and the committee.  Our Board of Directors has determined that all of the individuals who will serve on these standing committees will be independent to the extent required by, or as defined under, the rules approved by the SEC for the NASDAQ Global Market and, in the case of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit committee

We expect that at least one of the independent directors will serve as chair of the audit committee. Our Board of Directors has determined that the chair of the audit committee will qualify as an “audit committee financial expert” within the meaning of the regulations of the SEC and the NASDAQ rules. The primary responsibilities of our audit committee will include:

•	Appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is Killman, Murrell & Company, P.C.
•	Overseeing the work of our independent registered public accounting firm, including the receipt and assessment of reports from that firm.
•	Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures.
•	Preparing the audit committee report required by SEC rules to be included in our annual proxy statements.
•	Monitoring our internal control over financial reporting and our disclosure controls and procedures.
•	Reviewing our risk management status.
•	Establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns.
•	Meeting independently with our independent registered public accounting firm and management.
•	Monitoring compliance by our senior financial officers with our code of conduct and ethics.

All audit and non-audit services to be provided by our independent registered public accounting firm must be approved in advance by the audit committee.

Compensation committee

We expect that one of the independent directors will serve as the chair of the compensation committee. None of the persons who will be members of our compensation committee will have ever been employed by us. The primary responsibilities of the compensation committee will include:

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer.
•	Determining the compensation of our chief executive officer.
•	Reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers.
•	Overseeing an evaluation of our executive officers.
•	Overseeing and administering our cash and equity incentive plans.

Nominating and governance committee

We expect that Mssrs. Magarian, Vick, and Graves will serve on our nominating and governance committee initially.  The primary responsibilities of the nominating and governance committee will include:

•	Identifying individuals qualified to become members of our Board of Directors.
•	Recommending to our Board of Directors the persons to be nominated for election as directors and to each of our board’s committees.
•	Reviewing and making recommendations to our Board of Directors with respect to management succession planning.
•	Developing, updating and recommending to our Board of Directors corporate governance principles and policies.
•	Overseeing the evaluation of our Board of Directors.
•	Reviewing and making recommendations to our Board of Directors with respect to director compensation.

Code of Conduct and Ethics

Our Board of Directors will adopt a code of conduct and ethics that will be effective immediately following the effective date of this registration statement. The code of conduct and ethics will establish the standards of ethical conduct applicable to all directors, officers, and employees of our Company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities, and confidentiality requirements. The audit committee of our Board of Directors will be responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our shareholders. In preparation for the completion of this registration, and in the event the Company makes an application for listing of the Company’s shares on the NASDAQ  Global Market, we have been reviewing the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and The NASDAQ Stock Market. Based on this review, our Board of Directors has begun taking steps to implement many of these provisions and rules. In particular, we will adopt charters for the audit committee, compensation committee and nominating and governance committee, as well as a code of conduct and ethics applicable to all of our directors, officers, and employees.

Election of Directors and Vacancies

The Company’s Bylaws provide that the size of the Board of Directors,  which currently consists of three (3) directors, may be changed from time to time by resolution of the Board of Directors, and that new directors shall be elected to office by the shareholders at the annual meeting. There are no agreements with respect to the election of directors.  Our Bylaws further provide that vacancies on our Board of Directors may be filled by the affirmative vote of a majority of the remaining directors even if such majority is less than a quorum, or by the plurality of votes cast at a meeting of shareholders.  Directors elected to fill vacancies hold office until the expiration of the term of the director they replaced.

Item 6.       Executive and Director Compensation

Compensation Discussion and Analysis

Overview

As of the date hereof, the Company has not established formal compensation objectives, policies and practices with respect to our principal executive officer, principal financial officer, and our other executive officers, collectively referred to as our named executive officers, as determined in accordance with applicable SEC rules.

The complex nature of our business and the industry in which we operate requires that we attract and retain the best executive, professional and technical expertise we can, including individuals with the know-how and experience to enable us to succeed.

In light of these and other factors, we understand that we need to offer compensation packages that may be above the median for the industry segment in which we operate.

We expect decisions regarding the compensation to be paid to our named executive officers to be made by our compensation committee and in accordance with its written charter.  Each of our named executive officers is currently serving the Company pursuant to informal engagement arrangements. The annual salary of our principal executive officer is $277,000, which was based on a review of the compensation offered to other executive officer candidates, as well as with his input.  Our principal financial officer’s annual salary is $200,000, based on similar circumstances.   It is expected that, after the effective date of this registration,  these arrangements will be developed into more comprehensive and formal compensation plans consistent with the objectives outlined herein, the compensation committee’s charter, and the interests of the Company and its shareholders.

Planned objectives

With the above factors in mind, we expect that our executive compensation programs for our named executive officers will be designed to achieve the following objectives:

•
To provide executives with overall levels of compensation that we believe are competitive with the high growth sector of the energy industry, as well as with the broader spectrum of companies from which we draw our top executives.

•	To attract the highest caliber of talent.
•	To provide executive pay packages with appropriate short and long-term incentives, including annual bonus and equity compensation tied to individual and company performance.
•	To reward performance that creates shareholder value for our company.

Components of future executive compensation programs

We expect that our executive officer compensation plans will include some combination of the following elements of compensation that are generally recognized as important in attracting and retaining qualified individuals:

•	Base salaries.
•	Annual cash incentives.
•	Long-term incentives.
•	Employee benefits programs.
•	Stock Incentive Plan.

While we have not adopted any formal policies regarding executive compensation, including policies or guidelines for allocating compensation among salary, annual cash incentives, long-term incentives and other benefits, we expect to do so within the next 12 months.

Summary Compensation Table

The following table provides information with respect to compensation for our named executive officers.

Name and					Stock		All other
Principal Position	Year	Salary		Bonus	Awards		Compensation	TOTAL

Steven C. Vick	2009	N/A	(1)	N/A	N/A	(1)	N/A	N/A
President and CEO

Harry H. Graves	2009	N/A	(2)	N/A	N/A	(2)	0	0
Chief Financial Officer

Dwight N. Lockwood	2009	N/A	(3)	N/A	N/A	(3)	N/A	N/A
Group Vice President

(1) Dr. Vick’s current annualized salary is $277,000 and became effective after December 31, 2009.
(2) Mr. Graves served on our Board of Directors  in 2009.  No compensation was received for 2009.  Mr. Graves’ position as Chief Financial Officer  became effective after December 31, 2009. His current annualized salary is $200,000.

(3) Mr. Lockwood’s current annualized salary is $287,000 and became effective after December 31, 2009.

Director Compensation

2009 - Director Compensation
Fees
	earned				Nonqualified
	or			Non-equity	deferred
	paid in	Stock	Option	incentive plan	compensation	All other
	cash	Awards	Awards	compensation	earnings	compensation	Total
Name	$	$	$	$	$	$	$

All directors *	0	0	0	0	0	0	0

* The directors of the company did not receive any fees, awards or compensation in 2009.

The directors serving during all or part of 2009 were W. Brown Glenn Jr., J. Bradley Davis, and John L. Kelly.  Mr. Graves, our principal financial officer also served as a director and his compensation is noted in the Summary Compensation Table for the named executive officers.

Beginning in 2010, each non-employee member of our board of directors is entitled to an annual fee of $35,000, which the director may elect to receive in cash or in shares of our common stock.

Following the effective date of this registration, we expect that our compensation committee will determine the compensation and benefits for our directors in consideration of their services on the board.

Item 7.       Certain Relationships and Related Transactions, and Director Independence

In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company.  Lima Energy Company is the project company for the Lima Energy Project, an ultra clean Btu Conversion project under development and initial construction in Lima, Ohio.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen, if demand for this product develops in the future.  The Project consists of 3 phases which are GAS 1, GAS 2, and CCGT (described elsewhere in this registration statement).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.  In exchange for Lima Energy stock, the Company will pay Global Energy $6,439,429 which represents the book value of construction-in-progress to date (historical cost) and Global Energy will retain a 50% equity interest in the single unit, GAS 1.  Payment of this consideration will be made with a senior secured note to Global Energy with 7% per annum accrued interest, with is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.

Policies and Procedures with Respect to Related Party Transactions

As of the date hereof, our Board of Directors has not adopted formal written policies or procedures regarding the review, approval or ratification of related party transactions. It is the Company’s intention to adopt such policies and procedures in the immediate future.  Such policies will include, among other things, descriptions of the types of transactions covered, the standards to be applied in reviewing such transactions, the process for review of such transactions, and the individuals on the Board of Directors or otherwise who are responsible for implementing the policies and procedures. It is our intention that our audit committee, which will be comprised entirely of independent directors, will be responsible for such matters on an ongoing basis, consistent with its written charter.  Notice of the Company’s adoption of these policies and procedures will be given to all appropriate Company personnel.

Director Independence

Our Board of Directors has determined that the following directors are independent directors for purposes of compliance with the corporate governance rules of The NASDAQ Stock Market, LLC or the applicable NASDAQ rules: Mr. Magarian. We intend to comply with NASDAQ rules relating to the number of independent directors composing our board and we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.

Item 8.       Legal Proceedings

We are not currently a party to any material litigation and we are not aware of any pending or threatened litigation against us that could have a material adverse effect on our business, operating results or financial condition. However, we may from time to time be involved in legal proceedings in the ordinary course of our business.

Item 9.       Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

From August 1999 to January 2001, our common stock was listed on the NASDAQ under the symbol “BGST”.  In January 2001 our common stock was delisted from NASDAQ and was quoted on the OTC Bulletin Board.  Following our voluntary delisting and termination of our Exchange Act reporting obligations on March 17, 2003, our common stock was traded on the Pink OTC Markets under the symbol “BGST” until February 23, 2010, at which time the symbol was changed to “USFC”.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Pink OTC Markets.  The quotations reflect inter-dealer prices without retail markups, markdowns, or commissions and may not represent actual transactions.  For current price information, stockholders or other interested individuals are urged to consult publicly available sources.

Period	Sales price per share
	High	Low
Fiscal 2010
Second Quarter	$2.25	$1.00
First Quarter	$7.00	$1.75

Fiscal 2009
Fourth Quarter	$2.00	$0.22
Third Quarter	$1.00	$0.06
Second Quarter	$0.30	$0.06
First Quarter	$0.70	$0.30

Fiscal 2008
Fourth Quarter	$1.45	$0.25
Third Quarter	$1.00	$0.10
Second Quarter	$0.55	$0.02
First Quarter	$0.25	$0.03

Holders

As of June 30, 2010, there were 196 record holders of our common stock.

Dividends

We have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be will be retained for use in our business and, accordingly, we do not anticipate the payment of cash dividends.

Item 10.     Recent Sales of Unregistered Securities

Sales of unregistered securities during the past three (3) year period are disclosed below.

On February 23, 2010, the company issued warrants to purchase 375,000 shares of common stock to John Pfeiffer in exchange for professional services.  The warrants have an exercise price of $7 per share and a three year term. The stock warrants have been canceled as of July 22, 2010 retroactive to February 23, 2010.

On February 23, 2010, the company issued warrants to purchase 375,000 shares of common stock to Geoff High in exchange for professional services.  The warrants have an exercise price of $7 per share and a three year term.  The stock warrants have been cancelled as of July 22, 2010 retroactive to February 23, 2010.

On December 31, 2009, the company  issued 72,750,000 shares of common stock to Global Energy, Inc.  in exchange for the BGST Series B Preferred Stock as outlined in the Exchange Agreement and detailed more fully elsewhere in this registration statement.  The Series B Preferred Stocks was concurrently surrendered and cancelled.

On December 31, 2009 the company issued 2,090,900 shares of common stock to Pegasus Funds, LLC in exchange for the 2,095 shares of BGST Series B Preferred Stock as outlined in the Exchange Agreement.  The Series B Preferred Stock was surrendered and cancelled.

On December 31, 2009, the company issued 72,750 shares of BGST Series B Preferred Stock to Global Energy, Inc. as part of the Exchange of Shares as outlined in the Exchange Agreement dated December 4, 2009.

On December 31, 2009, the company issued 2,095 shares of BGST Series B Preferred Stock to Pegasus Funds LLC in exchange for 2 shares of BGST Series A Super Voting Preferred Stock, which were surrendered and cancelled.

On August 25, 2008, the company issued 2 shares of BGST Series A Super Voting Preferred Stock to Pegasus Funds LLC as consideration for services to reactivate the Company and for payment of expenses on behalf of the Company.  In 2008 and 2009, expenses, which were administrative in nature, were $1,319 and $15,672, respectively.

Shares issued either for services or in exchange for other securities are described below.

Series A Super Voting Preferred Stock

On August 25, 2008, BGST’S board of directors established the Designation of Rights and Preferences for a new series of preferred stock entitled “Series A Super Voting Preferred Stock” and approved issuance of two (2) such shares to Pegasus Funds LLC in connection with services and a cash contribution made by Pegasus Funds LLC relating to renewal of BGST’s charter.  The two shares of Series A Super Voting Preferred Stock were surrendered and cancelled in connection with the Exchange Agreement transactions described below.

Exchange Agreement

In an Exchange Agreement dated as of December 4, 2009, BGST and USASF agreed to a merger of the two companies through a tax free exchange of shares of the two companies, the essential steps and provisions of which are as follows:

1.
All of the issued and outstanding shares of USASF (100 shares, common) held by GEI as sole shareholder, were exchanged for 72,750 shares of newly issued BGST Series B Preferred Stock, which shares were immediately convertible into 72,750,000 newly authorized and issued common shares as part of the transaction.

2.
Pegasus Funds LLC surrendered and exchanged its two (2) shares of Series A Super Voting Preferred Stock for 2,095 shares of BGST Series B Preferred Stock, which shares were also immediately convertible into 2,095,000 newly authorized and issued common shares as part of the transaction.

3.
The issued and outstanding shares of BGST common stock as of the date of the Exchange Agreement, totaling 7,797,693 shares, were reduced to 155,954 shares by means of a fifty to one reverse stock split.

4.	The authorized capital stock of the company was reduced and divided into two classes of stock: 300,000,000 common; 10,000,000 preferred.
5.	All of the existing directors and management of BGST resigned and were replaced by directors and management selected by USASF.
6.
The name of the company was changed from BGST to USASF, which name change was accomplished by USASF changing its name to Cleantech Corporation immediately prior to the certificate of amendment being filed in Delaware which effected the transactions contemplated by the Exchange Agreement.

7.
A non-dilution provision which required additional shares to be issued to the original shareholders of the Company such that they could not be diluted in their ownership percentage has expired as of the effective date of the registration statement, September 27, 2010, as confirmed in a letter from Pegasus Funds, LLC to USA Synthetic Fuel Corporation.

The Exchange Agreement and all transactions required thereunder were duly approved by the boards and shareholders of USASF and BGST.

Subsequent to the Exchange Agreement, a minor adjustment was made to the shares held by Pegasus Funds.  This adjustment was necessary to reconcile the total shares outstanding to the amount recorded by the stock registrar.  As a result, the number of shares owned by Pegasus Funds and its assigns is 2,090,900.

The Company believes that the issuances of the above restricted shares were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the regulations promulgated thereunder.  The transactions were issuances either for services performed or in settlement of debt incurred, or in exchange for other securities.  The transactions were all privately negotiated, none involved any kind of public solicitation, and a restrictive legend was affixed to all of the stock certificates issued in connection with such transactions.

Item 11.     Description of Registrant’s Securities to be Registered

Description of Capital Stock

Common Stock

Our Certificate of Incorporation, as amended, authorizes the Company to issue up to 300,000,000 shares of common stock ($0.0001 par value).  As of the date hereof, there are 75,000,000 shares of our common stock issued and outstanding, which are held by 196 shareholders of record. Of these shares, 74,840,900 are not registered and are restricted from sale pursuant to the Securities Act of 1933, as amended.  The remaining 159,100 shares, which represent the issued and outstanding shares of common stock at the time of the reverse merger (after giving effect to the 50/1 reverse stock split), are not restricted and constitute the “public float” portion of the Company’s Stock.  All outstanding shares of common stock are of the same class and have equal rights and attributes.  Holders of our common stock are entitled to one vote per share on matters to be voted on by shareholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefore. Subject to the rights of the holders of any preferred stock then outstanding, holders of our common stock have exclusive voting rights for the election of our directors and all other matters requiring shareholder action, except with respect to amendments to our Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Upon our liquidation or dissolution, the holders of our common stock are entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding. Our common stock has no cumulative or preemptive rights or other subscription rights. The payment of dividends on our common stock is subject to the prior payment of dividends on any outstanding preferred stock.

Preferred Stock

Our Certificate of Incorporation, as amended, further authorizes the Board of Directors to issue, without shareholder approval, up to 10,000,000 shares of preferred stock ($0.0001 par value), which preferred stock may be issued from time to time in one or more series. As of the date hereof, no shares of preferred stock are issued and outstanding.  All shares of the Series B Preferred Stock authorized and issued pursuant to the Exchange Agreement (and for the sole purpose of effecting the reverse merger) have been converted to shares of the Company’s common stock. In addition, the two (2) shares of BGST Series A Super Voting Preferred Stock outstanding prior to the reverse merger were surrendered and cancelled as part of the Exchange Agreement.  Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of our preferred stock. Our Board of Directors may be able to, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our common stock, and could have anti-takeover effects. Although we do not currently intend to issue any shares of preferred stock, we cannot assure any person or other entity that we will not do so in the future.  The ability of our Board of Directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring, or preventing a change of control of us or the removal of existing management.

Certain Anti-takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

A number of provisions of our Certificate of Incorporation and Bylaws concern matters of corporate governance and the rights of shareholders. These provisions, as well as the ability of our Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms of preferred stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our Board of Directors, including takeovers which our shareholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders, even if the removal or assumption would be beneficial to our shareholders. These provisions also could discourage or make more difficult a merger, tender offer, or proxy contest, even if favorable to the interests of shareholders, and could depress the market price of our common stock. Our Board of Directors believes that these provisions are appropriate to protect our interests and those of our shareholders. Our Board of Directors has no present plans to adopt any further measures or devices which may be deemed to have an “anti-takeover effect.”

Meetings of Shareholders

Our Bylaws require an annual meeting of shareholders for the purpose of electing directors and conducting any other business that may be properly transacted at the annual meeting.  Our Bylaws further provide that special meetings of our shareholders may be called only by our Board of Directors or by any committee thereof duly formed and authorized to call such meeting, unless otherwise required by law.

Amendment of Bylaws

Our Certificate of Incorporation provides that the power to adopt, amend or repeal the Company’s Bylaws resides in the Board of Directors, but that the shareholders may make additional Bylaws and may alter or repeal any Bylaw(s), whether adopted by them or otherwise, by an affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote on such proposal at a duly held meeting of the shareholders or, without a meeting, by written consent, signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.

Item 12.     Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Bylaws provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, each person that such section grants us the power to indemnify.

The DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	Any breach of the director’s duty of loyalty to the corporation or its stockholders.
•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.
•	Payments or unlawful dividends or unlawful stock repurchases or redemptions.
•	Any transaction from which the director derived an improper personal benefit.

In accordance with Section 102(a)(7) of the DGCL, our Certificate of Incorporation eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the Company intends to enter into indemnification agreements with each of our directors and executive officers, the form of which has been filed as Exhibit 10.6 and reference is hereby made to such form.  Under each indemnification agreement we (i) will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or executive officer; and (ii) are obligated to pay the director or executive officer all identifiable expenses promptly as they are incurred by the director or executive officer, provided that he or she is obligated to repay the amount of any of these expenses to the extent that it is proven by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to us or undertaken with reckless disregard for our best interests.

In addition to the above-referenced indemnification, the company has initiated the process of obtaining Directors and Officers Liability Insurance on behalf of our directors and officers. The company has retained the insurance brokerage firm of Marsh & McLennan to negotiate coverage terms, liability limits, and pricing commensurate with industry guidelines. Such insurance will be placed in effect no later than the date of the company’s follow on offering.

Item 13.     Financial Statements and Supplementary Data

The Company's financial statements for the years ended December 31, 2009 and 2008, have been audited to the extent indicated in their report by Killman Murrell & Company, P.C., an independent registered public accounting firm. The financial statements have been prepared in accordance with generally accepted accounting principles and are included in Item 15 of this Form 10. Please see the Financial Statements Index on page F-1.

Item 14.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have not had any disagreements with our auditors on any matters of accounting principles, practices, or financial statement disclosure.

Item 15.     Financial Statements and Exhibits

(a)
Our audited financial statements for the years 2009 and 2008, including the report of our independent registered public accounting firm, are attached hereto beginning at page F-1 immediately following the signature page of this registration statement.

(b)	See the exhibit index immediately following the signature page to this Form 10.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

USA Synthetic Fuel Corporation

Date: October 21, 2010	By:	/s/ Dr. Steven C. Vick
	Name:	Dr. Steven C. Vick
	Title:	President & CEO

EXHIBIT INDEX

No.	Description

2.1*	Exchange Agreement, dated December 4, 2009 By and among BigStar Entertainment, Inc., USA Synthetic Fuel Corporation, Shareholder of USASF, and Pegasus Funds LLC

2.2***
Letter dated July 21, 2010 clarifying expiration of obligation to issue additional shares pursuant to the terms of the Exchange Agreement, dated December 4, 2009 by and among BigStar Entertainment, Inc., USA Synthetic Fuel Corporation, Shareholder of USASF, and Pegasus Funds LLC.

3.1*	USA Synthetic Fuel Corporation - Restated Certificate of Incorporation

3.2*	Bylaws of USA Synthetic Fuel Corporation

4.1*	Specimen certificate for shares of common stock

10.1**	License Agreement between GEC and Lima Energy

10.2*	Revision to License Agreement between GEC, Lima Energy, and ConocoPhillips, July 30, 2003

10.3*	EPC Agreement Lima Energy Co and Gasification Engineering Corp -

10.4*	Reserved by Company

10.5*	Amended and Restated SNG Purchase and Sale Agreement- August 13, 2007

10.5a*	First Amendment, effective as of January 1, 2008, P&G Restated SNG Agreement

10.5b*	Second Amendment, effective as of June 1, 2008, P&G Restated SNG Agreement

10.5c*	Third Amendment, effective as of July 2008, P&G Restated SNG Agreement

10.5d*	Fourth Amendment, effective as of October 30, 2008, P&G Restated SNG Agreement

10.5e*	Fifth Amendment, effective as of January 1, 2009, P&G Restated SNG Agreement

10.5f*	Sixth Amendment, effective as of April 1, 2009, P&G Restated SNG Agreement

10.5g*	Seventh Amendment, effective as of July 1, 2009, P&G Restated SNG Agreement

10.5h*	Eighth Amendment, effective as of October 1, 2009, P&G Restated SNG Agreement

10.5i*	Ninth Amendment, effective as of April 1, 2010, P&G Restated SNG Agreement

10.5j*	Letter Amendment Definition of Facility, effective October 28, 2008, P&G Restated SNG Agreement

10.5k***	Tenth Amendment, effective as of October XX, 2010, P&G Restated SNG Agreement

10.6*	Form of Indemnification Agreement entered into by and between USA Synthetic Fuel Corporation and each of its directors, executive officers, and key consultants

10.7**	Carbon Dioxide Sales Agreement, dated March 17, 2008, by and between Lima Energy Company and Cambridge Resources, LLC.

10.8*	Stock Purchase Agreement Among USA Synthetic Fuel Corporation, Global Energy, Inc., and Lima Energy Company, June 11, 2010

10.9*	Senior Secured Note by USA Synthetic Fuel Corporation to the order of Global Energy, Inc., June 11, 2010

10.10*	Energy Contract: Barrel of Oil Equivalent (BOE) Purchase & Sale Agreement between Cleantech Energy Company and Interfuel E&P Ltd., June 18, 2010

10.11***	Strategic Alliance Agreement, dated December 21, 2006, between Global Energy, Inc. and Oxbow Carbon & Minerals LLC

10.12***	Draft – Real Estate Acquisition and Development Agreement by and between The City of Lima, Ohio and Lima Energy Company, Dated as of July 1, 2010 – Draft version subject to change

21.1*	Subsidiaries of USA Synthetic Fuel Corporation

*	Previously filed

**	Confidential treatment request for certain confidential portions of this exhibit has been withdrawn and the full exhibit is filed herewith

***	Filed herewith

GLOSSARY

Except as otherwise indicated or required by the context, references in this registration statement to the following terms have the meanings set forth below.

“2010 Annual Energy Outlook” means the Annual Energy Outlook published in 2010 by the United States Energy Information Administration;

“BCF” means one billion cubic feet (1,000,000,000) cubic feet;

“BGST” means BigStar Entertainment Inc.;

“BOE” means barrels of oil equivalent;

“Btu” means British thermal unit;

“CO” means carbon monoxide;

“CO2” means carbon dioxide;

“CMT” means Carbon Management Technologies, LLC, a joint venture between Global Energy, Inc. and HTC Purenergy of Canada;

“DGCL” means the Delaware General Corporation Law, as amended;

“DOE” means the United States Department of Energy;

“EOR” means Enhanced Oil Recovery, a process in which CO2 is injected into oil field reservoirs to stimulate additional oil production;

“EPC” means engineering, procurement and construction;

“Fisher Tropsch liquids” means synthetic, ultra clean, liquid hydrocarbon transportation fuels, such as diesel, gasoline, and jet, produced by the Fischer Tropsch process;

“GAAP” means Generally Accepted Accounting Principles in the United States;

“GEC” means Gasification Engineering Corporation, an affiliate of Global Energy, Inc.;

“GEI” means Global Energy, Inc.;

“greenhouse gases” means gaseous compounds including carbon dioxide, in the atmosphere which are thought to be responsible for causing global warming and climate change;

“H2” means hydrogen gas, also known as diatomic hydrogen gas;

“IGCC” means Integrated Gasification Combined Cycle;

“Lima Energy” means Lima Energy Company, which is a wholly owned subsidiary of USASF and our operating company for the Lima Energy Project;

“LNG” means liquid natural gas;

 “MMBtu” means 1,000,000 British thermal units;

“MW” means megawatt or 1,000,000 watts;

“MWth” means megawatt thermal or 1,000,000 watts thermal;

“MWh” means megawatt hours or a unit of energy equivalent to one million watts extended over a period of one hour of time;

“NASDAQ” means The National Association of Securities Dealers Automated Quotations;

“NOx” is a shorthand reference for any of the oxides of nitrogen, including nitrogen monoxide and nitrogen dioxide, both pollutants;

“OEPA” means the Ohio Environmental Protection Agency;

“petcoke” means petroleum coke, a solid hydrocarbon material and a carbonaceous solid derived from oil refinery coker units or other cracking processes;

“SCF” means standard cubic feet;

“SEC” means the Securities and Exchange Commission;

“sequestration” means a technique for the permanent storage of CO2 or other active compounds so they will not be released to the atmosphere;

“SG”  also means “synthetic gas”, which is the gas resulting from the partial oxidization of solid hydrocarbons such as renewables, petroleum coke and coal with oxygen and steam, and is composed primarily of hydrogen and carbon monoxide;

“SOx” is a shorthand reference for any of the oxides of sulfur including sulfur monoxide, sulfur dioxide or sulfur trioxide;

“synthetic gas” means the gas resulting from the partial oxidization of solid hydrocarbons such as renewables, petroleum coke and coal with oxygen and steam, composed primarily of hydrogen and carbon monoxide;

“tcf” means one trillion cubic feet (1,000,000,000,000 cubic feet);

“USASF” means USA Synthetic Fuel Corporation;

“USEPA” means United States Environmental Protection Agency;

“USFC” is the current trading symbol for USA Synthetic Fuel Corporation on the Pink OTC Market service;

“vitrified frit” means the material formed when the components of coal or petcoke (which are not gasified) melt and are solidified into a glassy silica-like material.

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
USA Synthetic Fuel Corporation
(Formerly Bigstar Entertainment, Inc.)
Cincinnati, Ohio

We have audited the accompanying consolidated balance sheet of USA Synthetic Fuel Corporation (a development stage company) as of December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period from November 30, 2009 to December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.   Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over consolidated financial reporting.  Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USA Synthetic Fuel Corporation as of December 31, 2009, and the consolidated results of its operations and its cash flows for the period from December 4, 2009 to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3.   The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Killman, Murrell & Company, P.C.

Odessa, Texas
October 21, 2010

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company)
Consolidated Balance Sheet

Assets
December 31, 2009
Current Assets
Cash	$100

Total Assets	$100

Liabilities and Stockholders’ Equity

Total Current Liabilities	$-

Stockholders’ Equity
Preferred stock, $0.0001 par value, 9,925,153 shares authorized, none issued or outstanding	−
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, none issued and outstanding	−
Series B preferred stock, $0.0001 par value, 74,845 shares authorized, none issued or outstanding	−
Common stock, $0.0001par value, 300,000,000 shares authorized 75,000,000 shares issued and outstanding	7,500
Additional paid-in-capital	(3,792)
Deficit accumulated during the development stage	(3,608)

Total Stockholders’ Equity	100

Total Liabilities and Stockholders’ Equity	$100

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company)
Consolidated Statement of Operations

From
Inception on
November 30,
2009
to
December 31, 2009

Operating Expenses
General and Administrative Expenses	$3,608
Net (loss) from Operation before Taxes	(3,608)
Provision for Income Taxes	−
Net (loss)	$(3,608)

Net Loss Per Common Share – Basic and Diluted	$0.00

Weighted Average Number of Common Shares
Outstanding	75,000,000

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.) (A DEVELOPMENT STAGE COMPANY) CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY For the Period November 30, 2009 to December 31, 2009
	Series A Preferred Stock			Series B Preferred Stock			Common Stock		Additional Paid-in	Retained	Deficit Accumulated During Development
	Shares	Par Value		Shares	Par Value		Shares	Par Value	Capital	Deficit	Stage	Total

Balance December 31, 2009 prior to Restructure in anticipation of Subsidiary Acquisition on December 4, 2009	2	$	−	−	$	−	159,100	$16	$47,849,914	$(47,849,930)	$ −	$	−

Exchange Series A Super Voting Preferred Stock for Series B Preferred stock	(2)		−	2,095		−	−	−	−	−	−		−

Shareholder Contribution	−		−	−		−	−	−	3,608	−	−		3,608

Acquisition of Subsidiary Recognized as Reverse Merger	−		−	72,750		7	−	−	(47,849,837)	47,849,930	−		100

Conversion of Preferred Stock	−		−	(74,845)		(7)	74,840,900	7,484	(7,477)

Net Loss											(3,608)		(3,608)

Balance December 31, 2009	−	$	−	−	$	−	75,000,000	$7,500	$(3,792)	$ −	$(3,608)		$100

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company)
Consolidated Statement of Cash Flows

From
Inception on
November 30,
2009
To
December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	$(3,608)
Adjustment to reconcile net loss to net cash used in operating activities:
Shareholder contribution	3,608
Net Cash provided (used) in operating activities	−
CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale from common stock	100
Net cash provided by financing activities	100

Net increase in cash	100

Cash at beginning of the period	−

Cash at end of period	$100

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ −
Income taxes paid
$ −

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

Note 1 – Organization and Business Operations

USA Synthetic Fuel Corporation (“USASF” or the “Company”) is the successor company to BigStar Entertainment Inc. (“BGST”), having been created in December 2009 through a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between USASF and BGST.  Upon completion of the transactions under the Exchange Agreement, BGST’s name was changed to USA Synthetic Fuel Corporation.  The merger became effective upon the filing of an amendment to BGST’s certificate of incorporation in Delaware on December 31, 2009.
BGST was incorporated in March, 1998 under Delaware law and was engaged in the business of online retailing of filmed entertainment products and providing entertainment industry information and other website services as part of its e-commerce platform.  BGST operated as a private business until August, 1999 when its initial public offering became effective and the Company’s stock began trading on the NASDAQ National Market system under the symbol “BGST”.  The Company’s core business never proved successful, and BGST was delisted from the NASDAQ National Market in January 2001 and, thereafter, traded on the OTC Bulletin Board.  As a result of continuing unfavorable business conditions, on March 17, 2003 BGST filed SEC Form 15-12G with the Securities and Exchange Commission (“SEC”) to voluntarily de-register its stock and exempt the Company from SEC reporting requirements.  BGST has not engaged in any material business activities since that date and has been inactive while maintaining its corporate existence.  The Company’s stock was thinly traded on the Pink OTC Markets from March 2003 under the symbol “BGST”, until February 23, 2010, when it began trading on the Pink OTC Markets under the symbol “USFC”.
USASF was incorporated in Delaware in November 2009 by Global Energy, Inc. (“GEI”) as the acquisition shell company for acquiring BGST through a reverse merger.  Under the Exchange Agreement, all of the outstanding shares of USASF common stock (100 shares), which were owned by GEI, were exchanged for 97% (72,750,000 shares) of newly authorized and issued common shares of USASF, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consists of 2,090,900 newly issued shares, which are owned by the former holder of BGST’s preferred shares, and 159,100 of registered shares, which are owned by those shareholders owing BGST common shares immediately prior to the reverse merger.  The 159,100 shares constitute the “public float”.  With the filing in Delaware of a certificate of amendment to its charter on December 31, 2009, BGST’s corporate name was officially changed to that of the Company, which name change was accomplished by USASF changing its name to Cleantech Corporation immediately prior to the filing of that certificate of amendment.
Our Company’s Board of Directors has made a determination to file this registration statement on Form 10 to re-register under the Exchange Act.  It is the Company’s intention to resume filing all periodic reports required under the Exchange Act.  As described above, our shares currently trade on the Pink OTC Markets. The Company expects to seek to have our shares listed on the National Association of Securities Dealers Automated Quotations (“NASDAQ”) National Market System and shortly will file a Listing Application and related documents with NASDAQ in furtherance of this goal.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009
Note 1 – Organization and Business Operations – (continued)

Development Stage Enterprise
The Company has a limited operating history upon which to base an evaluation of the current business and future prospects and has yet to commercialize on its technology.  The Company will continue to be considered to be in a development stage until it has begun significant operations and is generating significant revenues.  The date of inception is November 30, 2009.
NOTE 2 - SUMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, CLEANTECH CORPORATION, and have been prepared in accordance with generally accepted accounting principles in the United States.  All intercompany transactions and account balances have been eliminated in consolidation.
Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions and conditions.
Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

Fair Value of Financial Instruments

Management estimates that the carrying value of financial instruments reported in the financial statements approximates their fair values.

Federal Income Tax

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

NOTE 2 - SUMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Basic and Diluted Net Loss per Share

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Recently Issued Accounting Pronouncements
In June 2009, the FASB confirmed the “FASB Accounting Standards Codification” (ASC) as the single source of authoritative nongovernmental U.S. GAAP.  The ASC does not change current U.S. GAAP, but instead simplifies user access to all authoritative U.S. GAAP by providing authoritative literature related to a particular topic in one place.  All existing accounting standard documents have been superseded and all other accounting literature not included in the ASC is considered nonauthoritative.  The Company adopted the ASC, which did not impact our financial position, results of operations, or cash flows.
In December 2007, the FASB issued ASC 805, Business Combinations (formerly SFAS No. 141R).  ASC 805 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about its business combinations and its effects.  ASC 805 establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, the goodwill acquired and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  ASC 805 was effective for acquisitions beginning January 1, 2009 and earlier application is prohibited.  The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In December 2007, the FASB issued ASC 810, Consolidation, (formerly SFAS No. 160)  ASC 810 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, but separate from the equity of the parent company.  The statement further requires that consolidated net income be reported at amounts attributable to the parent and the noncontrolling interest, rather than expensing the income attributable to the minority interest holder.  This statement also requires that companies provide sufficient disclosures to clearly identify and distinguish between the interests of the parent company and the interests of the noncontrolling owners, including a disclosure on the face of the consolidated statements for income attributable to the noncontrolling interest holder.  This statement was effective for the fiscal years beginning on or after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.
In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets.  This FSP amends the factors that should be considered in developing renewal or extension assumption used to determine the useful life of a recognized intangible asset under ASC 350, Goodwill and Other Intangible Assets (formerly SFAS No. 142).  This FSP is effective for fiscal years beginning after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009
NOTE 2 - SUMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Recently Issued Accounting Pronouncements -(continued)
In April 2009, the FASB issued ASC 825, Financial Instruments (formerly FSP No. 107-1 and Accounting Principles Board (“APB”) 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”) This topic requires disclosures about the fair value of instruments in interim as well as in annual financial statements. ASC 825 was effective for interim reporting periods ending after June 15, 2009.  The Company adopted ASC 825.
In May 2009, the FASB issued ASC 855, Subsequent Events, (formerly SFAS No. 165, “Subsequent Events”).  ASC 855 establishes general standards for accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 was effective for interim or annual financial periods ending after June 15, 2009.  The Company has adopted ASC 855 requiring additional footnote disclosure.
NOTE 3 – GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of December 31, 2009, the Company has a working capital deficit, a deficit accumulated during the development stage and has incurred significant losses since inception. Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from its investors with which to pursue its business plan. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives. There is no assurance that the Company will be successful in raising additional funds.

Note 4 - COMMON STOCK

The total number of shares of stock the Company is authorized to issue is 310,000,000, consisting of two classes:

•	300,000,000 shares of common stock, $0.0001 par value
•	10,000,000 shares of preferred stock, $0.0001 par value

The Company’s Board of Directors is authorized to designate the rights and privileges of each series of preferred stock issued.  The following designated series of preferred have been authorized as of December 31, 2009:

•	Series A Super Voting Preferred stock (“Series A”)

a)	Authorized number of shares is two (2).
b)	Number of authorized shares may not be increased or decreased without written consent of the holders of the Series A.
c)	Shares not entitled to receive dividends.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

Note 4 - COMMON STOCK

d)	Each share of the Series A shall entitle the holder to vote those numbers of common shares equivalent to the authorized common shares of the Company (300,000,000 at December 31, 2009).

e)	Each share of Series A shall be redeemable at any time by the Company for $110,000.

•	Series B Preferred Stock

a)	Authorized number of shares is seventy four thousand eight hundred and forty five (74,845)

b)
Each share of Series B shall be convertible into one thousand (1,000) shares of common stock and entitles the holder thereof to vote those number of common shares at any time based on the conversion ratio.

c)	Upon any liquidation dissolution or winding up of the Company, the holders of the Series B, will be treated as a common stockholder.

USASF is the successor company to BGST, having been created in December 2009 through a reverse merger undertaken pursuant to an Exchange Agreement dated as of December 4, 2009 between USASF and BGST.  Under the Exchange Agreement, all of the outstanding shares of USASF common stock (100 shares) which were owned by GEI, were exchanged for 97% (72,750,000 shares) of the newly authorized and issued common shares of USASF, after giving effect to certain surrenders, conversions and a reverse split of the then outstanding shares of BGST common stock.  The remaining 3% (2,250,000 shares) of the Company’s authorized and issued common stock consists of 2,090,900 newly issued shares, which are owned by the former holder of BGST’s preferred shares, and 159,100 of registered shares, which are owned by those BGST shareholders owning common shares immediately prior to the reverse merger.  The 159,100 shares constitute the “public float”.

The Exchange Agreement includes a provision that the owners, of the 2,250,000 shares belonging to the original shareholders of the Company, could not be diluted in their ownership percentage by transactions related to future asset acquisitions from Global Energy, Inc.  This provision could result in additional shares of common stock being issuable if and when the Company issues common stock for an asset acquisition.

In 2009 the Company incurred $3,608 of expenses which were paid by a shareholder.

NOTE 5 – INCOME TAXES

As of December 31, 2009, the Company had net operating loss carry-forward of approximately $3,608 that may be available to reduce future years’ taxable income through 2029.  Future tax benefits which may arise as a result of this loss have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset ($1,227) relating to this tax loss carry-forward.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009
NOTE 6 -  GUARANTEES AND INDEMNIFICATIONS
As permitted under Delaware law and in accordance with our Bylaws, we indemnify our officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum amount of potential future indemnification is unlimited; however, we plan to have a director and officer insurance policy that will limit our exposure and may enable us to recover a portion of any future amounts paid. We believe the fair value of these indemnification agreements is minimal. Accordingly, we have not recorded any liabilities for these agreements as of December 31, 2009.
Note 7 – SUBSEQUENT EVENTS
In May 2009, the FASB issued Accounting Standards Codification (ASC 855.10), Subsequent Events.  ASC 855.10 establishes general standards of accounting for and disclosure of events after the balance sheet date but before financial statements are issued or are available to be issued.  The adoption in the fourth quarter 2009 did not have any material impact on the Company’s financial statements.  Accordingly, the Company evaluated subsequent events through October 21, 2010, the date the financial statements were issued.
Acquisitions

In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company.  Lima Energy Company is the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.  The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen.  The Project consists of 3 phases which are: 1) GAS 1, designed to produce 14 billion cubic feet per year (BCF/yr) of SNG: GAS 2, designed to produce 33 BCF/yr of SNG, and ; 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture 100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.  In exchange for Lima Energy stock, the Company will pay Global Energy $6,439,429 which represents the book value of construction-in-progress to date and Global Energy will retain a 50% interest in the single unit, GAS1.  Payment of this consideration will be made with a senior secured note to Global Energy with 7% per annum accrued interest, with is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.

In June 2010, Cleantech Energy Company, wholly-owned subsidiary of the Company, entered into an agreement to acquire approximately 1.02 billion BOE (Barrels of Oil Equivalent) from Interfuel E&P Ltd (“Interfuel”).  This solid hydrocarbon BOE energy asset is supported by an equivalent energy asset located adjacent to Cleantech Energy’s proposed Global Gas Unit (GGU), an Ultra Clean Btu Conversion project that is being designed to produce 182 BCF/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture.  In exchange for this asset, Cleantech issued to Interfuel preferred stock valued at approximately $714 million ($0.70/BOE).  Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis.   Annual redemptions of preferred stock will be dependent on the net income of Cleantech.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009

NOTE 7 – SUBSEQUENT EVENTS - CONTINUED

Provided there is net income in a given year, Cleantech will redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year.  Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to common shares, according to this formula:  for every one percent (1%) of t he original face amount of preferred shares that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding.   Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed GGU facility and related solid hydrocarbon BOE production.

Stock Warrants
On February 23, 2010, the Company entered into an agreement with an investor relations consulting firm to provide professional services over a six month period commencing as of that date.  Included in this agreement, the Company issued warrants to purchase 750,000 shares of common stock.  The warrants have an exercise price of $7.00 per share and a three-year term.  The warrants are fully vested, assignable, can be exercised in a cashless manner and have piggyback registration rights.  The Company estimated that the fair value of the warrants at issuance was $285,000 using a Black-Scholes option pricing model under various probability-weighted outcomes which take into consideration the features of the warrants with the following assumptions assigned to the varying outcomes: expected volatilities of 75.8%, risk free interest rate of 2.50%, expected life of one and a half years and no dividends.  As of October 21, 2010, no warrants have been exercised.
Stock Rights
In March 2010 the Company entered into an agreement with a vendor, that allows the vendor to convert the balance due ($39,900) into the Company’s common stock at $3.00 per share, if balance due is not paid by June 30, 2010.
During the three month period ended March 31, 2010, the Company entered into employment agreements with four (4) individuals that require the Company to accrue salary expense which is payable in the Company’s common stock.  These unpaid salaries were accrued at March 31, 2010.   The $66,784 liability is convertible into approximately 8,732 shares of common stock.

In January 2010 the Company hired a individual whose monthly salary is accruable but will not be paid until a secondary offering of the Company’s public shares has raised $200,000,000.  Once the accrued salary is payable, the individual has the option to select either the Company’s common stock at a $7.00 conversion rate or cash.

USA SYNTHETIC FUEL CORPORATION (Formerly Bigstar Entertainment, Inc.)
(A Development Stage Company) Notes To The Consolidated Financial Statements December 31, 2009
NOTE 7 – SUBSEQUENT EVENTS - CONTINUED

Stock Rights - continued
As part of the employment agreements with three (3) individuals, the individuals were granted 200,000 shares of the Company’s common stock at a price of $7.00 which will vest over a two (2) year period.  The Company’s Board of Directors has not approved an employee stock incentive plan as of the date of these financial statement; therefore, the value, of the potential options, has not been determined and the accompanying statement of operations does not include any expense related these options.

NOTE 8 – REVERSE MERGER
On December 4, 2009, USA Synthetic Fuel Corporation, a newly incorporated Delaware corporation, was acquired by BigStar Entertainment Inc., a shell company.  While BGST legally was the acquiror, for accounting purposes USAF is considered the acquiror (reverse merger); therefore the retained deficit and financial history included in the accompanying consolidated financial statements are those of USASF and not BGST.
In December 2009, prior to the merger, to facilitate the reverse merger the Board of Directors authorized the following transactions:
•	The 2,389,752 shares of treasury stock were cancelled.

•	Authorized a 50 to 1 reverse common stock split.

On December 4, 2009, BGST and USASF entered into an exchange agreement whereby:
•	BGST issued 72,750 shares of its Series B Preferred stock for all of the outstanding stock of USASF (100 shares).

•	Pegusus Funds LLC exchanged its 2 shares of Series A Super Voting Preferred Stock for 2,095 Series B Preferred Stock.

•	USASF became a subsidiary of BGST and the following name changes were effected:

•	BGST name was changed to USA Synthetic Fuel Corporation.

•	USASF name was changed to Cleantech Corporation.

On December 31, 2009, the 74,845 shares of Series B Preferred Stock were exchanged for 74,840,900 shares of the Company’s $0.0001 par value common stock.

USA SYNTHETIC FUEL CORPORATION
(Formerly Bigstar Entertainment, Inc.)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

On December 4, 2009, Bigstar Entertainment (‘BGST”) and USA Synthetic Fuel Corporation (the “Company”) entered into an exchange agreement whereby:

•	BGST issued 72,750 shares of its Series B Preferred stock for all of the outstanding stock of USASF (100 shares).
•	Pegusus Funds LLC exchanged its 2 shares of Series A Super Voting Preferred Stock for 2,095 Series B Preferred Stock.
•	USASF became a subsidiary of BGST and the following name changes were effected:
•	BGST name was changed to USA Synthetic Fuel Corporation.
•	USASF name was changed to Cleantech Corporation.

On December 31, 2009, the Series B Preferred Stock was converted into 74,840,900 shares of the Company’s common stock.
The pro forma combined statement of operations for the year ended December 31, 2009 represents the results of operations of BGST for the period January 1, 2009 to December 3, 2009 and the Company for the period November 30, 2009 to December 31, 2009.

The combined results of operations for the year ended December 31, 2009, are not necessarily indicative of the results that may be expected in future years.

USA SYNTHETIC FUEL CORPORATION
(Formerly Bigstar Entertainment, Inc.)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2009

	Bigstar Entertainment January 1, 2009 to December 3 , 2009	The Company November 30, 2009 to December 31, 2009	Total
Operating Expense
General and Administrative Expense	$15,627	$3,608	$19,235
Operating Loss Before Income Taxes	(15,627)	(3,608)	(19,235)
Income Tax Expense	−	−	−
Net Loss	$(15,627)	$(3,608)	$(19,235)

Net Loss Per Share- Basic and Diluted			$0.00

Weighted Average Number of Common Shares Outstanding – Basic and Diluted			75,000,000

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Bigstar Entertainment, Inc.
Cincinnati, Ohio

We have audited the accompanying balance sheets of Bigstar Entertainment, Inc. as of December 3, 2009 and December 31, 2008, and the related statements of operations, stockholders’ deficit and cash flows for the period from January 1, 2009 to December 3, 2009 and for the year ended December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards required that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.   Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bigstar Entertainment, Inc. as of December 3, 2009 and December 31, 2008, and the results of its operations and its cash flows for the period from January 1, 2009 to December 3, 2009 and for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3.   The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Killman, Murrell & Company, P.C.
Odessa, Texas
October 21, 2010

BIGSTAR ENTERTAINMENT, INC.
BALANCE SHEETS

Assets
	December 3,		December 31,
	2009		2008

Total Assets	$	−	$	−

Liabilities and Stockholders’ Deficit

Current Liabilities

Total Current Liabilities	$	−	$	−

Stockholders’ Deficit

Preferred stock, $0.0001 par value, 9,999,998 shares authorized, none issued or outstanding		−		−
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, issued and outstanding		−		−
Common stock, $0.0001 par value, 300,000,000 shares authorized, 159,100 shares issued and outstanding		16		16
Additional paid-in-capital		47,849,914		47,834,242
Retained deficit		(47,849,930)		(47,834,258)
Total stockholders’ deficit		−		−

Total liabilities and stockholders’ deficit	$	−	$	−

The accompanying notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC.
Statements of Operations

	For the Period January 1, 2009 to December 3, 2009		Year Ended December 31, 2008

Operating Expenses
General and Administrative Expenses		$15,672	$1,319
Net loss from Operations before Income Taxes		(15,672)	(1,319)
Provision for Income Taxes		−	−
Net loss		$(15,672)	$(1,319)

Net Loss Per Common Share – Basic and Diluted	$	(0.10)	(0.01)

Weighted Average Number of Common Shares
Outstanding		159,100	159,100

The accompanying notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC. STATEMENT OF STOCKHOLDERS’ DEFICIT FOR THE PERIOD FROM JANUARY 1, 2009 TO DECEMBER 3, 2009 AND FOR THE YEAR ENDED DECEMBER 31, 2008

	Series A Super Voting Preferred Stock			Common Stock		Treasury	Additional Paid-in	Retained
	Shares	Par Value		Shares	Par Value	Stock	Capital	Deficit	Total

Balance December 31, 2007	−	$	−	10,187,445	$10,187	$(97,067)	$47,919,819	(47,832,939)	$	−
Cancellation of Treasury Shares	−		−	(2,389,752)	(2,390)	97,067	(94,677)	−		−
Reverse Stock Split 50 to 1	−		−	(7,638,593)	(7,638)	−	7,638	−		−
Change in Par Value	−		−	−	(143)	−	143	−		−
Restated December 31, 2007	−		−	159,100	16	−	47,832,923	(47,832,939)		−
Issuance of Series A Super Voting Preferred stock	2		−	−	−	−	1,319	−		1,319
Net Loss	−		−	−	−	−	−	(1,319)		(1,319)
Balance December 31, 2008	2		−	159,100	16	−	47,834,242	(47,834,258)		−
Stockholder Capital Contribution	−		−	−	−	−	15,672	−		15,672
Net Loss	−		−	−	−	−	−	(15,672)		(15,672)
Balance December 3, 2009	2	$	−	159,100	$16	$ −	$47,849,914	$(47,849,930)	$	−

The accompany notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC.
Statements of Cash Flows

	For the Period January 1, 2009 To December 3, 2009		Year Ended December 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES Net loss		$(15,672)		$(1,319)

Changes in operating assets and liabilities
Advances from stockholder		15,672		1,319

NET CASH PROVIDED (USED) IN OPERATING ACTIVITIES		−		−

Increase (decrease) in cash		−		−

Cash balance, beginning of the period		−		−

Cash balance, at end of the period	$	−	$	−

NON-CASH INVESTING AND FINANCING ACTIVITIES
Advances from stockholder		$(15,672)		$(1,319)
Issuance of Series A Super Voting Preferred Stock		−		1,319
Capital Contribution		15,672		−

	$	−	$	−
SUPPLEMEN TAL CASH FLOW DISCLOSURES

Cash paid for:

Interest		$-		$-
Income Taxes
		$-		$-

The accompanying notes are an integral part of these financial statements.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

Note 1 – Organization and Business Operations

Bigstar Entertainment, Inc. (“BGST “or the “Company”) was incorporated in March, 1998 under Delaware law and was engaged in the business of online retailing of filmed entertainment products and providing entertainment industry information and other website services as part of its e-commerce platform.  BGST operated as a private business until August, 1999 when its initial public offering became effective and the company’s stock began trading on the NASDAQ National Market system under the symbol “BGST”.  The Company’s core business never proved successful, and BGST was delisted from the NASDAQ National Market in January 2001 and, thereafter, traded on the OTC Bulletin Board.  As a result of continuing unfavorable business conditions, on March 17, 2003 BGST filed SEC Form 15-12G with the Securities and Exchange Commission (“SEC”) to voluntarily de-register its stock and exempt the company from SEC reporting requirements.  BGST has not engaged in any material business activities since that date and has been inactive while maintaining its corporate existence.  The Company’s stock was thinly traded on the Pink OTC Markets from March 2003 under the symbol “BGST”.

NOTE 2 - SUMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
 The financial statements of the Company have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States.
Use of Estimates

The preparation of financial statements in conformity with United States GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions and conditions.
Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

Federal Income Tax

Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Net Loss per Share

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

NOTE 2 - SUMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Recently Issued Accounting Pronouncements
In June 2009, the FASB confirmed the “FASB Accounting Standards Codification” (ASC) as the single source of authoritative nongovernmental U.S. GAAP.  The ASC does not change current U.S. GAAP, but instead simplifies user access to all authoritative U.S. GAAP by providing authoritative literature related to a particular topic in one place.  All existing accounting standard documents have been superseded and all other accounting literature not included in the ASC is considered nonauthoritative.  The Company adopted the ASC, which did not impact our financial position, results of operations, or cash flows.
In December 2007, the FASB issued ASC 805, Business Combinations (formerly SFAS No. 141R).  ASC 805 provides guidance to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about its business combinations and its effects.  ASC 805 establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, liabilities assumed, the goodwill acquired and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  ASC 805 was effective for acquisitions beginning January 1, 2009 and earlier application is prohibited.  The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
In December 2007, the FASB issued ASC 810, Consolidation, (formerly SFAS No. 160)  ASC 810 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements, but separate from the equity of the parent company.  The statement further requires that consolidated net income be reported at amounts attributable to the parent and the noncontrolling interest, rather than expensing the income attributable to the minority interest holder.  This statement also requires that companies provide sufficient disclosures to clearly identify and distinguish between the interests of the parent company and the interests of the noncontrolling owners, including a disclosure on the face of the consolidated statements for income attributable to the noncontrolling interest holder.  This statement was effective for the fiscal years beginning on or after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.
In April 2008, the FASB issued FASB Staff Position (“FSP”) No. 142-3, Determination of the Useful Life of Intangible Assets.  This FSP amends the factors that should be considered in developing renewal or extension assumption used to determine the useful life of a recognized intangible asset under ASC 350, Goodwill and Other Intangible Assets (formerly SFAS No. 142).  This FSP is effective for fiscal years beginning after December 15, 2008.  The adoption of this statement had no significant impact on the Company’s consolidated financial statements.
In April 2009, the FASB issued ASC 825, Financial Instruments (formerly FSP No. 107-1 and Accounting Principles Board (“APB”) 28-1, “Interim Disclosures about Fair Value of Financial Instruments.”) This topic requires disclosures about the fair value of instruments in interim as well as in annual financial statements. ASC 825 was effective for interim reporting periods ending after June 15, 2009.  The Company adopted ASC 825.
In May 2009, the FASB issued ASC 855, Subsequent Events, (formerly SFAS No. 165, “Subsequent Events”).  ASC 855 establishes general standards for accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 was effective for interim or annual financial periods ending after June 15, 2009.  The Company has adopted ASC 855 requiring additional footnote disclosure.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

NOTE 3 – GOING CONCERN
The accompanying financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of December 3, 2009, the Company has a retained deficit and has incurred significant losses since inception. Further losses are anticipated raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from investors with which to pursue its business plan. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives. There is no assurance that the Company will be successful in raising additional funds.

Note 4 – STOCKHOLDERS’ DEFICIT

Prior to September 2008, the authorized number of shares was 50,000,000 composed of 40,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock.  On September 2, 2008 the authorized number of common shares was increased to 2,000,000,000 and the par value of both the common stock and preferred stock was changed to $0.0001 per share.  At December 31, 2008 there were 10,187,445 common shares outstanding , with 2,389,752 being held as treasury shares.

The Company’s Board of Directors is authorized to designate the rights and privileges of each series of preferred stock issued.  The following designated preferred stock was authorized as of December 31, 2008:

•	Series A Super Voting Preferred stock (“Series A”)

(a)	Authorized number of shares is two (2).

(b)	Number of authorized shares may not be increased or without written notice consent of the holders of the Series A.

(c)	Shares not entitled to receive d dividends.

(d)	Each share of the Series A shall entitle the holder to vote those number of common shares equivalent to the authorized common shares of the Company (2,000,000,000 at December 31, 2008).

(e)	Each share of Series A shall be redeemable at any time by the Company for $110,000.

In December 2009, BGST’s Board of Directors authorized the following change to Company’s common shares:

•	Authorized common shares were decreased to 300,000,000.

•	Authorized a reverse stock split of the outstanding common stock of the Company on the basis of one (1) share for every fifty (50) shares currently issued and outstanding.

•	Authorized the cancellation of the 2,389,752 shares of common stock held in the Company ‘s treasury.

Note 5 – Related Party Transactions

In 2009 and 2008,  shareholders of the Company paid expenses of the Company (2009 - $15,672 and 2008 - $1,319).  The Company liabilities were exchanged for two (2) shares of Series A Super Voting Preferred Stock in 2008 and treated as a capital contribution in 2009.

BIGSTAR ENTERTAINMENT, INC.
Notes To The Financial Statements
December 3, 2009

Note 6 – Income Taxes

The Company has a $16,991 net operating loss carry forward that may be available to reduce future years’ taxable income through 2029. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance ($5,777) for the deferred tax asset relating to the tax loss carry-forward.

Note 7 – Subsequent Events
In May 2009, the FASB issued Accounting Standards Codification (ASC 855.10), Subsequent Events.  ASC 855.10 establishes general standards of accounting for and disclosure of events after the balance sheet date but before financial statements are issued or are available to be issued.  The adoption in the fourth quarter 2009 did not have any material impact on the Company’s financial statements.  Accordingly, the Company evaluated subsequent events through October 21, 2010, the date the financial statements were issued.
On December 4, 2009 the Company and USA Synthetic Fuel Corporation (“USASF”) entered into an exchange agreement whereby:
•	BGST issued 72,750 newly created shares of its Series B Preferred Stock for all of the outstanding stock of USASF (100) shares.
•	Pegusus Funds LLC exchanged its 2 shares of Series A Super Voting Preferred Stock for 2,095 Series B Preferred Stock.
•	USASF became a subsidiary of BGST and the following name changes were effected:
•	BGST name was changed to USAS Synthetic Fuel Corporation.
•	USASF name was changed to Cleantech Corporation.

On December 31, 2009, the 74,845 shares of Series B Preferred Stock were exchanged for 74,840,900 shares of the Company $0.0001 par value common stock.

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

INDEPENDENT AUDITOR’S REPORT
To the Broad of Directors
Cleantech Corporation
(Formerly USA Synthetic Fuel Corporation)
Cincinnati, Ohio

We have audited the accompanying balance sheet of Cleantech Corporation (a Delaware corporation) (a development stage company) as of December 31, 2009, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period from inception, November 30, 2009, to December 31, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards generally accepted in the  United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cleantech Corporation as of December 31, 2009, and the results of its operations and its cash flows for the period from inception, November 30, 2009, to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Killman, Murrell & Company, P.C.
Odessa, Texas
October 21, 2010

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

	December 31, 2009
ASSETS
Current Assets
Cash		$100

Total Current Assets		100

TOTAL ASSETS		$100

LIABILITIES AND STOCKHOLDER’S EQUITY

Total Liabilities	$	−

Stockholder’s Equity

Common stock, $1.00 par value, 100 shares authorized, issued and outstanding at December 31, 2009		100

Additional paid-in capital		3,608

Deficit accumulated during development stage		(3,608)

Total Stockholder’s Equity		100

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY		$100

See the accompany notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

November 30, 2009 (Inception) to December 31, 2009

General and Administrative Expenses
Organization and related expenses	$3,608

Total General and Administrative Expenses	3,608

Net Loss	$(3,608)

See the accompanying notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
Statement of Changes in Stockholder’s Equity
November 30, 2009 (Inception) to December 31, 2009

	Common Stock		Additional	Accumulated
		Par	Paid-in	During
	Shares	Value	Capital	Development Stage	Total
Shares issued at $1.00 per
November 30, 2009 (Inception)	100	$100	$–	$–	$100
Shareholder contribution	–	–	3,608	–	3,608
Net loss	–	–	–	(3,608)	(3,608)

Balance, December 31, 2009	100	$100	$3,608	$(3,608)	$100

See the accompanying notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

November 30, 2009
(Inception) to
December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(3,608)

Expenses paid by shareholder	3,608

Net cash provided by (used in) operating activities	−

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from sale of common stock	100

Net cash provided financing activities	100

Net increase in cash	100

Cash at beginning of period	−

Cash at end of period	$100

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$ −

Income taxes paid	$ −

See the accompanying notes to the financial statements.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
December 31, 2009

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS
Cleantech Corporation, formerly known as USA Synthetic Fuel Corporation (the “Company”), a development stage company, was incorporated under the laws of the State of Delaware on November 30, 2009 (inception) and has been inactive since inception.  The Company intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation – Development Stage Company
The Company has not earned any revenue from operations.  Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Company” as set forth in Financial Accounting Standards Board Statement No. 7 (ASC 915).  Among the disclosures required by ASC 915 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholder’s equity and cash flows disclose activity since the date of the Company’s inception.
Accounting Method
The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a fiscal year ending on December 31.
Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included.  Actual results could differ from those estimates.
Cash Equivalents
The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents.
Income Taxes
Income Taxes are provided in accordance with Statement of Financial Accounting Standards No 109 (ASC 740), Accounting for Income Taxes.  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  There were no current or deferred income tax expenses or benefits due to the Company not having any material operations for the period ended December 31, 2009.

CLEANTECH CORPORATION
(Formerly USA Synthetic Fuel Corporation)
(A DEVELOPMENT STAGE COMPANY)
December 31, 2009

NOTE 3 – GOING CONCERN
The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has not established any source of revenue to cover its operating costs.  The Company will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured.  The Company will offer noncash consideration and seek equity lines as a means of financing its operations.  If the Company is unable to obtain revenue producing contracts or financing or if the revenue of financing it does obtain is insufficient to cover any operating losses it may incur,  it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.
NOTE 4 – SHAREHOLDER’S EQUITY
On November 30, 2009, the Company issued 100 shares of common stock for cash at $1.00 per share.
The Company incurred expenses of $3,608, which were paid by a shareholder.
On December 31, 2009, the Company became a wholly-owned subsidiary of USA Synthetic Fuel Corp. (formerly Bigstar Entertainment).
NOTE 5 – Subsequent Events
In May 2009, the FASB issued Accounting Standards Codification (ASC 855.10), Subsequent Events.  ASC 855.10 establishes general standards of accounting for and disclosure of events after the balance sheet date but before financial statements are issued or are available to be issued.  The adoption in the fourth quarter 2009 did not have any material impact on the Company’s financial statements.  Accordingly, the Company evaluated subsequent events through October 21, 2010, the date the financial statements were issued.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Balance Sheets

Assets
	June 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Current Assets
Cash	$71	$100
Other	–	–
Total Current Assets	71	$100
Long Term Assets
Construction in Progress – Lima Energy	6,439,429	–
BOE Energy Asset	714,040,600	–
Total Long Term Assets	720,480,029	–

Total Assets	$720,480,100	$100

Liabilities and Stockholders’ Equity(Deficit)
Current Liabilities
Accrued liabilities	$550,805	$–
Advance from shareholder	17,406	–
Total Current Liabilities	568,211	–
Long Term Liabilities
Common stock issuance liability	124,251	–
Promissory Note	6,439,429	–
Total Long Term Liabilities	6,563,680	–

Total Liabilities	7,131,891	–

Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value, 9,923,153 shares, authorized, none issued or outstanding	--	–
Series A super voting preferred stock, $0.0001 par value, 2 shares authorized, none issued and outstanding	–	–
Series B preferred stock, $0.0001 par value, 74,845 shares authorized, none issued or outstanding	–	–
Preferred Stock, Cleantech Energy Co., no par value, 1,000,000 authorized, 714,041 issued	714,040,600
Common stock, $0.0001 par value, 300,000,000 shares authorized; 75,000,000 shares issued and outstanding	7,500	7,500
Additional paid-in-capital	141,208	(3,792)
Deficit accumulated during the development stage	(841,100)	(3,608)

Total Stockholders’ Equity (Deficit)	713,348,208	100

Total Liabilities and Stockholders’ Equity (Deficit)	$720,480,100	$100

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended June 30,			Cumulative from November 30, 2009
	2010	2009		to June 30, 2010

Operating Expenses
General and Administrative Expenses	$837,492	$	−	$841,100
Net (loss) from Operation before Taxes	(837,492)		−	(841,100)
Provision for Income Taxes	−		−	−
Net (Loss)	$(837,492)	$	−	$(841,100)

Net Loss Per Common Share – Basic and Diluted	$(0.01)

Weighted Average Number of Common Shares
Outstanding	75,000,000

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

					Cumulative from
	Six Months				November 30, 2009
	Ended June 30,				to June 30,
	2010		2009		2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)		$(837,492)	$	−	$(841,100)
Adjustment to reconcile net loss to
net cash used in operating activities:
Commons Stock issuance liability		124,251		−	124,251
Stock warrant expense		-		−	-
Expenses paid by shareholder		145,000		−	148,608
Change in operating liabilities:
Accrued expenses		550,805		−	550,805
Advance from related party		17,406		−	17,406
Net Cash provided (used) in operating activities		(29)		−	(29)

CASH FLOW FINANCING ACTIVITIES
Proceeds from sale of common stock		−		−	100
Net cash provided by financing activities		−		−	100
Net increase in cash		−		−	−

Cash at beginning of the period		100		−	−

Cash at end of period		$71	$	−	$71

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Interest paid	$	−	$	−	$ −
Income taxes paid	$	−	$	−	$ −

The accompanying notes are an integral part of these consolidated financial statements.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements June 30, 2010

Note 1 – BASIS OF PRESENTATION

The following interim unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Regulation S-K as promulgated by the Securities and Exchange Commission.  Accordingly, these consolidated financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements.  These interim unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the period ended December 31, 2009.  In the opinion of management, the interim unaudited consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The consolidated statements of operations and cash flows reflect the results of operations and the changes in cash flows of the Company for the six month period ended June 30, 2010.  Operating results for the six month period ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010.

NOTE 2 – GOING CONCERN
The accompanying consolidated financial statements have been prepared on a going concern basis of accounting which contemplates continuity of operations, realization of assets, liabilities, and commitments in the normal course of business. As of June 30, 2010 and December 31, 2009, the Company has working capital deficits, deficit accumulated during the development stage and has incurred significant losses since inception. Further losses are anticipated in the development stage raising substantial doubt as to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital from its investors with which to pursue its business plan. There can be no assurance that the future operations will be significant and profitable, or that the Company will have sufficient resources to meet its objectives. There is no assurance that the Company will be successful in raising additional funds.

NOTE 3 – STOCKHOLDERS’ DEFICIT
Stock Warrants
On February 23, 2010, the Company entered into an agreement with an investor relations consulting firm to provide professional services over a six month period commencing as of that date.  Included in this agreement, the Company issued warrants to purchase 750,000 shares of common stock.  The warrants have an exercise price of $7.00 per share and a three-year term.  The warrants are fully vested, assignable, can be exercised in a cashless manner and have piggyback registration rights.  The company estimated that the fair value of the warrants at issuance was $285,000 using a Black-Scholes option pricing model under various probability-weighted outcomes which take into consideration the features of the warrants with the following assumptions assigned to the varying outcomes: expected volatilities of 75.8%, risk free interest rate of 2.50%, expected life of one and a half years and no dividends.  As of July 22, 2010, the stock warrants were cancelled retroactive to February 23, 2010.  As a result, the expense has been reversed in its entirety to reflect this cancellation.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements June 30, 2010
NOTE 3 – STOCK WARRANTS - CONTINUED
Stock Rights

During the six month period ended June 30, 2010, the Company entered into employment agreements with four (4) individuals that require the Company to accrue salary expense which is payable in the Company’s common stock.  These unpaid salaries were accrued at June 30, 2010 and the portion to be satisfied by the issuance of common stock is set forth in the accompanying balance sheet under the caption “Common Stock Issuance Liability”.  The $124,251 liability is convertible into approximately 15,729 shares of common stock.

In January 2010 the Company hired an individual whose monthly salary is accruable but will not be paid until a secondary offering of the Company’s public shares has raised $200,000,000.  The unpaid salary was accrued at June 30, 2010.  Once the accrued salary is payable, the individual has the option to select either the Company’s common stock at a $7.00 conversion rate or cash.

As part of the employment agreements with three (3) individuals, the individuals were granted 200,000 shares of the Company’s common stock at a price of $7.00 which will vest over a two (2) year period.  At July XX, 2010, these individuals were no longer employed by the Company.  The Company’s Board of Directors has not approved an employee stock incentive plan as of the date of these financial statements, therefore, the value of the potential options has not been determined and the accompanying statement of operations does not include any expense related to these options.

The “Exchange Agreement” entered into by Bigstar Entertainment, Inc. and USA Synthetic Fuel Corporation on December 4, 2009 included a provision that the original shareholders of Bigstar Entertainment, Inc., representing 2,250,000 shares of common stock (3% of outstanding shares), could not be diluted in their ownership percentage under certain circumstances.  This non-dilution provision has expired as more fully described in the Subsequent Events section.

Additional Paid-In-Capital

For the periods ended December 31, 2009 and June 30, 2010, a shareholder of the Company paid expenses on behalf of the Company of $3,608 and $145,000, respectively.  The amounts are reflected in the accompanying financial statements as additional paid-in-capital.

USA SYNTHETIC FUEL CORPORATION
(A Development Stage Company) Notes To The Consolidated Financial Statements June 30, 2010

NOTE 4 - ACQUISITIONS

In June 2010, the Company entered into an agreement to acquire from Global Energy, Inc., a related party, all of the outstanding stock of Lima Energy Company.  Lima Energy Company is the project company for the Lima Energy Project, an Ultra Clean Btu Conversion project under development and initial construction in Lima, Ohio.

The Lima Energy Project is permitted for construction with 100,000 sq. ft. of engineered concrete already in place.  This Project is designed to convert solid hydrocarbons (petcoke, for example) in a closed system into low cost, clean energy products, such as synthetic natural gas (SNG), electricity, and hydrogen.  The Project consists of 3 phases which are: 1) GAS 1, designed to produce 14 billion cubic feet per year (BCF/yr) of SNG: GAS 2, designed to produce 33 BCF/yr of SNG, and ; 3) CCGT designed to have a capacity of 516 megawatts (MW).  In addition, the Project will capture100% of the CO2 produced during the SNG manufacture, which the Company has a contract to sell to a third party for full utilization in enhanced oil recovery and carbon capture and storage.  In exchange for Lima Energy stock, the Company will pay Global Energy $6,439,429 which represents the book value of construction-in-progress to date and Global Energy will retain a 50% interest in the single unit, GAS1.  Payment of this consideration will be made with a senior secured note to Global Energy with 7% per annum accrued interest, with is payable at the first to occur of $400 million in Lima Energy financing, an equity offering by the Company of $75 million or more, or March 31, 2011.

In June 2010, Cleantech Energy Company, wholly-owned subsidiary, entered into an agreement to acquire approximately 1.02 billion BOE (Barrels of Oil Equivalent) from Interfuel E&P Ltd. This solid hydrocarbon BOE energy asset is located adjacent to Cleantech Energy’s proposed Cleantech Energy Project, an Ultra Clean Btu Conversion project that is being designed to produce 182 BCF/yr of pipeline quality SNG and capture and fully utilize the CO2 produced during the SNG manufacture. This solid hydrocarbon asset consists of over 700 million gross tons and over 400 million net tons of Powder River Basin (PRB) coal.  The 1.02 billion BOE equals the energy content of the net tons of PRB referred to here.  In exchange for this asset, Cleantech issued to Interfuel preferred stock valued at approximately $714 million ($0.70/BOE). Once commercial operations have begun, the preferred stock will earn a 5% annual dividend payable on a quarterly basis. Annual redemptions of preferred stock will be dependent on the net income of Cleantech.  Provided there is net income in a given year, Cleantech will redeem such amount of preferred shares that is equal to not less than 7% and not more than 10% of net income in that year. Any preferred stock remaining after 20 years from the date of commercial operations may either be redeemed at that time, or, at the option of Cleantech Energy, may be converted to common shares, according to this formula:  for every one percent (1%) of the original face amount of preferred shares that is remaining at that time, Interfuel will be entitled to one-half of one percent (0.5%) of common shares then issued and outstanding. Additionally, Cleantech Energy will pay $70 million to Interfuel upon receipt of financing and start of construction for the proposed Cleantech Energy Project facility and related solid hydrocarbon BOE production.

NOTE 5 – SUBSEQUENT EVENTS

In July 2010, the Company received a letter confirming that the non-dilution provision of the Exchange Agreement of December 4, 2009 between Bigstar Entertainment, Inc. and USA Synthetic Fuel Corporation would expire after the Company files the Form 10 registration statement and when the Form 10 registration statement becomes effective.  As both milestones have been met as of the effective date (September 27, 2010) of the Form 10, the non-dilution provision of the Exchange Agreement has expired.